EXHIBIT 4.22

Execution Version

Dated 16 February 2015

WUXI PHARMATECH (CAYMAN) INC.

AS BORROWER

WUXI APPTEC HOLDING COMPANY,

INC. WUXI APPTEC, INC.

WUXI APPTEC (BVI) INC.

WUXI APPTEC (HONG KONG) LIMITED

AS ORIGINAL GUARANTORS

CITIGROUP GLOBAL MARKETS ASIA LIMITED

AS COORDINATING ARRANGER

AND

CITICORP INTERNATIONAL LIMITED

AS AGENT

FACILITY AGREEMENT FOR

US$165,000,000 SENIOR TERM AND REVOLVING LOAN

FACILITY

i

ii

THIS AGREEMENT is dated 16 February 2015 and made between:

(1)	WUXI PHARMATECH (CAYMAN) INC., an exempted company incorporated under the laws of the Cayman Islands with registration number MC-183355 whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Borrower”);

(2)	THE PERSONS listed in Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(3)	CITIGROUP GLOBAL MARKETS ASIA LIMITED as coordinating arranger (as the “Coordinating Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part I of Schedule 2 (The Finance Parties) as mandated lead arrangers and bookrunners (the “Mandated Lead Arrangers and Bookrunners”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 2 (The Finance Parties) as mandated lead arrangers (the “Mandated Lead Arrangers”);

(6)	THE FINANCIAL INSTITUTIONS listed in Part III of Schedule 2 (The Finance Parties) as lenders (the “Original Lenders”); and

(7)	CITICORP INTERNATIONAL LIMITED as agent of the Finance Parties (other than itself) (the “Agent”).

IT IS AGREED as follows:

SECTION 1 INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“1940 Act” means the U.S. Investment Company Act of 1940.

“Accession Letter” means a document in substantially the form set out in Schedule 6 (Form of Accession Letter).

“Additional Guarantor” means any person who becomes or has become a party to this Agreement in accordance with Clause 24.2 (Accession as Guarantor).

“Administrative Parties” means each of the Agent, the Coordinating Arranger, the Mandated Lead Arrangers and Bookrunners and the Mandated Lead Arrangers (each an “Administrative Party”).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of any Holding Company of that person.

“Anti-Money Laundering Laws” means all applicable money laundering laws and regulations in each of the jurisdictions in which any member of the Group is incorporated or established and each of the jurisdictions in which any member of the Group conducts business and any related or similar regulations issued, administered or enforced by any Governmental Agency in any such jurisdiction from time to time.

“Anti-Terrorism Laws and Regulations” means:

(a)	the Executive Order, the U.S. Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the U.S. Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act of 2001, all as amended from time to time, and any economic or financial sanctions or trade embargo laws, regulations or executive orders administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Departments of State or Commerce or any other U.S. government authority; and

(b)	the Prevention of Terrorism Act 2005 of the United Kingdom, any economic or financial sanction implemented or effective in the United Kingdom under the United Nations Act 1946 or the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-Terrorism, Crime and Security Act 2001 or under the Treaty establishing the European Community, and any similar law, regulations and/or economic or financial sanctions and/or embargoes or restrictive measures enacted, issued and/or administered by the United Kingdom, any member state of the European Union, the United Nations, Australia, Hong Kong and/or the PRC.

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Assignment Agreement” means, in relation to any assignment by any Lender of any or all of its rights under this Agreement, an assignment agreement substantially in a recommended form of the APLMA or any other form agreed between the applicable assignor, the applicable assignee and the Agent.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; and/or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means:

(a)	(in relation to Tranche A) the Tranche A Availability Period; or

(b)	(in relation to Tranche B) the Tranche B Availability Period.

“Available Commitment” means:

(a)	(in relation to Tranche A) the Tranche A Available Commitment; or

(b)	(in relation to Tranche B) the Tranche B Available Commitment.

“Available Facility” means:

(a)	(in relation to Tranche A) the Tranche A Available Facility; or

(b)	(in relation to Tranche B) the Tranche B Available Facility.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding any portion thereof representing the applicable Margin) which a Finance Party should have received pursuant to the terms of this Agreement for the period from the date of receipt or recovery of all or any part of the principal amount of a Loan or an Unpaid Sum to the last day of the current Interest Period in respect of that Loan or that Unpaid Sum, had the principal amount of that Loan or had that Unpaid Sum so received or recovered been paid on the last day of that Interest Period;

exceeds:

(b)	the amount of interest which that Finance Party would be able to obtain by placing an amount equal to the principal amount of that Loan or equal to that Unpaid Sum so received or recovered by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following such receipt or recovery and ending on the last day of that current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, Beijing, Singapore and (in relation to the delivery of any Utilisation Request or Selection Notice) London and (in relation to any payment in US$) New York City.

“Code” means the U.S. Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“Commitment” means:

(a)	(in relation to Tranche A) the Tranche A Commitment; or

(b)	(in relation to Tranche B) the Tranche B Commitment.

“Commitment Fee Periods” means, in respect of any Tranche, each successive period of three Months, with the first such period commencing on and including the day that immediately follows the day that is three Months after the date of this Agreement, provided that the last of such periods shall end on the last day of the Availability Period for such Tranche (each a “Commitment Fee Period” in respect of such Tranche).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 12 (Form of Confidentiality Undertaking).

“Consideration” has the meaning given to that term in paragraph (b) of Clause 21.10 (Acquisitions).

“Consolidated EBITDA” has the meaning ascribed to such term in Clause 20.1 (Financial definitions).

“Daily Utilisation Rate” means, in relation to any day and any Tranche, the percentage borne by the aggregate Loans outstanding under such Tranche as at the close of business in New York City on such day (or if such day is not a Business Day, the immediately preceding Business Day) to the aggregate Commitments of the Lenders in respect of such Tranche as at the close of business in New York City on such day (or if such day is not a Business Day, the immediately preceding Business Day).

“Deal Site” means Debtdomain (URL: www.debtdomain.com).

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Designated Person” means a person or entity with whom unlicensed or unauthorised dealings are prohibited or restricted under any Anti-Terrorism Laws and Regulations.

“Eligible Transferee” means:

(a)	any bank or financial institution; or

(b)	any trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loan, securities or other financial assets.

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the Code, and in respect of which an Obligor party hereto or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any Authorisation and/or the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from any of the properties owned or used by any member of the Group.

“Equity Interest” means, in relation to any person:

(a)	any shares of any class or capital stock of or equity interest (including without limitation partnership or membership interest) in such person or any depositary receipt in respect of any such shares, capital stock or equity interest;

(b)	any securities convertible or exchangeable (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) into any such shares, capital stock, equity interest or depositary receipt, or any depositary receipt in respect of any such securities; or

(c)	any option, warrant or other right to acquire any such shares, capital stock, equity interest, securities or depositary receipts referred to in paragraphs (a) and/or (b).

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with an Obligor party hereto, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means

(a)	any “reportable event,” as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event;

(b)	the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041(c) of ERISA;

(c)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(d)	any failure by any Employee Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Employee Plan, in each case whether or not waived;

(e)	the failure to make a required contribution to any Employee Plan that would reasonably be expected to result in the imposition of an encumbrance under Section 430(k) of the Code or Section 303(k) of ERISA or a filing under Section 412(c) of the Code or Section 302(c) of ERISA of any request for a minimum funding variance with respect to any Employee Plan;

(f)	an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Employee Plan;

(g)	the complete or partial withdrawal of any Obligor party hereto or any ERISA Affiliate from any Employee Plan or a Multiemployer Plan;

(h)	an Obligor party hereto or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA);

(i)	a determination that any Employee Plan is in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code; or

(j)	the receipt by an Obligor party hereto or any of its ERISA Affiliates of any notice, of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is in “endangered” or “critical” status, within the meaning of Section 305 of ERISA.

“Event of Default” means any event or circumstance specified in Clauses 22.1 (Non- payment) to 22.18 (Material adverse change).

“Executive Order” means the Executive Order No. 13224 of 23 September 2001, entitled “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”.

“Facility” means the facility made or to be made available under this Agreement as described in Clause 2.1 (The Facility), comprising Tranche A and Tranche B.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office(s) through which it will perform its obligations under this Agreement.

“Facility Obligations” has the meaning given to that term in Clause 21.18 (Intercompany loans).

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters referring to this Agreement or the Facility between one or more of the Administrative Parties and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

“Final Maturity Date” means the date falling 36 Months after the date of this Agreement.

“Finance Documents” means this Agreement, the Fee Letters, any Subordination Deed, any Subordination Deed Accession Letter, any Accession Letter, any Utilisation Request, any Selection Notice and any other document(s) designated as such in writing by the Agent and the Borrower (each a “Finance Document”).

“Finance Lease” means any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease.

“Finance Parties” means the Administrative Parties and the Lenders (each a “Finance Party”).

“Financial Indebtedness” means (without double-counting) any indebtedness for or in respect of:

(a)	monies borrowed and/or any debit balance at any bank or financial institution;

(b)	any amount raised by acceptance under any acceptance credit facility or by any bill discounting or factoring facility or by any dematerialised equivalent of any of the foregoing;

(c)	any amount raised pursuant to any note payables, or any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of termination or close-out of that Treasury Transaction, such amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind entering into that agreement is to raise finance or to finance the acquisition or construction of any asset or service that is the subject of such agreement;

(i)	any arrangement pursuant to which an asset sold or otherwise disposed of by any person may be re-acquired by such person, any Affiliate of such person or any person acting in accordance with the directions of such person or any Affiliate of such person;

(j)	any amount raised by the issue of redeemable shares, to the extent such shares may be redeemed prior to the Final Maturity Date other than at the option of the issuer thereof;

(k)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back and/or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as a borrowing under GAAP; and/or

(l)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above.

“Financial Quarter” means the quarterly accounting period of the Group (or any member of the Group) ending on 31 March, 30 June, 30 September or 31 December in any year.

“GAAP” means international accounting standards within the meaning of the Financial Accounting Standard Board to the extent applicable to the relevant financial statements.

“Governmental Agency” means any government or any governmental agency, regulatory body or authority, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Borrower and its Subsidiaries from time to time.

“Guarantors” means the Original Guarantors and the Additional Guarantors (each a “Guarantor”) but (for the avoidance of doubt) excluding STA HK if it has ceased to be a Guarantor in accordance with Clause 24.4 (Release of STA HK as a Guarantor).

“Holding Company” means, in relation to a company, corporation or entity, any other company, corporation or entity in respect of which it is a Subsidiary.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Information Memorandum” means the document in the form approved by the Borrower concerning, among other things, the Group which, at the Borrower’s request and on its behalf, was or will be prepared in relation to the Facility and has been or will be distributed by the Coordinating Arranger, the Mandated Lead Arrangers and Bookrunners and/or the Mandated Lead Arrangers in connection with syndication of the Facility (or any part thereof).

“Initial Utilisation Date” means the date on which the first Loan is made under this Agreement.

“Intercompany Lender” has the meaning ascribed to it in Clause 21.18 (Intercompany loans).

“Interest Period” means:

(a)	in relation to a Loan, any period determined in accordance with Clause 9 (Interest Periods); and/or

(b)	in relation to an Unpaid Sum, any period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR for any Loan or Unpaid Sum and any Interest Period relating thereto, the rate per annum (rounded to the same number of decimal places as the two applicable Screen Rates referred to below) for the period that is equal in length to such Interest Period which results from interpolating on a linear basis between:

(a)	the rate per annum that is equal to the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the length of such Interest Period; and

(b)	the rate per annum that is equal to the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the length of such Interest Period,

each as of the Specified Time on the Quotation Day for the currency of such Loan or Unpaid Sum and for such Interest Period.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or otherwise and whether or not having separate legal identity from the members thereof.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the applicable legal opinions delivered in accordance with Clause 4 (Conditions of Utilisation) or Clause 24 (Changes to the Obligors); and

(e)	the making or procuring of any registration, filing, stamping and/or notification required by applicable law or regulation in relation to the enforceability or effectiveness of any security or guarantee granted under any Finance Document, provided that the making or procuring of such registration, filing, stamping and/or notification is made or procured within any time period prescribed by applicable law or regulation.

“Lender” means:

(a)	any Original Lender; and/or

(b)	any Eligible Transferee which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan or Unpaid Sum and any Interest Period relating thereto, the rate per annum equal to:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the currency of such Loan or Unpaid Sum and a period equal in length to such Interest Period) the Interpolated Screen Rate for such Loan or Unpaid Sum and such Interest Period; or

(c)	(if (i) no Screen Rate is available for the currency of such Loan or Unpaid Sum and a period equal in length to such Interest Period and (ii) it is not possible to calculate the Interpolated Screen Rate for such Loan or Unpaid Sum and such Interest Period) the Reference Bank Rate, as of (in the case of (a) or (c)) the Specified Time on the Quotation Day for the currency of such Loan or Unpaid Sum and for a period comparable to that Interest Period, provided that (in each case) if such rate is less than zero, LIBOR for such Loan or Unpaid Sum and such Interest Period shall (without prejudice to Clause 10.2 (Market disruption)) be deemed to be zero.

“Listing Rules” means the Rules Governing Listing of Stocks on Shenzhen Stock Exchange or Trading Rules of Shanghai Stock Exchange for the time being applicable, as may be modified, amended, supplemented or replaced from time to time.

“Loan” means a Tranche A Loan or a Tranche B Loan.

“London Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business including dealings in interbank deposits in London.

“Majority Lenders” means, at any time:

(a)	(for the purposes of paragraph (a) of Clause 34.1 (Required consents) in the context of a waiver in relation to a proposed Utilisation of Tranche B (other than a Utilisation on the Initial Utilisation Date) of any condition under Clause 4.2 (Further conditions precedent)), a Lender or Lenders the aggregate of whose Tranche B Commitments are more than 662/3 per cent. of the Total Tranche B Commitments; and

(b)	(in any other case), a Lender or Lenders whose aggregate Commitments (in respect of any and all of the Tranches) are more than 662/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, whose aggregate Commitments (in respect of any and all of the Tranches) were more than 662/3 per cent. of the Total Commitments immediately prior to the reduction of the Total Commitments to zero).

“Margin” means:

(a)	(in respect of Tranche A or any Tranche A Loan) 2.375 per cent. per annum; or

(b)	(in respect of Tranche B or any Tranche B Loan) 2.375 per cent. per annum.

“Margin Stock” means margin stock or “margin security” within the meaning of Regulation T, Regulation U and Regulation X.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, assets or conditions (financial or otherwise) of the Group, in each case taken as a whole; or

(b)	the ability of the Obligors party hereto (taken as a whole) to perform their payment obligations under any or all of the Finance Documents; or

(c)	the legality, validity or enforceability of any or all of the Finance Documents or any or all of the rights or remedies of any Finance Party under any or all of the Finance Documents.

“Material Subsidiaries” means, at any time:

(a)	each Obligor party hereto (other than the Borrower);

(b)	each member of the Group that is listed in Schedule 11 (List of Material Subsidiaries);

(c)	each member of the Group (other than the Borrower) whose:

(i)	gross assets (calculated on a consolidated basis if such member of the Group has any Subsidiary) represent five per cent. or more of the gross assets of the Group calculated on a consolidated basis;

(ii)	revenue (calculated on a consolidated basis if such member of the Group has any Subsidiary) represents five per cent. or more of the revenue of the Group calculated on a consolidated basis; or

(iii)	earnings before interest, Tax, depreciation and amortisation calculated on a similar basis as Consolidated EBITDA (calculated mutatis mutandis as if any reference in the definition of “Consolidated EBITDA” and any related definition to (A) “the Group” were a reference to such member of the Group and (if any) its Subsidiaries (on a consolidated basis or (B) “the Borrower” were a reference to such member of the Group) represent five per cent. or more of the Consolidated EBITDA; and

(d)	each member of the Group that holds or beneficially owns (directly or indirectly) any Equity Interest in any member of the Group falling within paragraph (a), (b) or (c),

(each a “Material Subsidiary”). Whether a member of the Group meets the conditions set out in paragraph (c) above shall be determined by reference to the most recent Compliance Certificate supplied by the Borrower, the latest consolidated financial statements of the Borrower delivered under this Agreement and (where available) the latest financial statements of that member of the Group.

If a person becomes a member of the Group (whether as a result of acquisition or establishment or otherwise) or ceases to be a member of the Group since the date as at which the latest consolidated financial statements of the Group delivered under this Agreement were prepared, such financial statements shall be deemed to be adjusted (on a pro forma basis as if such person had become or (as the case may be) ceased to be a member of the Group with effect from the commencement of the period to which such financial statements relate) in order to take into account that person’s becoming or (as the case may be) ceasing to be a member of the Group (such adjustment being certified by the Group’s auditors as representing an accurate reflection of the gross assets or revenue of the Group or Consolidated EBITDA, in each case after taking into account such person’s becoming or (as the case may be) ceasing to be a member of the Group or, if such certification is not available, such adjustment being made in such manner as the Agent (acting on the instructions of the Majority Lenders) may reasonably determine).

A report by the auditors of the Borrower that a member of the Group is or is not a Material Subsidiary (for the purposes of paragraph (c)) shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day in that next calendar month (in which that period is to end) is not a Business Day, that period shall end on the next Business Day in that next calendar month if there is one, or if there is not, on the immediately preceding Business Day in that next calendar month;

(b)	if there is no numerically corresponding day in that next calendar month (in which that period is to end), that period shall end on the last Business Day in that next calendar month; and

(c)	if any period begins on the last Business Day of a calendar month, that period shall end on the last Business Day in the calendar month in which that period is to end.

The above rules will only apply to the last Month of any period.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) that is subject to Title IV of ERISA that is contributed to for any employees of an Obligor party hereto or any ERISA Affiliate.

“No Guarantee Fee” has the meaning ascribed to such term in Clause 21.23 (Additional guarantee - STA HK).

“Obligors” means:

(a)	the Borrower;

(b)	the Guarantors; and

(c)	each Intercompany Lender that is party to a Subordination Deed, (each an “Obligor”).

“Offshore Group Member” means a member of the Group that is not an Onshore Group Member.

“Onshore Group Member” means a member of the Group which is incorporated or established in the PRC.

“Original Financial Statements” means:

(a)	in relation to the Borrower, the audited consolidated financial statements of the Borrower for its financial year ended 31 December 2013;

(b)	in relation to each of WuXi AppTec (Hong Kong) Limited and STA HK, its audited unconsolidated financial statements for its financial year ended 31 December 2013;

(c)	in relation to each of WuXi AppTec Holding Company, Inc., WuXi AppTec, Inc. and WuXi AppTec (BVI) Inc, its management accounts for its financial year ended 31 December 2013; and

(d)	in relation to each Additional Guarantor, its audited financial statements (or unaudited financial statements if audited financial statements are not available) of such Additional Guarantor delivered pursuant to Part II of Schedule 3 (Conditions Precedent).

“Original Obligors” means the Borrower and the Original Guarantors (each an “Original Obligor”).

“Original Quarterly Financial Statements” means:

(a)	in relation to the Borrower, the unaudited consolidated financial statements of the Borrower for its financial quarter ended 30 September 2014;

(b)	in relation to each of WuXi AppTec (Hong Kong) Limited and STA HK, its unaudited unconsolidated financial statements for its financial quarter ended 30 September 2014; and

(c)	in relation to each of WuXi AppTec Holding Company, Inc., WuXi AppTec, Inc. and WuXi AppTec (BVI) Inc., its management accounts for its financial quarter ended 30 September 2014.

“Party” means a party to this Agreement.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“PRC” means the People’s Republic of China (excluding for such purpose Hong Kong, Macau and Taiwan).

“Quarterly Average Utilisation Rate” means, in respect of any Tranche and in respect of any Commitment Fee Period for such Tranche, the average of the Daily Utilisation Rates (for such Tranche) of each day during such Commitment Fee Period.

“Quotation Day” means:

(a)	in relation to any period for which an interest rate is to be determined (other than any Interest Period referred to in paragraph (b)), two London Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days); or

(b)	in relation to any Interest Period the duration of which is selected by the Agent pursuant to Clause 8.3 (Default interest), such date as may be determined by the Agent (acting reasonably).

“Reference Bank Rate” means, in relation to any Loan or Unpaid Sum and any period relating thereto, the arithmetic means of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by each of the Reference Banks as the rate at which such Reference Bank could borrow funds in the London interbank market in the currency of such Loan or Unpaid Sum and for such period, were it to do so by asking for and then accepting interbank offers for deposits in a reasonable market size in such currency and for such period.

“Reference Banks” means, subject to Clause 26.15 (Reference Banks), the principal London offices of (a) DNB Bank ASA, The Korea Development Bank and The Bank of East Asia, Limited or (b) such other banks as may be appointed by the Agent after consultation with the Borrower.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation; and/or

(b)	any jurisdiction where it conducts its business.

“Relevant Periods” means each period of 12 months ending on the last day of each Financial Quarter (each a “Relevant Period”).

“Repeating Representations” means each of the representations set out in:

(a)	Clauses 18.1 (Status) to 18.6 (Governing law and enforcement), Clause 18.9 (No default), paragraph (d) of Clause 18.10 (No misleading information), paragraphs (a) and (b) of Clause 18.11 (Financial statements), 18.13 (Pari passu ranking), Clause 18.15 (Authorised Signatures), paragraphs (a) and (b) of Clause 18.18 (Taxation), Clause 18.19 (Good title to assets) and Clauses 18.25 (No immunity) to Clause 18.28 (ERISA and Multiemployer Plans); and

(b)	(in the case of the making of representations on the date of any Utilisation Request or any Utilisation Date) Clauses 18.20 (Anti-Terrorism Laws and Regulations) to 18.22 (Anti-Money laundering laws).

“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory- wide Anti-Terrorism Laws and Regulations; or

(c)	otherwise a target of sanctions (“target of sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Rollover Loan” means one or more Tranche B Loans:

(a)	made or to be made on the same day that a maturing Tranche B Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of that maturing Tranche B Loan; and

(c)	made or to be made for the purpose of refinancing that maturing Tranche B Loan and identified as “Rollover Loan” or “Rollover Loans” in the Utilisation Request for such first-mentioned Tranche B Loans.

“Sanctions” means the economic or financial sanctions laws, regulations and/or executive orders, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

“Sanctions Authorities” means the governmental institutions, agencies or other persons who have enacted, or who administer or enforce, the Anti-Terrorism Laws and Regulations (each a “Sanctions Authority”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Screen Rate” means, in relation to any Loan or Unpaid Sum and any period relating thereto, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the currency of such Loan or Unpaid Sum and such period displayed on page LIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or if such page or such service ceases to be available, such other page or such other service as specified by the Agent after consultation with the Borrower and the Lenders.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice in substantially the form set out in Part II of Schedule 4 (Requests).

“Specified Time” means the applicable time determined in accordance with Schedule 9 (Timetables).

“STA HK” means STA Pharmaceutical Hong Kong Limited , a limited liability company incorporated in Hong Kong with registration number 1586940 whose registered office is at Unit 1303, 13/F, Beverly House, 93-107 Lockhart Road, Wan Chai, Hong Kong.

“STA Parent” means Shanghai SynTheAll Pharmaceutical Co., Ltd.

“STA Parent IPO” means the initial public offering of shares in the STA Parent on the Shenzhen Stock Exchange or the Shanghai Stock Exchange.

“Standing Payment Instructions” means, in relation to any Lender, the standing payment instructions for that Lender set out in Schedule 10 (Standing Payment Instructions) or in the Transfer Certificate pursuant to which such Lender becomes party hereto, in each case as amended from time to time by written instruction to the Agent by a duly authorised officer of such Lender provided that such written instructions are made by letter in original.

“Subordination Deed” means a subordination deed in form and substance satisfactory to the Agent (acting reasonably) pursuant to which a creditor of indebtedness owing by an Obligor party hereto subordinates all of its rights and claims in respect of such indebtedness to the rights and claims of the Finance Parties in respect of the Facility Obligations.

“Subordination Deed Accession Letter” means any “Accession Letter” as defined in any Subordination Deed.

“Subsidiary” means in relation to any company, corporation or entity, a company, corporation or entity:

(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or entity;

(b)	more than half the issued equity share capital or equity interest of which is beneficially owned, directly or indirectly by the first mentioned company, corporation or entity; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or entity,

and for this purpose, a company, corporation or entity shall be treated as being controlled by another if that other company, corporation or entity is able to direct its affairs and/or to control the majority of the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning ascribed to such term in Clause 12.1 (Definitions).

“Third Party Intercompany Lender” means an Intercompany Lender that is not a member of the Group.

“Total Commitments” means the aggregate of the Tranche A Commitments and the Tranche B Commitments, being US$165,000,000 at the date of this Agreement.

“Total Tranche A Commitments” means the aggregate of the Tranche A Commitments, being US$100,000,000 at the date of this Agreement.

“Total Tranche B Commitments” means the aggregate of the Tranche B Commitments, being US$65,000,000 at the date of this Agreement.

“Tranche” means Tranche A or Tranche B.

“Tranche A” means the facility made or to be made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facility).

“Tranche A Availability Period” means the period from and including the date of this Agreement to and including the earlier of (a) the date falling 12 Months after the date of this Agreement and (b) the first date on which the Tranche A Available Facility is zero.

“Tranche A Available Commitment” means in relation to a Lender and save as otherwise provided in this Agreement, that Lender’s Tranche A Commitment minus:

(a)	the aggregate amount of its participation in any outstanding Tranche A Loan (for such purpose taking into account the principal amount of each such Tranche A Loan when it is made and disregarding any subsequent reduction in such principal amount); and

(b)	in relation to any proposed Utilisation, that Lender’s participation in any Tranche A Loan (other than the Tranche A Loan the subject of such proposed Utilisation) that is due to be made on or before the Utilisation Date for such proposed Utilisation.

“Tranche A Available Facility” means the aggregate for the time being of each Lender’s Tranche A Available Commitment.

“Tranche	A Commitment” means:

(a)	in relation to an Original Lender, the sum of the amount set opposite its name under the heading “Tranche A Commitment” in Part III of Schedule 2 (The Finance Parties) and the amount of any other Tranche A Commitment transferred to it pursuant to Clause 23 (Changes to the Lenders); and

(b)	in relation to any other Lender, the amount of any Tranche A Commitment transferred to it pursuant to Clause 23 (Changes to the Lenders),

to the extent not cancelled or reduced under this Agreement or transferred by it pursuant to Clause 23 (Changes to the Lenders).

“Tranche A Loan” means, as the context requires, a loan made or to be made under Tranche A or the principal amount outstanding for the time being of that loan.

“Tranche A Repayment Dates” means each of the dates falling 18, 24, 30 and 36 Months after the date of this Agreement respectively (each a “Tranche A Repayment Date”).

“Tranche A Repayment Instalment” means any instalment for repayment of the Tranche A Loan(s) referred to in Clause 6.1 (Repayment of Tranche A Loans).

“Tranche B” means the facility made or to be made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facility).

“Tranche B Availability Period” means the period from and including the date of this Agreement to and including the date falling one Month prior to the Final Maturity Date.

“Tranche B Available Commitment” means in relation to a Lender and save as otherwise provided in this Agreement, that Lender’s Tranche B Commitment minus:

(a)	the aggregate amount of its participation in any outstanding Tranche B Loan; and

(b)	in relation to any proposed Utilisation, that Lender’s participation in any Tranche B Loan (other than the Tranche B Loan the subject of such proposed Utilisation) that is due to be made on or before the Utilisation Date for such proposed Utilisation, provided that for the purposes of calculating a Lender’s Tranche B Available Commitment in relation to any proposed Utilisation under Tranche B only, that Lender’s participation in any Tranche B Loan(s) that are due to be repaid or prepaid on or before the proposed Utilisation Date for such proposed Utilisation shall not be deducted pursuant to paragraph (a) or (b) above.

“Tranche B Available Facility” means the aggregate for the time being of each Lender’s Tranche B Available Commitment.

“Tranche B Commitment” means:

(a)	in relation to an Original Lender, the sum of the amount set opposite its name under the heading “Tranche B Commitment” in Part III of Schedule 2 (The Finance Parties) and the amount of any other Tranche B Commitment transferred to it pursuant to Clause 23 (Changes to the Lenders); and

(b)	in relation to any other Lender, the amount of any Tranche B Commitment transferred to it pursuant to Clause 23 (Changes to the Lenders),

to the extent not cancelled or reduced under this Agreement or transferred by it pursuant to Clause 23 (Changes to the Lenders).

“Tranche B Loan” means, as the context requires, a loan made or to be made under Tranche B or the principal amount outstanding for the time being of that loan.

“Tranche B Reduction Date” means each of the dates falling 18, 24, 30 and 36 Months after the date of this Agreement respectively (each a “Tranche B Reduction Date”).

“Tranche B Reduction Instalment” has the meaning given to it in Clause 6.3 (Reduction of Tranche B).

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment by a Lender of any or all of its rights under this Agreement or a transfer by a Lender of any or all of its rights and obligations under this Agreement, the later of:

(a)	the proposed Transfer Date specified in the Assignment Agreement relating to such assignment or (as the case may be) the Transfer Certificate relating to such transfer; and

(b)	the date on which the Agent executes the Assignment Agreement relating to such assignment or (as the case may be) the Transfer Certificate relating to such transfer.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or to benefit from fluctuation in any rate, index, price or other benchmark.

“Unfunded Pension Liability” means the excess of an Employee Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Employee Plan’s assets, determined in accordance with the assumptions used for funding that Employee Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unpaid Sum” means any sum due and payable but unpaid by any Obligor party hereto under any or all of the Finance Documents.

“US” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“US Guarantor” means a Guarantor whose jurisdiction of organisation is a state of the United States or the District of Columbia.

“US Tax Obligor” means:

(a)	the Borrower (if it is resident for tax purposes in the US); or

(b)	an Obligor party hereto some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means a utilisation of any Tranche.

“Utilisation Date” means the date of a Utilisation, being the date on which the Loan (the subject of such Utilisation) is made or to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 4 (Requests).

“Wholly-owned Group Members” means the Borrower and wholly-owned Subsidiaries (whether direct or indirect) of the Borrower (each a “Wholly-owned Group Member”).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the Agent, any Administrative Party, any Finance Party, any Lender or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended and/or restated from time to time;

(iii)	“asset” includes present and future properties, revenues and rights of every description;

(iv)	an Authorisation (falling within paragraph (b) of the definition of “Authorisation”) being “obtained” or “in full force and effect” at any time shall be construed to mean the absence at such time of any intervention or action by any Governmental Agency provided that the period, referred to in paragraph (b) of such definition, during which such intervention or action can take place has expired (and the parties acknowledge that any such intervention or action made after such period for such intervention or action shall be deemed not to constitute an intervention or action for these purposes and shall not prevent such Authorisation from being considered “obtained” or in “full force and effect” unless pursuant to applicable law such Government Agency has the authority to revoke such Authorisation by such intervention or action after the expiry of that period);

(v)	“disposal” includes any sale, lease, transfer, conveyance, assignment and other disposal of any asset or any interest therein (including, without limitation, any other transaction or arrangement pursuant to which the economic benefit of or beneficial interest in such asset is lost or diluted) and “dispose” shall be construed accordingly;

(vi)	“fully diluted basis” in relation to any person or any Equity Interests in any person means the event, circumstance or assumption that any and all Equity Interests convertible or exchangeable into, and/or options, warrants and/or other rights to acquire, any direct or indirect interest in any part of the issued share capital of or equity interests in such person are converted, exchanged and/or exercised in full;

(vii)	“guarantee” (except for the purposes of Clause 17 (Guarantee and indemnity)) includes any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness (and “guarantor” shall be construed accordingly);

(viii)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(ix)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	“management control” in relation to a company, corporation or entity means the ability to direct the affairs of, and to control more than 50% of the composition of the board of directors or equivalent body of, such company, corporation or entity, which percentage of such board of directors or equivalent body is able to control more than 50% of the voting powers capable of being exercised at such board of directors or equivalent body (including without limitation the right to appoint and remove more than 50% of the directors or equivalent officers of such company, corporation or entity);

(xi)	a Finance Party’s “participation” in any Loan or Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Finance Party by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and such Finance Party’s rights under this Agreement and/or any other Finance Document in respect thereof;

(xii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xiii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or any regulatory or self-regulatory authority or organisation or any other authority;

(xiv)	any gender shall be construed to include a reference to each other gender;

(xv)	a provision of law is a reference to that provision as amended or re- enacted; and

(xvi)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(e)	The “equivalent” of an amount in a given currency (the “specified currency”) is a reference to the amount of any other currency which, when converted into the specified currency utilising the Agent’s spot rate of exchange (or, if no such spot rate of exchange is quoted by the Agent, such other prevailing market rate of exchange selected by the Agent) for the purchase of the specified currency with that other currency at or about 11:00 a.m. on the applicable date of determination, is equal to the applicable amount in the specified currency.

1.3	Currency symbols and definitions

“$”, “US$”, “US dollar”, “US dollars”, “dollar” and “dollars” denote lawful currency of the United States of America.

1.4	Third party rights

(a)	A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement, except as otherwise provided in Clause 26.9 (Exclusion of liability) and Clause 26.18 (Liability).

(b)	Notwithstanding any provision of this Agreement (including paragraph (a) above), the Parties do not require the consent of any person who is not a Party to rescind, amend, vary or waive any provision of this Agreement at any time.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower:

(a)	a US dollar senior term loan facility in an aggregate amount of up to the Total Tranche A Commitments; and

(b)	a US dollar senior revolving loan facility in an aggregate amount of up to the Total Tranche B Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under any or all of the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under any or all of the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under any or all of the Finance Documents to a Finance Party from an Obligor party hereto shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall ensure that all amounts borrowed by it under the Facility are applied towards:

(a)	financing the general corporate purposes of the Group, including injection of equity into members of the Group, capital expenditure of members of the Group, acquisitions by members of the Group and refinancing of indebtedness of members of the Group; and

(b)	funding the payment of fees and expenses in connection with the Facility.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Loan if on the date of the Utilisation Request (relating to such Loan) and on the proposed Utilisation Date (for such Loan):

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan;

(b)	in the case of any Loan (other than a Rollover Loan), no Default is continuing or would result from such proposed Loan; and

(c)	the Repeating Representations (and, subject to (d) below, any other representations to be repeated by any or all of the Obligors under any Finance Document other than this Agreement upon the date of any Utilisation Request or any Utilisation Date) are true in all material respects (whether before or after giving effect to such proposed Loan); and

(d)	in the case of a Rollover Loan only, if any representation to be repeated by an Intercompany Lender pursuant to a Subordination Deed does not satisfy paragraph (c) above:

(i)	the relevant Subordination Deed provides for a period in which such Intercompany Lender can remedy the inaccuracy or untruth of such representation; and

(ii)	such period has not expired.

4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(a)	six or more Tranche A Loans would be outstanding; or

(b)	six or more Tranche B Loans would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request for a Loan under any Tranche is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Tranche to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period for such Tranche;

(iii)	the currency and amount of such Loan (the subject of such Utilisation Request) comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed first Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US dollars.

(b)	The amount of the proposed Loan under any Tranche specified in a Utilisation Request must be an amount which does not exceed the Available Facility for such Tranche and which is (i) a minimum of US$5,000,000 and an integral multiple of US$1,000,000 or (ii) equal to the Available Facility for such Tranche.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met and subject to Clause 7.1 (Illegality), each Lender shall make its participation in each Loan available by the Utilisation Date for such Loan through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan under any Tranche will be equal to a proportion of such Loan, such proportion being equal to the proportion borne by such Lender’s Available Commitment for such Tranche to the Available Facility for such Tranche immediately prior to making such Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5	Cancellation of Available Facility

As at 5:00 p.m. (Hong Kong time) on the last day of the Availability Period in respect of any Tranche:

(a)	the Available Commitment (if any) of each Lender in respect of such Tranche shall be immediately and automatically reduced to zero; and

(b)	the Commitment of each Lender in respect of such Tranche shall be immediately and automatically reduced by the amount (if any) of the Available Commitment of such Lender in respect of such Tranche immediately before the reduction to zero of its Available Commitment in respect of such Tranche in accordance with paragraph (a) above.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Tranche A Loans

(a)	The Borrower shall repay the Tranche A Loans in instalments by repaying on each Tranche A Repayment Date an amount that reduces the aggregate outstanding Tranche A Loans by a proportion of the aggregate outstanding Tranche A Loans as at the close of business in New York City on the last day of the Tranche A Availability Period, which proportion is set out in the table below beside such Tranche A Repayment Date:

Tranche A Repayment Date	Tranche A Repayment Instalment Percentage
Date falling 18 Months after the date of this Agreement	15%

Date falling 24 Months after the date of this Agreement	15%

Date falling 30 Months after the date of this Agreement	20%

Date falling 36 Months after the date of this Agreement	50%

(b)	Without prejudice to paragraph (a), all of the Tranche A Loans must be repaid in full on the Final Maturity Date.

(c)	The Borrower may not re-borrow any part of the Tranche A Loans which is repaid.

6.2	Repayment of Tranche B Loans

(a)	The Borrower shall repay each Tranche B Loan on the last day of its Interest Period.

(b)	Without prejudice to the Borrower’s obligation under paragraph (a) above, if:

(i)	one or more Tranche B Loans are to be made available to the Borrower in accordance with the provisions of this Agreement (“New Tranche B Loans”):

(A)	on the same day that a maturing Tranche B Loan is due to be repaid by the Borrower; and

(B)	in whole or in part for the purpose of refinancing the maturing Tranche B Loan (as specified in the Utilisation Request(s) for such New Tranche B Loans); and

(ii)	each Lender’s aggregate participation in such New Tranche B Loans (expressed as a percentage of the aggregate amount of such New Tranche B Loans) is equal to such Lender’s participation in such maturing Tranche B Loan (expressed as a percentage of the aggregate amount of such maturing Tranche B Loan), the aggregate amount of such New Tranche B Loans shall, unless the Borrower notifies the Agent to the contrary in the Utilisation Request(s) for such New Tranche B Loans, be treated as if applied in or towards repayment of such maturing Tranche B Loan so that:

(A)	if the amount of such maturing Tranche B Loan exceeds the aggregate amount of such New Tranche B Loans:

(1)	the Borrower will only be required to make a payment under Clause 28.1(Payments to the Agent) (in respect of repayment of that maturing Tranche B Loan) in an amount (in the currency of such maturing Tranche B Loan) equal to that excess; and

(2)	each Lender’s participation in such New Tranche B Loan shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in that maturing Tranche B Loan and that Lender will not be required to make a payment under Clause 28.1(Payments to the Agent) in respect of its participation in such New Tranche B Loans; and

(B)	if the amount of that maturing Tranche B Loan is equal to or less than the aggregate amount of such New Tranche B Loans:

(1)	the Borrower will not be required to make a payment under Clause 28.1(Payments to the Agent) (in respect of repayment of that maturing Revolving Facility Loan); and

(2)	each Lender will be required to make a payment under Clause 28.1(Payments to the Agent) in respect of its participation in such New Tranche B Loans only to the extent that its participation in such New Tranche B Loans exceeds that Lender’s participation in that maturing Tranche B Loan, and the remainder of that Lender’s participation in such New Tranche B Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in that maturing Tranche B Loan.

6.3	Reduction of Tranche B

(a)	The Total Tranche B Commitments shall be reduced in instalments on each Tranche B Reduction Date by an amount equal to the percentage of the Total Tranche B Commitments (as at the date of this Agreement) that is set out in the table below beside such Tranche B Reduction Date (the amount of such reduction being the “Tranche B Reduction Instalment” in respect of such Tranche B Reduction Date):

Tranche B Reduction Date	Tranche B Reduction Instalment Percentage
Date falling 18 Months after the date of this Agreement	15%

Date falling 24 Months after the date of this Agreement	15%

Date falling 30 Months after the date of this Agreement	20%

Date falling 36 Months after the date of this Agreement	50%

(b)	The Borrower shall ensure that sufficient Tranche B Loans are repaid on a Tranche B Reduction Date to the extent necessary to ensure that the aggregate of the outstanding Tranche B Loans (after such repayment) is equal to or less than the Total Tranche B Commitments (after giving effect to reduction of the Total Tranche B Commitments on that Tranche B Reduction Date).

(c)	Any reduction of the Total Tranche B Commitments pursuant to this Clause 6.3 shall reduce rateably the Tranche B Commitment of each Lender.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or any part thereof:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event and the Agent shall promptly notify the Borrower upon the receipt of such notification from that Lender;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender for each Tranche will be immediately cancelled and reduced to zero; and

(c)	the Borrower shall repay that Lender’s participation in each Loan on the last day of the Interest Period for such Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by that Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

Any prepayment of any Tranche A Loan made under this Clause 7.1 after the expiry of the Tranche A Availability Period shall reduce the obligations of the Borrower under Clause 6.1 (Repayment of Tranche A Loans) in respect of the remaining Tranche A Repayment Instalments rateably. Any cancellation of the Tranche B Commitment of any Lender pursuant to this Clause 7.1 shall rateably reduce the amount of the Tranche B Reduction Instalment for each Tranche B Reduction Date falling after such cancellation.

7.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, reduce the Available Facility for any Tranche to zero or by such amount (being a minimum amount of US$5,000,000 and an integral multiple of US$1,000,000) as the Borrower may specify in such notice. Any such reduction of the Available Facility for any Tranche under this Clause 7.2 shall reduce the Commitments of the Lenders for such Tranche rateably. Any cancellation of the Tranche B Available Facility pursuant to this Clause 7.2 shall reduce the amount of the Tranche B Reduction Instalment for each Tranche B Reduction Date falling after such cancellation rateably.

7.3	Voluntary prepayment of Loans

(a)	The Borrower may, if it gives the Agent not less than five Business Days’ prior notice in writing, prepay the whole or any part of any Loan on the last day of any Interest Period relating to such Loan, provided that (in the case of any prepayment of any Loan in part) the amount of such prepayment reduces the amount of such Loan by an amount that is (A) not less than US$5,000,000 and (B) if in excess of US$5,000,000, an integral multiple of US$1,000,000.

(b)	Any prepayment of any Tranche A Loan under this Clause 7.3 after the expiry of the Tranche A Availability Period shall reduce the obligations of the Borrower under Clause 6.1 (Repayment of Tranche A Loans) in respect of the remaining Tranche A Repayment Instalments rateably.

7.4	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13 (Increased costs),

the Borrower may, whilst the circumstance giving rise to such requirement or indemnification continues, give the Agent (A) notice of its intention to procure the repayment of that Lender’s participation in the Loans and the cancellation of the Commitment of that Lender for each Tranche (a “Cancellation Notice”) or (B) notice of its intention to replace that Lender in accordance with paragraph (e) below (“Replacement Notice”). The Agent shall promptly notify that Lender upon receipt of any Cancellation Notice or Replacement Notice.

(b)	On receipt of a Cancellation Notice referred to in paragraph (a) above in respect of any Lender, the Commitment of that Lender for each Tranche shall immediately be reduced to zero.

(c)	On the last day of each Interest Period relating to any Loan which ends after the Borrower has given a Cancellation Notice under paragraph (a) above in respect of any Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

(d)	Any prepayment of any Tranche A Loan made under this Clause 7.4 after the expiry of the Tranche A Availability Period shall reduce the obligations of the Borrower under Clause 6.1 (Repayment of Tranche A Loans) in respect of the remaining Tranche A Repayment Instalments rateably. Any cancellation of the Tranche B Commitment of any Lender pursuant to this Clause 7.4 shall rateably reduce the amount of the Tranche B Reduction Instalment for each Tranche B Reduction Date falling after such cancellation.

(e)	The Borrower may, in the circumstances set out in paragraph (a) above, on 10 Business Days’ prior notice to the Agent and that Lender (in the form of a Replacement Notice), replace that Lender (a “Replaced Lender” for the purposes of this Clause 7.4) by requiring such Replaced Lender to (and, to the extent permitted by law, such Replaced Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or any other bank or financial institution selected by the Borrower (a “Replacement Lender” for the purposes of this Clause 7.4) which confirms its willingness to assume and does assume all the obligations of such Replaced Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable, free and clear from any and all withholdings and deductions, at the time of such transfer equal to the sum (and in the currency) of the (i) aggregate outstanding principal amount of such Replaced Lender’s participation in each of the outstanding Loans, (ii) all accrued interest (whether or not due) thereon, (iii) any Break Costs that would have been payable to such Replaced Lender had such Replaced Lender received payment of its participation in each of the Loans and accrued interest thereon and other sums payable under the Finance Documents from the Obligors party hereto on the date of such transfer and (iv) all other amounts owing or payable to such Replaced Lender under the Finance Documents.

(f)	The replacement of a Replaced Lender and the transfer of rights and obligations of such Replaced Lender to the applicable Replacement Lender pursuant to paragraph (e) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent in its capacity as agent of any or all of the Finance Parties;

(ii)	none of the Finance Parties (including without limitation such Replaced Lender) shall have any obligation to find a Replacement Lender;

(iii)	in no event shall such Replaced Lender be required to pay, account for or surrender to such Replacement Lender for any amount (including without limitation any fees) received or recovered by such Replaced Lender pursuant to the Finance Documents prior to or in respect of any time prior to such transfer;

(iv)	such Replaced Lender shall not be obliged to make such transfer or execute any Transfer Certificate in respect of such transfer unless it is satisfied (acting reasonably) that it has completed all “know your customer” and other similar procedures that it is required to conduct in relation to such transfer to such Replacement Lender;

(v)	such Replaced Lender shall be paid the purchase price in respect of such transfer as set out in paragraph (e) by no later than the time of such transfer, and any and all costs and expenses incurred or to be incurred in connection with such transfer by such Replaced Lender shall be paid by the Borrower to such Replaced Lender no later than the time of such transfer;

(vi)	such Replacement Lender is not an Obligor party hereto, a member of the Group or any Affiliate of any of the foregoing;

(vii)	such Replaced Lender shall not be required to make any such transfer to the extent that such transfer is, or would be reasonably likely to result, in breach of or non-compliance with any applicable law or regulation, or any rules or regulations of any applicable securities exchange; and

(viii)	such Replaced Lender shall only be obliged to make such transfer if at the time of such transfer the circumstance giving rise to such requirement for increased payments to such Replaced Lender under Clause 12.2 (Tax gross-up) or such indemnification in favour of such Replaced Lender under Clause 12.3 (Tax indemnity) or Clause 13 (Increased costs) (in each case as referred to in paragraph (a) above) is continuing.

7.5	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not re-borrow any part of the Tranche A Loan which is repaid or prepaid.

(d)	Unless a contrary indication appears in this Agreement and subject to Clause 6.3 (Reduction of Tranche B), the Borrower may during the Tranche B Availability Period re-borrow (in accordance with the terms of this Agreement) any Tranche B Loan (or any part thereof) which is prepaid or repaid.

(e)	The Borrower shall not repay or prepay all or any part of the Loans or cancel or reduce all or any part of the Commitments or Available Commitments of the Lenders for any Tranche except at the times and in the manner expressly provided for in this Agreement.

(f)	If any Commitment of any Lender in respect of any Tranche is cancelled or reduced under this Agreement, such Commitment so cancelled or reduced may not be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

7.6	Effect of repayment and prepayment on Commitments

If all or part of any Lender’s participation in a Loan under a Tranche is repaid or prepaid and is not available for re-drawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender’s Commitment (equal to the amount of such Lender’s participation in such Loan which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of such repayment or prepayment.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan at any time during an Interest Period relating thereto is the percentage rate per annum which is the aggregate of:

(a)	the Margin (in respect of such Loan); and

(b)	LIBOR for such Loan and such Interest Period.

8.2	Payment of interest

On the last day of each Interest Period relating to a Loan the Borrower shall pay accrued interest on such Loan.

8.3	Default interest

(a)	If an Obligor party hereto fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on such overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. per annum higher than the rate which would have been payable if such overdue amount had, during the period of non-payment, constituted a Loan (under the Tranche to which such overdue amount relates or, if such overdue amount does not specifically relate to any Tranche, under the Tranche that has the higher Margin) in the currency of such overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 on any overdue amount owing by an Obligor party hereto shall be immediately payable by that Obligor on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on any Unpaid Sum will be compounded with that Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	Subject to the provisions of this Agreement:

(i)	the Borrower may select an Interest Period for any Loan in the Utilisation Request or (if such Loan is a Tranche A Loan and has already been borrowed) in a Selection Notice;

(ii)	each Selection Notice in respect of an Interest Period for a Tranche A Loan is irrevocable and must be delivered to the Agent by the Borrower not later than three Business Days prior to the commencement of that Interest Period;

(iii)	if the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (a)(ii)) above in relation to any Interest Period for a Tranche A Loan, such Interest Period will, subject to paragraphs (b) to (d), be three Months; and

(iv)	the Borrower may (pursuant to paragraph (a)(i)) select an Interest Period for any Loan of one, two, three or six Months, provided that in the case of a selection of an Interest Period of six Months, if any of the Lenders shall have notified the Agent by 11:00 a.m. on the date falling two London Business Days prior to the first day of such Interest Period that such Interest Period of six Months is not available, such Interest Period shall (subject to the provisions of this Agreement) be of a duration of:

(A)	one, two or three Months as specified in the Utilisation Request or (as the case may be) Selection Notice (in which such selection of a six-Month Interest Period is made) as the Borrower’s alternative selection for such Interest Period if such selection of a six-Month Interest Period is not available; or

(B)	(if no alternative duration for such Interest Period is specified in accordance with paragraph (A) above) three Months.

(b)	If, upon the making of any Tranche A Loan, any other Tranche A Loan is already outstanding or is due to be made on the same date, the first Interest Period for such first-mentioned Tranche A Loan shall end on the then current Interest Period for such other Tranche A Loan that is outstanding (or the last day of the first Interest Period for such other Tranche A Loan that is to be made on the same date).

(c)	Any Interest Period for any Tranche A Loan that commences on the same date as the Interest Period for any other Tranche A Loan shall end on the last day of such Interest Period for such other Tranche A Loan, and accordingly the Borrower must choose the same duration in respect of Interest Periods for Tranche A Loans that commence on the same date.

(d)	An Interest Period for any Tranche A Loan that would otherwise extend beyond any Tranche A Repayment Date (excluding any Interest Period commencing on that Tranche A Repayment Date) shall end on that Tranche A Repayment Date.

(e)	No Interest Period for any Loan shall extend beyond the Final Maturity Date.

(f)	Each Interest Period for any Tranche A Loan shall start on the Utilisation Date for such Tranche A Loan or (if already made) on the last day of its preceding Interest Period.

(g)	A Tranche B Loan has one Interest Period only, and such Interest Period shall start on the Utilisation Date for such Tranche B Loan.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is no such next Business Day in that calendar month).

9.3	Consolidation of Tranche A Loans

If two or more Interest Periods relating to Tranche A Loans end on the same date, then those Tranche A Loans will be consolidated into, and treated as, a single Tranche A Loan on the last day of such first-mentioned Interest Periods.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR for any sum and any Interest Period relating thereto is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon (London time) on the Quotation Day for such Interest Period, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	Subject to any alternative basis agreed and consented to as contemplated by paragraphs (a) and (b) of Clause 10.3 (Alternative basis of interest or funding), if a Market Disruption Event occurs in relation to a Loan for any Interest Period relating thereto, then the rate of interest on each Lender’s participation in that Loan at any time during that Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin (in respect of such Loan); and

(ii)	(subject to paragraph (b)) the percentage rate per annum notified to the Agent by that Lender, as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period (or such later date as may be acceptable to the Agent), as the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select (provided that if such percentage rate per annum is below zero, then such percentage rate per annum shall be deemed to be zero).

(b)	In relation to a Market Disruption Event (in respect of any Loan and any Interest Period relating thereto) falling within paragraph (c)(ii), if the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above in respect of such Loan and such Interest Period is less than LIBOR for such Loan and such Interest Period or if a Lender shall fail to notify the Agent of any such percentage rate per annum pursuant to paragraph (a)(ii) above in respect of such Loan and such Interest Period, then the cost of that Lender of funding its participation in such Loan for such Interest Period shall be deemed, for the purposes of paragraph (a)(ii) above, to be equal to LIBOR for such Loan and such Interest Period, and such Lender shall be deemed to have notified the Agent of such cost of funding pursuant to paragraph (a)(ii) above.

(c)	In this Agreement “Market Disruption Event” means in relation to any Loan and any Interest Period relating thereto:

(i)	(A) at or about noon (London time) on the Quotation Day for such Interest Period, LIBOR for such Loan and such Interest Period is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for such Loan and such Interest Period or (B) LIBOR for such Loan and such Interest Period is zero or negative; or

(ii)	as at 5:00 p.m. (Hong Kong time) on the Business Day immediately following the Quotation Day for such Loan and such Interest Period, the Agent has received notifications from a Lender or Lenders (whose aggregate participations in such Loan exceed 35 per cent. of such Loan) that the cost to it or them of funding its/their participation(s) in such Loan from whatever sources(s) it/they may reasonably select would be in excess of LIBOR for such Loan and such Interest Period.

(d)	If a Market Disruption Event occurs in relation to any Loan and any Interest Period relating thereto, the Agent shall promptly notify the Lenders and the Borrower thereof upon becoming aware of the same.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest under this Agreement.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of such thirty-day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement (including without limitation Clause 10.2 (Market disruption).

10.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or any Unpaid Sum being paid by or recovered from any Obligor party hereto on a day other than the last day of an Interest Period for that Loan or that Unpaid Sum.

(b)	Each Finance Party shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs in relation to any Loan or any Unpaid Sum and any Interest Period relating thereto.

11.	FEES

11.1	Commitment fee

(a)	The Borrower shall, in respect of each Tranche and each Commitment Fee Period relating to such Tranche, pay to the Agent (for the account of each Lender) a commitment fee in US dollars computed and accruing on a daily basis at the rate of:

(i)	0.60 per cent. per annum on that Lender’s Available Commitment for each day during that Commitment Fee Period if the Quarterly Average Utilisation Rate in respect of such Commitment Fee Period is equal to or more than 50%; or

(ii)	0.75 per cent. per annum of that Lender’s Available Commitment for each day during that Commitment Fee Period if the Quarterly Average Utilisation Rate in respect of such Commitment Fee Period is less than 50%, and in each case, such Lender’s commitment fee for such Tranche in respect of any day during such Commitment Fee Period shall be calculated on such Lender’s Available Commitment for such Tranche as at the close of business in New York City on such day (or, if such day is not a Business Day, the immediately preceding Business Day).

(b)	The accrued commitment fee under paragraph (a) in respect of any Tranche is payable in arrear:

(i)	on the last day of each Commitment Fee Period in respect of such Tranche; and

(ii)	if a Lender’s Commitment for such Tranche is reduced to zero before the last day of the Availability Period for such Tranche, on the day on which such reduction to zero becomes effective.

11.2	Upfront fee

The Borrower shall pay to the Agent (for the account of the Coordinating Arranger) an upfront fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by an Obligor party hereto to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	All payments to be made by an Obligor party hereto to any Finance Party under any of the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor party hereto must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable by an Obligor party hereto to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If an Obligor party hereto is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor party hereto making such Tax Deduction or payment shall deliver to the Agent for the Finance Party entitled to the payment (to which such Tax Deduction relates) evidence reasonably satisfactory to that Finance Party that such Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under any of the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within three Business Days of demand of the Agent, promptly indemnify each Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated;

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located; or

(iii)	a FATCA Deduction required to be made by a Party.

(b)	A Finance Party intending to make a claim under paragraph (a) shall notify the Agent of the event giving rise to such claim, whereupon the Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If an Obligor party hereto makes a Tax Payment in respect of a Finance Party and that Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

that Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had such Tax Payment not been made or required to be made by that Obligor.

12.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(b)	within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs in relation to any or all stamp duty, registration and/or other similar Taxes paid or payable in respect of any Finance Document.

12.6	Indirect Tax

(a)	All amounts set out or expressed in any Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party under or in connection with any Finance Document, that Party shall pay to such Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of such Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all Indirect Tax incurred by that Finance Party in respect of such costs or expenses to the extent that such Finance Party reasonably determines that it is not entitled to credit or repayment in respect of such Indirect Tax.

12.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each of the Lenders shall, within ten (10) Business Days of:

(i)	where the Borrower is a US Tax Obligor and such Lender is an Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor on a Transfer Date and such Lender is a New Lender, such Transfer Date; and/or

(iii)	where the Borrower is not a US Tax Obligor (or becomes a US Tax Obligor after the date of this Agreement), the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for that Lender to do so (in which case that Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

(i)	If a Lender fails to supply any withholding certificate, withholding statement, document, authorisation, waiver or information in accordance with paragraph (e) above, or any withholding certificate, withholding statement, document, authorization, waiver or information provided by a Lender to the Agent is or becomes materially inaccurate or incomplete, then such Lender shall indemnify the Agent, within five Business Days of demand, against any cost, loss, Tax or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (including any related interest and penalties) in acting as Agent under the Finance Documents as a result of such failure.

12.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of that payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), and in any case at least five Business Days prior to making a FATCA Deduction, notify the Party to whom it is making the payment (to which such FATCA Deduction relates) and, on or prior to the day on which it notifies that Party, shall also notify the Borrower, the Agent and the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application by any Governmental Agency of) any law or regulation; or

(ii)	compliance with any law or regulation made, enacted, issued or put into effect after the date of this Agreement.

The terms “law” and “regulation” in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement:

“Increased Costs” means:

(i)	a reduction in the rate of return from the Facility (or any part thereof) or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by that Finance Party of any of its obligations under any Finance Document or any participation of that Finance Party in any Loan or Unpaid Sum.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to such claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs in respect of any claim made by such Finance Party under Clause 13.1 (Increased costs).

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to any Increased Cost to the extent such Increased Cost is:

(a)	attributable to a Tax Deduction that is required by law to be made by an Obligor and that is already compensated for by Clause 12.2 (Tax gross-up);

(b)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 12.3 (Tax indemnity) applied);

(c)	attributable to a FATCA Deduction required to be made by a Party; or

(d)	incurred by a Finance Party or an Affiliate of a Finance Party and is attributable to the wilful breach by such Finance Party or such Affiliate of any law or regulation.

14.	MITIGATION BY THE LENDERS

14.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up And Indemnities) or Clause 13 (Increased costs).

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party, within three Business Days of demand, for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any such claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from any Obligor party hereto under any or all of the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of such conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt or recovery of that Sum.

(b)	Each Obligor party hereto waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall (or shall procure that an Obligor party hereto will), within three Business Days of demand, indemnify each of the Finance Parties against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	the Information Memorandum or any other information produced or approved by any Obligor party hereto or any member of the Group being or being alleged to be misleading and/or deceptive in any material respect ((i) in the case of the Information Memorandum, as at the date on which it was so produced or approved or (ii) in the case of any other information, as at the date on which it was so produced or approved where it is specified in such information (or in any covering correspondence from the applicable Obligor or member of the Group or their adviser contemporaneously with its supply) that such information is given as of the date of such production or approval as stated therein or otherwise as at the date on which such information is provided to any Finance Party);

(c)	any enquiry, investigation, subpoena (or similar order) or legal or arbitral proceedings with respect to any Obligor party to this Agreement or with respect to any transactions contemplated or financed under any Finance Document;

(d)	a failure by an Obligor (other than a Third Party Intercompany Lender) to pay any amount due under a Finance Document on its due date and in the currency in which such amount is due, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(e)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

For the avoidance of doubt, the indemnities under this Clause 15.3 shall survive any termination or expiry of this Agreement and/or any resignation or replacement of the Agent.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay each of the Administrative Parties the amount of all costs and expenses (including without limitation legal fees with respect to this Agreement in accordance with agreed caps) reasonably incurred by any or all of them in connection with the negotiation, preparation, printing, execution, delivery and syndication of:

(a)	this Agreement and/or any other documents referred to in this Agreement; and/or

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by it in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under any Finance Document.

SECTION 7

GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all of the obligations assumed and/or expressed to be assumed by the Borrower under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	undertakes with each Finance Party that if any amount which would otherwise be claimable by such Finance Party under paragraphs (a) and/or (b) above is for any reason not recoverable thereunder on the basis of a guarantee, such Guarantor shall, as principal debtor and primary obligor, indemnify such Finance Party immediately on demand against any cost, loss or liability which such Finance Party may incur or suffer as a result of the Borrower not paying any amount when (if such amount were recoverable from the Borrower) it would have been due under or in connection with any Finance Document. The amount payable by a Guarantor under this indemnity under this paragraph (c) shall not exceed the amount it would have had to pay under paragraphs (a) and/or (b) above if such amount had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If for any reason (including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any similar event) any payment to a Finance Party (whether in respect of the obligations of any Obligor party hereto or any security for those obligations or otherwise) is avoided, reduced or required to be restored, or any discharge, compromise or arrangement (whether in respect of the obligations of any Obligor party hereto or any security for any such obligation or otherwise) given or made wholly or partly on the basis of any payment, security or other matter is avoided, reduced or required to be restored, then the liability of each Obligor party hereto (including liabilities under this Clause 17 in respect of any such payment that is so avoided) shall continue as if such payment, discharge, compromise or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17, including (without limitation and whether or not known to it or any Finance Party):

(a)	any time, waiver or consent granted to, or composition with, any Obligor party hereto or other person;

(b)	the release of any other Obligor party hereto or any other person under the terms of any composition or arrangement with any creditor of any Obligor or any other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Obligor party hereto or other person or any non- presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor party hereto or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any law or regulation of any jurisdiction or any event or circumstance (in each case) affecting any term of any obligation expressed to be guaranteed by such Guarantor;

(h)	any governmental order or decree affecting any currency of payment or account;

(i)	any claims or set-off right that a Guarantor may have;

(j)	any insolvency or similar proceedings; or

(k)	this Agreement or any other Finance Document not being executed by or binding against any other Guarantor.

17.5	Guarantors Intent

Without prejudice to the generality of Clause 17.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations

Until (i) all amounts which may be or become payable by any or all of the Obligors party hereto under or in connection with the Finance Documents have been irrevocably paid in full and (ii) no Finance Party is under any further obligation (whether actual or contingent) to provide any further advance or financial accommodation to any Obligor under any Finance Document, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.8	Deferral of Guarantors’ rights

Until (i) all amounts which may be or become payable by any or all of the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and (ii) no Finance Party is under any further obligation (whether actual or contingent) to provide any further advance or financial accommodation to any Obligor under any Finance Document, and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of or provider of security for any of the obligations of any Obligor under any of the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any of the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, any of the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If any Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to any or all of the Finance Parties by any or all of the Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Finance Parties, and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment mechanics).

17.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any of the Finance Parties under any of the Finance Documents or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.11	Guarantee limitations

(a)	The obligations of an Additional Guarantor under this Clause 17 are subject to any legal limitations set out in the Accession Letter applicable to such Additional Guarantor.

(b)	Any term or provision of this Clause 17 or any other term in this Agreement or any Finance Document notwithstanding, the maximum aggregate amount of the obligations for which any Guarantor shall be liable under this Agreement or any other Finance Document shall in no event exceed an amount equal to the largest amount that would not render such Guarantor’s obligations under this Agreement subject to avoidance under applicable United States federal or state fraudulent transfer, fraudulent conveyance or similar laws.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

Each Obligor party hereto makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status

(a)	It is a corporation, duly incorporated, validly existing and (in the case of any Obligor incorporated in the Cayman Islands or the British Virgin Islands) in good standing under the laws of its jurisdiction of incorporation (being, in the case of an Original Obligor, that specified beside the name of such Original Obligor in Schedule 1 (The Original Parties)).

(b)	Each of it and its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are (subject to the Legal Reservations) legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not:

(a)	conflict with any law or regulation applicable to it;

(b)	conflict with its constitutional documents; or

(c)	conflict with any agreement or instrument binding upon it or any of its assets in any material respect (or in any manner which may result in or give rise to any liability on the part of any Finance Party).

18.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

18.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and/or

(c)	for it and its Subsidiaries to carry on their respective business, where failure to obtain or effect such Authorisations has or could reasonably be expected to have a Material Adverse Effect,

have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement

(a)	The choice of law of each Finance Document to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in the jurisdiction of the governing law of any Finance Document in relation to such Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	Deduction of Tax

(In the case of the Borrower) it is not required under the law applicable where it is incorporated or resident or at its address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any or all of the Finance Documents or the transactions contemplated by the Finance Documents, provided that nominal Cayman Islands stamp duty would be payable if any original of any Finance Document is executed in or brought to the Cayman Islands.

18.9	No default

(a)	No Event of Default is continuing or could reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which any asset of it or any of its Subsidiaries is subject which could reasonably be expected to have a Material Adverse Effect.

18.10	No misleading information

(a)	Any factual information contained in or provided by or on behalf of any Obligor (other than a Third Party Intercompany Lender) or any member of the Group for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Save as disclosed in writing to the Finance Parties prior to the date of this Agreement, nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect as at the date of this Agreement.

(d)	All information (other than the Information Memorandum) supplied by or on behalf of any Obligor (other than a Third Party Intercompany Lender) or any member of the Group is true, complete and accurate in all material respects and is not misleading in any respect, in each case, as at the date on which such information was so supplied.

18.11	Financial statements

(a)	The financial statements of each of the Borrower, each Guarantor and STA HK most recently supplied to the Agent (which, as at the date of this Agreement, shall be deemed to be each of its Original Financial Statements and its Original Quarterly Financial Statements) were prepared in accordance with GAAP (applicable to it) consistently applied save to the extent expressly disclosed in such financial statements.

(b)	The financial statements of each of the Borrower, each Guarantor and STA HK most recently supplied to the Agent (which, as at the date of this Agreement, shall be deemed to be each of its Original Financial Statements and its Original Quarterly Financial Statements) give a true and fair view of and represent its financial condition and operations (consolidated in the case of the Borrower) as at the end of and for the applicable period to which such financial statements relate, save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in the business, consolidated financial condition or operations of the Group (taken as a whole) since 31 December 2013.

18.12	Solvency

(a)	Each member of the Group is able to meet its obligations and pay its debts as they fall due, and no member of the Group admits or has admitted any inability to pay its debts as they fall due or has, by reason of actual or anticipated financial difficulties, suspended making payments on any of its debts.

(b)	No member of the Group has by reason of actual or anticipated financial difficulties commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(c)	In respect of each member of the Group, the fair value of its assets is not less than its liabilities (taking into account contingent and prospective liabilities).

18.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.14	No proceedings pending or threatened

No litigation, arbitration, investigation or administrative proceedings of or before any court, arbitral body or agency (other than any frivolous or vexatious proceedings that are being contested in good faith by it or any of its Subsidiaries) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened in writing, or are pending, against it or any of its Subsidiaries.

18.15	Authorised Signatures

Any person specified as its authorised signatory under Schedule 3 (Conditions Precedent) or paragraph (a)(v) of Clause 19.5 (Information: miscellaneous) is authorised to sign Utilisation Requests and Selection Notices (in the case of the Borrower only) and other notices on its behalf.

18.16	Environmental compliance

Each of it and other members of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions and/or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by it or any other member of the Group or on which it or any other member of the Group has conducted any activity where failure to do so could reasonably be expected to have a Material Adverse Effect.

18.17	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened in writing or pending against it or any other member of the Group (other than any frivolous or vexatious Environmental Claim that is being contested in good faith by it or any other member of the Group) where that claim would or could reasonably be expected to, if determined against it or any other member of the Group, have a Material Adverse Effect.

18.18	Taxation

(a)	Each of it and the other members of the Group has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save in each case:

(i)	to the extent that:

(A)	such payment is being contested in good faith;

(B)	it has maintained adequate reserves for those Taxes; and

(C)	such payment can be lawfully withheld; or

(ii)	where:

(A)	such non-payment is for an immaterial amount of Tax; and

(B)	any penalties for such non-payment are also immaterial).

(b)	Neither it nor any other member of the Group is materially overdue in the filing of any Tax returns.

(c)	No claims are being or are reasonably likely to be asserted against it or any other member of the Group with respect to Taxes.

18.19	Good title to assets

Each of it and other members of the Group has valid title to, or valid leases or licences of, or is otherwise entitled to use, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted, except where lack of such title, leases or licences or, as the case may be, such Authorisations would not have a Material Adverse Effect.

18.20	Anti-Terrorism Laws and Regulations

None of it or any other member of the Group or, to the best of its knowledge, any of its or their respective directors, officers, brokers or other agents (who, in the case of brokers or other agents, act or benefit in any capacity in connection with the Facility):

(a)	is in violation of any applicable Anti-Terrorism Laws and Regulations;

(b)	is a Designated Person or is a Restricted Party;

(c)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to any Anti-Terrorism Laws and Regulations by any Sanctions Authority; or

(d)	deals in any property or interest in property blocked pursuant to any applicable Anti-Terrorism Laws and Regulations.

18.21	Anti-bribery conduct

None of it or any other member of the Group or, to the best of its knowledge, any director or officer associated with or acting on behalf of it or any other member of the Group in the course of acting for, on behalf of, it or any other member of the Group, (i) has paid, offered, promised or authorised the payment of money or anything of value, directly or indirectly, to any foreign or domestic government official or employee for the purpose of (A) influencing any act or decision of such person in his/her official capacity; (B) inducing such person to act (including through action or omission) in violation of the lawful duty of such person; (C) securing any improper advantage; or (D) inducing such person to use his/her influence to affect or influence any act or decision of a Governmental Agency, in order to assist any member of the Group in obtaining or retaining business for or with, or directing business to, any person or in obtaining or retaining any economic advantage, or (ii) has violated or is in violation of the U.S. Foreign Corrupt Practices Act or any other applicable anti-corruption or anti- bribery law or regulation in any applicable jurisdiction.

18.22	Anti-Money laundering laws

The operations of each of it and other members of the Group are, and have been, conducted at all times in compliance with applicable Anti-Money Laundering Laws and, to the best of its knowledge, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving it or any other member of the Group with respect to Anti-Money Laundering Laws is pending.

18.23	Insurance

Each of it and the other members of the Group has maintained or has the benefit of (through Group policies or otherwise) insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business in the relevant jurisdiction(s).

18.24	Material Subsidiaries

The following persons constitute all of the Material Subsidiaries (falling within paragraphs (c) and (d) of the definition of “Material Subsidiaries”) as at the date of this Agreement:

(a)	WuXi AppTec Co., Ltd.;

(b)	Wuxi AppTec (Shanghai) Co., Ltd.;

(c)	Shanghai SynTheAll PharmaTech Co., Ltd.;

(d)	Wuxi AppTec (Tianjin) Co., Ltd.;

(e)	Wuxi AppTec (Wuhan) Co., Ltd.;

(f)	XBL (BVI) Limited;

(g)	WX (BVI), Ltd.;

(h)	STA Pharmaceutical Hong Kong Ltd.; and

(i)	Shanghai STA Pharmaceutical R&D Co., Ltd.

18.25	No immunity

In any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

18.26	Federal Reserve Regulations

(a)	It is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)	Following application of the proceeds of the Loan(s) or any of the Loan(s), not more than 25 per cent. (by value) of the assets subject to the provisions of Clause 21.4 (Negative pledge) or 21.5 (Disposals), or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Financial Indebtedness, are Margin Stock.

18.27	Investment Companies

Neither it nor any person controlling it is or is required to be registered as an “investment company” under the 1940 Act.

18.28	ERISA and Multiemployer Plans

(a)	No ERISA Event has occurred, is occurring, or is reasonably likely to occur with respect to which there could reasonably be expected to have a Material Adverse Effect.

(b)	Each Employee Plan is in compliance in form and operation with ERISA and the Code and all other applicable laws and regulations save where any failure to comply could not reasonably be expected to have a Material Adverse Effect.

(c)	Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval or will be so submitted during the applicable remedial amendment period, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of an Employee Plan with no determination, nothing has occurred that would materially adversely affect such qualification).

(d)	There exists no Unfunded Pension Liability with respect to any Employee Plan, except as would, and could not reasonably be expected to, not have a Material Adverse Effect.

(e)	Neither any Obligor party hereto nor any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect, and if each of the Obligors party hereto and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date hereof, the aggregate withdrawal liability that would be incurred could not reasonably be expected to have a Material Adverse Effect.

(f)	There are no actions, suits or claims pending against or involving an Employee Plan (other than routine claims for benefits) or, to the knowledge of any Obligor party hereto or any ERISA Affiliate, threatened in writing, which could reasonably be expected to be asserted successfully against any Employee Plan and, if so asserted successfully, could reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(g)	Neither any Obligor party hereto nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it made contributions, which could reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(h)	To the knowledge of each Obligor party hereto and each ERISA Affiliate, no Multiemployer Plan is or is reasonably likely to become insolvent or is in reorganization for purposes of Title IV of ERISA, except where any such insolvency or reorganization could not reasonably be expected to have a Material Adverse Effect.

18.29	Repetition

The Repeating Representations are deemed to be made by each Obligor party hereto on:

(a)	the date of each Utilisation Request;

(b)	the first day of each Interest Period relating to a Loan; and

(c)	in the case of any person becoming or proposing to become an Additional Guarantor, the day on which such person (or it is proposed that such person becomes) an Additional Guarantor,

in each case by reference to the facts and circumstances then existing.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under any of the Finance Documents or any Commitment for any Tranche (or any commitment represented thereby) is in force.

19.1	Financial statements

The Borrower shall supply or procure the supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, the audited consolidated financial statements of the Borrower and the unconsolidated (audited, if available) financial statements of each of the Guarantors and (if STA HK is not a Guarantor) STA HK for that financial year, audited by an independent firm of certified public accountants;

(b)	as soon as the same become available, but in any event within 90 days after the first half of each of its financial years, the unaudited consolidated financial statements of the Borrower for that financial half year; and

(c)	as soon as the same become available, but in any event within 90 days after the end of the first and third quarters of each of its financial years, the unaudited consolidated financial statements of the Borrower for that financial quarter.

19.2	Compliance Certificate

(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered under Clause 19.1 (Financial statements), a Compliance Certificate:

(i)	setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date as at which (and in respect of the Relevant Period ending on the date as at which) such financial statements were prepared;

(ii)	setting out (in reasonable detail) computations as to compliance with Clause 21.24 (Guarantor Coverage) as at the date as at which such financial statements were prepared;

(iii)	setting out a list of all of the Material Subsidiaries and including reasonable particulars and computations demonstrating the same as at the date at which such financial statements were prepared; and

(iv)	confirming that no Default has occurred and is continuing or, if a Default is continuing, specifying the nature of such Default and the steps being taken to remedy such Default.

(b)	Each Compliance Certificate delivered under paragraph (a) shall be signed by the Chief Financial Officer or a director of the Borrower.

19.3	Requirements as to financial statements

(a)	Each of the Obligors party hereto shall ensure that each set of financial statements of the Borrower, any Guarantor or STA HK delivered or procured pursuant to Clause 19.1 (Financial statements) shall be certified by the Chief Financial Officer or a director of the Borrower, such Guarantor or STA HK (as the case may be) as fairly representing (in the case of the Borrower) the consolidated financial condition and operations of the Group or (in the case of a Guarantor or STA HK) the financial conditions and operations of such Guarantor or STA HK as at the end of and for the applicable period to which such financial statements relate.

(b)	Each of the Obligors party hereto shall procure that each set of financial statements of the Borrower, any Guarantor or STA HK delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements of the Borrower, such Guarantor or STA HK (as the case may be) unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and the auditors of the Borrower, such Guarantor or STA HK (as the case may be) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements of the Borrower, such Guarantor or STA HK (as the case may be) were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements of the Borrower, such Guarantor or STA HK (as the case may be).

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements of the Borrower, such Guarantor or STA HK (as the case may be) were prepared.

19.4	Year-end

The Borrower shall procure that the last day of each financial year of each member of the Group falls on 31 December.

19.5	Information: miscellaneous

(a)	Each Obligor party hereto shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(i)	all documents dispatched by any Obligor (other than a Third Party Intercompany Lender) to its shareholders or any class of them or its creditors generally at the same time as they are dispatched;

(ii)	promptly, any announcement, notice or other document relating specifically to any member of the Group posted onto any electronic website maintained by any stock exchange on which shares in or other securities of any member of the Group are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of any member of the Group;

(iii)	promptly upon becoming aware of them, the details of any litigation, investigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any Obligor (other than a Third Party Intercompany Lender) or any member of the Group and which could reasonably be expected to, if adversely determined, have a Material Adverse Effect;

(iv)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request; and

(v)	promptly, notice of any change in authorised signatories of any Obligor (other than a Third Party Intercompany Lender) signed by a director or company secretary of such Obligor accompanied by specimen signatures of any new authorised signatories of such Obligor.

(b)	Each Obligor party hereto shall, subject to any confidentiality undertaking or provision which is binding on such Obligor and which has not been entered into with a view to circumventing the requirements of this Clause 19, supply the Agent with or procure the supply to the Agent of such information (which is in such Obligor’s possession or which such Obligor can reasonably procure) as the Agent may from time to time reasonably require for the performance of its rights and obligations under the Finance Documents.

19.6	Notification of default

(a)	Each Obligor party hereto shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by a director on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying such Default and the steps, if any, being taken to remedy it).

19.7	Use of websites

(a)	Each Obligor party hereto may satisfy its obligations under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of such information by this method;

(ii)	both the Agent and the Borrower are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	such information is in a format previously agreed between the Borrower and the Agent.

(b)	If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and each Obligor party hereto shall, at its own cost, supply information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event each Obligor party hereto shall, at its own cost and upon request from the Agent, supply the Agent with at least one copy in paper form any information required to be provided by it under this Agreement.

(c)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(d)	Each Obligor party hereto shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	it becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(e)	If any Obligor party hereto notifies the Agent under paragraph (d)(i) or (d)(v) above, all information to be provided by any Obligor party hereto under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to such notification are no longer continuing.

(f)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. Each Obligor party hereto shall at its own cost comply with any such request within ten Business Days.

19.8	“Know your customer” checks

(a)	Each Obligor party hereto shall, subject to any confidentiality undertaking or provision which is binding on such Obligor and which has not been entered into with a view to circumventing the requirements of this Clause 19, promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence (which is in such Obligor’s possession or which such Obligor can reasonably procure) as is reasonably requested by the Agent (for itself or on behalf of any Lender (including for any Lender on behalf of any prospective new Lender)) in order for the Agent, such Lender or any prospective new Lender to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

(c)	The Borrower shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that any member of the Group becomes an Additional Guarantor pursuant to Clause 24 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such member of the Group as Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or any prospective new Lender) in order for the Agent, any Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in connection with the accession of such member of the Group to this Agreement as an Additional Guarantor.

19.9	ERISA-Related Information

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	upon promptly and in any event within 15 days after any Obligor party hereto or any ERISA Affiliate files a Schedule SB (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of an Employee Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule SB);

(b)	promptly and in any event within 15 days after any Obligor party hereto or any ERISA Affiliate knows or has reason to know that any ERISA Event which, individually or when aggregated with any other ERISA Event, could reasonably be expected to have a Material Adverse Effect has occurred, the written statement of such Obligor party hereto or ERISA Affiliate, as applicable, describing such ERISA Event and the action, if any, which it proposes to take with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event; provided that, in the case of any ERISA Event under paragraph (e) or (g) of the definition thereof, the 15-day period set forth above shall be a five-day period; and

(c)	copies of (i) any documents described in Section 101(k)(1) of ERISA that an Obligor party hereto or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that an Obligor party hereto or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that, that an Obligor or ERISA Affiliate shall (and each Obligor party hereto shall procure that such first- mentioned Obligor or ERISA Affiliate shall) promptly make a request for such documents or notices from the administrator or sponsor of such Multiemployer Plan upon written request by the Agent, and shall provide to the Agent copies of such documents and notices promptly after receipt thereof.

20.	FINANCIAL COVENANTS

20.1	Financial definitions

In this Clause 20:

“Borrowings” means, at any time in relation to any person, the aggregate outstanding principal, capital and/or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any Financial Indebtedness (other than in respect of paragraph (f) of the definition of “Financial Indebtedness” for which the marked to market value thereof shall be used) .

“Consolidated EBITDA” means, in respect of any Relevant Period, the consolidated operating profit of the Group for such period from ordinary activities before taxation:

(a)	before deducting any Consolidated Finance Charges;

(b)	not including any accrued interest owing to any member of the Group;

(c)	before deducting any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group;

(d)	before taking into account any exceptional, one-off, non-recurring or extraordinary items;

(e)	after deducting the amount of any profit of any member of the Group which is attributable to minority interests (that is, the interests of any person who is not a member of the Group in any Subsidiary of the Borrower);

(f)	after deducting the amount of any profit of any Non-Group Entity to the extent that the amount of such profit included in the applicable consolidated financial statements of the Group exceeds the amount actually received in cash (net of all applicable withholdings and deductions) by members of the Group through distributions by such Non-Group Entity during such Relevant Period;

(g)	before taking into account non-cash charges attributable to (i) stock based compensation of employees of members of the Group and (ii) any revaluation of contingent consideration;

(h)	before taking into account any unrealised gains or losses on any derivative instrument, other than any derivative instrument which is accounted for on a hedge accounting basis;

(i)	before taking into account any unrealised exchange gains and/or losses including without limitation those arising on translation of currency debt; and

(j)	before taking into account any gain arising from an upward revaluation of any asset at any time after the date of the Original Financial Statements,

in each case (without double counting and so that no amount shall be included or excluded more than once) to the extent otherwise deducted (in the case of (a) or (c)), or included (in the case of (b), (e) or (f)), or taken into account (in the case of (d), (g), (h), (i) or (j)) for the purposes of determining the consolidated operating profit of the Group from ordinary activities before taxation for such Relevant Period.

“Consolidated Finance Charges” means, for any Relevant Period, the aggregate amount of interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings (other than any prepayment or redemption premiums already included in the calculation of Borrowings) whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period:

(a)	provided that any upfront fees in respect of any Borrowings shall be amortised on a straight line basis over the average life of such Borrowings and the corresponding portion of such amortisation that is attributable to that Relevant Period shall be included;

(b)	excluding any interest and other amounts payable by a member of the Group to any other member of the Group;

(c)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(d)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement; and

(e)	taking no account of any unrealised gains or losses on any derivative or financial instruments other than any such instruments that are accounted for on a hedge accounting basis,

and so that no amount shall be added (or deducted) more than once.

“Consolidated Onshore Total Debt” means, at any time, the aggregate amount of all obligations (whether actual or contingent) of the Onshore Group Members for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other Onshore Group Member;

(b)	excluding any such obligations in respect of any Borrowings owing by any Onshore Group Member to any Offshore Group Member;

(c)	including, in the case of Finance Leases, their capitalised value,

and so that no amount shall be included or excluded more than once.

“Consolidated Tangible Net Worth” means at any time the aggregate of the amounts paid up or credited as paid up on the issued ordinary share capital of the Borrower and the aggregate amount of the reserves of the Group including:

(a)	any amount credited to the share premium account of the Borrower;

(b)	any capital redemption reserve fund of the Borrower; and

(c)	any balance standing to the credit of the consolidated income statement of the Group,

but deducting:

(a)	any debit balance on the consolidated income statement of the Group;

(b)	(to the extent included) any amount shown in respect of goodwill (including goodwill arising only on consolidation) or other intangible assets of the Group;

(c)	any amount which is attributable to minority interests (that is, any interest of any person (that is not a member of the Group) in any Subsidiary of the Borrower);

(d)	(to the extent included) any amount set aside for taxation, deferred taxation or bad debts;

(e)	(to the extent included) any amounts arising from an upward revaluation of assets made at any time after the date of the Original Financial Statements; and

(f)	any amount in respect of any dividend or distribution declared, recommended or made by any member of the Group to the extent payable to a person who is not a member of the Group and to the extent such distribution is not provided for in the applicable consolidated financial statements of the Group, and so that no amount shall be included or excluded more than once.

“Consolidated Total Debt” means, at any time, the aggregate amount of all obligations (whether actual or contingent) of the members of the Group for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other member of the Group;

(b)	excluding any such obligations in respect of any Borrowings owing by the Borrower or any Guarantor to any Intercompany Lender which obligations are subordinated to the Facility Obligations pursuant to a Subordination Deed;

(c)	including, in the case of Finance Leases, their capitalised value,

and so that no amount shall be included or excluded more than once.

“Interest Coverage Ratio” means, in respect of any Relevant Period, the ratio of Consolidated EBITDA to Consolidated Finance Charges in respect of such Relevant Period.

“Leverage Ratio” means, in respect of any Relevant Period, the ratio of Consolidated Total Debt on the last day of that Relevant Period to Consolidated EBITDA in respect of that Relevant Period.

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group) (including associates and joint ventures) in which any member of the Group has an Equity Interest or other form of ownership interest.

“Onshore Leverage Ratio” means, in respect of any Relevant Period, the ratio of Consolidated Onshore Total Debt on the last day of that Relevant Period to Consolidated EBITDA in respect of that Relevant Period.

20.2	Financial condition

The Borrower shall ensure that:

(a)	Leverage Ratio: in respect of each Relevant Period, the Leverage Ratio in respect of that Relevant Period shall not be greater than 2.00 : 1;

(b)	Onshore Leverage Ratio: in respect of each Relevant Period, the Onshore Leverage Ratio in respect of that Relevant Period shall not be greater than 0.25 : 1;

(c)	Interest Coverage Ratio: in respect of each Relevant Period, the Interest Coverage Ratio in respect of such Relevant Period shall be greater than 4.00 : 1; and

(d)	Consolidated Tangible Net Worth: Consolidated Tangible Net Worth shall not at any time be less than US$500,000,000.

20.3	Financial testing

(a)	The financial covenants set out in Clause 20.2 (Financial condition) shall be calculated in accordance with GAAP and tested by reference to each of the financial statements delivered under Clause 19.1 (Financial statements) and/or the Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

(b)	For the purpose of this Clause 20, to the extent not otherwise expressly defined in this Agreement, each of the account terms used in the definitions in Clause 20.1 (Financial definitions) and the related definitions in Clause 1.1 (Definitions) shall be construed in accordance with GAAP.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under any of the Finance Documents or any Commitment for any Tranche (or any commitment represented thereby) is in force.

21.1	Authorisations

Each Obligor party hereto shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	as soon as reasonably practicable after the receipt of a request from the Agent, supply certified copies to the Agent of,

any Authorisation required to enable it to perform its obligations under the Finance Documents and/or to ensure (subject to the Legal Reservations) the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws

Each Obligor party hereto shall, and shall procure that each member of the Group will, comply in all respects with all laws to which it may be subject, if failure so to comply would, or could reasonably be expected to, have a Material Adverse Effect.

21.3	Pari passu ranking

Each Obligor party hereto shall ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.4	Negative pledge

In this Clause 21.4, “Quasi-Security” means any arrangement or transaction described in paragraph (b) below.

(a)	No Obligor party hereto shall, and each Obligor party hereto shall procure that no member of the Group will, create or permit to subsist any Security over any of its assets.

(b)	No Obligor party hereto shall, and each Obligor party hereto shall procure that no member of the Group will:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Obligor party hereto or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where such arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of any asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any Security or Quasi-Security listed in Schedule 8 (Existing Security) provided that the principal amount secured by that Security or Quasi- Security does not exceed the amount stated (in respect of that Security or Quasi-Security) and is not increased (except for any increase constituted by the capitalisation of any interest or fee accruing on such principal amount) at any time after the date of this Agreement;

(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting its debit and credit balances;

(iii)	any Security or Quasi-Security constituted by the pooling of cash between Wholly-owned Group Members provided that such pooling does not involve cash of any person other than Wholly-owned Group Members;

(iv)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which such member of the Group is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non- speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to any hedging transaction;

(v)	any lien arising by operation of law and in the ordinary course of trading, provided that the aggregate indebtedness which is secured by any or all such liens and which is due but unpaid does not (or the equivalent thereof in US dollars does not) at any time exceed US$15,000,000;

(vi)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	that Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured by that Security or to which such Quasi-Security relates has not been increased in contemplation of, or since, the acquisition of that asset by a member of the Group; and

(C)	either:

(1)	that Security or Quasi-Security is removed or discharged within six Months of the date of acquisition of such asset by a member of the Group; or

(2)	the aggregate outstanding principal amount secured by that Security or to which such Quasi-Security relates, when aggregated with the aggregate outstanding principal secured by any or all other Security falling within this paragraph (c)(vi)(C)(2) and/or paragraph (c)(vii)(C)(2) and/or to which this paragraph (c)(vi)(C)(2) and/or paragraph (c)(vii)(C)(2) relate (excluding for the avoidance of doubt any Security or Quasi-Security falling within paragraphs (c)(i) to (v) and (viii) to (xii)), does not (or the equivalent thereof does not) at any time exceed US$10,000,000;

(vii)	any Security or Quasi-Security over or affecting any asset of any person which becomes a member of the Group after the date of this Agreement, where that Security or Quasi-Security is created prior to the date on which that person becomes a member of the Group, if:

(A)	that Security or Quasi-Security was not created in contemplation of the acquisition of any interest in that person by any member of the Group;

(B)	the principal amount secured by that Security or to which that Quasi-Security relates has not increased in contemplation of or since the acquisition of any interest in that person by any member of the Group; and

(C)	either:

(1)	that Security or Quasi-Security is removed or discharged within six Months of that person becoming a member of the Group; or

(2)	the aggregate outstanding principal amount secured by that Security or to which such Quasi-Security relates, when aggregated with the aggregate outstanding principal secured by any or all other Security falling within this paragraph (c)(vii)(C)(2) and/or paragraph (c)(vi)(C)(2) and/or to which this paragraph (c)(vii)(C)(2) and/or paragraph (c)(vi)(C)(2) relate (excluding for the avoidance of doubt any Security or Quasi-Security falling within paragraphs (c)(i) to (v) and (viii) to (xii)), does not (or the equivalent thereof does not) at any time exceed US$10,000,000;

(viii)	any Security or Quasi-Security created pursuant to any Finance Document;

(ix)	any Security or Quasi-Security arising as a result of a disposal that is expressly permitted under Clause 21.5 (Disposals) (other than paragraph (b)(ix) of Clause 21.5 (Disposals));

(x)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(xi)	any Security or Quasi-Security granted by any member of the Group with the prior written consent of the Agent (acting on the instructions of the Majority Lenders); or

(xii)	any Security securing indebtedness the principal amount of which (when aggregated with the aggregate principal amount of any and all other indebtedness which has the benefit of Security given by any one or more members of the Group other than any permitted under paragraphs (c)(i) to (xi) above) does not exceed US$15,000,000 (or its equivalent in another currency or currencies).

21.5	Disposals

(a)	No Obligor party hereto shall, and each Obligor party hereto shall procure that no member of the Group will, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of day-to-day business of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose;

(iii)	of obsolete, worn out or redundant assets or assets not required for the operations of the business of the disposing entity (in each case other than any Equity Interests or any business or undertaking or any beneficial interest therein);

(iv)	of cash that is not otherwise prohibited by any Finance Document (including the payment of dividends in cash to the extent not prohibited by any Finance Document);

(v)	made by a Wholly-owned Group Member to another Wholly-owned Group Member;

(vi)	made by a member of the Group (that is not a Wholly-owned Group Member) to:

(A)	any Wholly-owned Group Member, provided that such sale, lease, transfer or disposal must be made on terms that are no less favourable to such Wholly-owned Group Member than arm’s length terms; or

(B)	another member of the Group which is not a Wholly-owned Group Member, provided that such sale, lease, transfer or disposal must be made on arm’s length terms;

(vii)	constituted by the payment of cash consideration for any acquisition or investment permitted under Clause 21.10 (Acquisitions);

(viii)	(upon or after the STA Parent IPO) of any Equity Interest in the STA Parent (on arm’s length terms) to the extent required by the provisions of the applicable Listing Rules (relating to minimum public float) to maintain the listing status of the STA Parent IPO;

(ix)	that is constituted by the creation of any Security or Quasi-Security that is expressly permitted under Clause 21.4 (Negative pledge) (other than paragraph (c)(ix) of Clause 21.4 (Negative pledge));

(x)	with the prior written consent of the Agent (acting on the instructions of the Majority Lenders); or

(xi)	of any asset in any financial year of the Borrower, where the higher of the market value or consideration receivable in respect of such asset (when aggregated with the higher (in each case) of the market value or consideration receivable in respect of each other asset the subject of any or all other sales, leases, transfers and/or other disposals by any one or more members of the Group during such financial year, other than any permitted under paragraphs (b)(i) to (x) above) does not (or the equivalent thereof in the applicable currency does not) exceed an amount which is equal to 5% of the Consolidated Tangible Net Worth as at the end of the financial year that immediately precedes such first- mentioned financial year.

21.6	Merger

No Obligor party hereto shall, and each Obligor party hereto shall procure that no member of the Group will, enter into any amalgamation, demerger, merger or corporate reconstruction except for:

(a)	any amalgamation or merger by any member of the Group with any person which amalgamation or merger effects any acquisition by such member of the Group that is permitted under Clause 21.10 (Acquisitions), provided that where any Obligor party hereto is involved in such amalgamation or merger, such Obligor is the surviving entity of such amalgamation or merger and its obligations under the Finance Documents remain (subject to Legal Reservations (to the extent the same Legal Reservations would have applied had such amalgamation or merger not occurred)) legal, valid, binding and enforceable;

(b)	any demerger or corporate reconstruction of any member of the Group (other than an Obligor party hereto) which gives effect to any disposal by such member of the Group that is permitted under Clause 21.5 (Disposals); and

(c)	any solvent liquidation or dissolution of any member of the Group (other than any of the Obligors party hereto) where (i) all payments and assets distributed as a result of such liquidation or dissolution are distributed to members of the Group that are holders of the Equity Interests in such first-mentioned member of the Group (pro rata to their respective holdings of such Equity Interests) and not to any person that is not a member of the Group and (ii) such liquidation or dissolution would not, and could not reasonably be expected to, have any Material Adverse Effect.

21.7	Change of business

Each Obligor party hereto shall procure that no material change is made to the general nature or scope of the business of such Obligor, or of the Group taken as a whole, from that carried on at the date of this Agreement.

21.8	Environmental compliance

Each Obligor party hereto shall (and each Obligor party hereto shall procure that each member of the Group will) comply in all material respects with all Environmental Law, obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under any Environmental Law or any Environmental Permits, where failure to do so would, or could reasonably be expected to, have a Material Adverse Effect.

21.9	Environmental Claims

Each Obligor party hereto shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim which has been commenced or (to the best of such Obligor’s knowledge and belief) is threatened in writing against any member of the Group, or

(b)	any facts or circumstances which will or could reasonably be expected to result in any Environmental Claim being commenced or threatened in writing against any member of the Group,

in each case where such Environmental Claim could reasonably be expected, if determined against any member of the Group, to have a Material Adverse Effect.

21.10	Acquisitions

(a)	No Obligor party hereto shall, and each Obligor party hereto shall procure that no member of the Group will:

(i)	acquire any shares, securities or interests in any company, corporation or legal entity or any business or undertaking or any part thereof (or, in each case, any interest in any of the foregoing);

(ii)	incorporate or establish any company, corporation or legal entity; or

(iii)	enter into, invest in or acquire (or agree to acquire) any Equity Interests or other interest in any Joint Venture.

(b)	Paragraph (a) above shall not apply to:

(i)	an acquisition by any member of the Group of any existing Equity Interests in any company or any business (such company or business being the “Future Target”), where:

(A)	the business of such Future Target (and its Subsidiaries, if any) is of the same nature as, or is complimentary or ancillary to, the Group’s business as conducted on the date of this Agreement;

(B)	such Equity Interests or business that are the subject of such acquisition were beneficially owned by a person (that is not a member of the Group) prior to such acquisition; and

(C)	as at the making of such acquisition, the requirements under Clause 20 (Financial covenants) have been complied with, and would have been complied with in relation to the date as at which the most recent consolidated financial statements of the Borrower (as at the date of the making of such acquisition or investment) were prepared (the “Relevant Test Date”) and the period of 12-months ending on such Relevant Test Date (the “Relevant Test Period”) had such requirements been tested on a pro forma basis giving effect to such acquisition and any incurrence or assumption of Financial Indebtedness in connection with such acquisition, calculated as if:

(1)	such acquisition had been consummated as at the commencement of such Relevant Test Period and as if such Financial Indebtedness had been incurred or assumed and were outstanding as at the commencement of such Relevant Test Period and remained outstanding throughout such Relevant Test Period; and

(2)	(in the case of any such acquisition prior to the first date on which the requirements under Clause 20.2 (Financial condition) are tested) the requirements under Clause 20.2 (Financial condition) as applicable to the first Relevant Period ending after the date of this Agreement and/or the last day of such first Relevant Period shall nevertheless be deemed to be effective in relation to such Relevant Test Period and such Relevant Test Date; and

(D)	such acquisition could not be reasonably expected to have a Material Adverse Effect; and/or

(ii)	the acquisition by any member of the Group (the “Relevant Investor”) of any Equity Interests in any other member of the Group or any Joint Venture in which any member of the Group participates (such other member of the Group or Joint Venture being the “Relevant Investee”) pursuant to the issuance of such Equity Interests by such Relevant Investee (including without limitation the acquisition by any Relevant Investor of such Equity Interests in such Relevant Investee upon the incorporation or establishment of such Relevant Investee), provided that:

(A)	the Relevant Investee is not the Borrower;

(B)	all of the requirements of either paragraph (1) or (2) below are satisfied:

(1)	if the Relevant Investor is a Wholly-owned Group Member, the Relevant Investee must be a Wholly-owned Group Member, and if the Relevant Investee is not a Wholly-owned Group Member, the Relevant Investor must not be a Wholly-owned Group Member; or

(2)	the aggregate Consideration in respect of such acquisition, when aggregated with (x) the aggregate Consideration in respect of any and all other acquisitions made by any or all members of the Group since the date of this Agreement and falling within this paragraph (2), (y) the aggregate outstanding principal amount of any and all loans and/or credits granted by any or all members of the Group and falling within paragraph (b)(iii) of Clause 21.11 (Loans and guarantees) and (z) the aggregate maximum actual or contingent liabilities under any and all guarantees granted by any or all members of the Group and falling within paragraph (c)(v) of Clause 21.11 (Loans and guarantees), does not (or the equivalent thereof in the applicable currency does not) at any time exceed an amount which is equal to 5% of the Consolidated Tangible Net Worth (as at the end of the financial year that immediately precedes such time); and

(C)	such acquisition could not be reasonably expected to have a Material Adverse Effect.

For the purposes of this Agreement, “Consideration” means, in relation to any acquisition, the aggregate consideration paid and/or payable in respect of such acquisition (taking, in the case of any non-cash consideration, the higher of the book value and the market value thereof).

21.11	Loans and guarantees

(a)	No Obligor party hereto shall, and each Obligor party hereto shall procure that no member of the Group will:

(i)	make any loan or provide any form of credit or financial accommodation to, or be a creditor of any Financial Indebtedness owing by, any person; or

(ii)	give or issue, or allow to be subsisting, any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)	Paragraph (a)(i) above shall not apply to:

(i)	any trade credit extended and any advance payment made by any member of the Group in the ordinary course of its day-to-day business;

(ii)	any loan or credit granted by any member of the Group (the “Group Lender”) to another member of the Group (the “Group Borrower”) provided that:

(A)	(if the Group Borrower is the Borrower or a Guarantor and the Group Lender is not the Borrower or a Guarantor) such loan or credit is subordinated to the Facility Obligations pursuant to a Subordination Deed; and

(B)	if the Group Lender is a Wholly-owned Group Member, that Group Borrower must be a Wholly-owned Group Member; and/or

(iii)	any loan or credit granted by any member of the Group to another member of the Group or a Joint Venture in which any member of the Group participates (which loan or credit is not permitted by paragraphs (b)(i) and (b)(ii)), so long as the sum of (A) the aggregate outstanding principal amount of any and all loans and/or credits (including such first-mentioned loan or credit) granted by any or all members of the Group and falling within this paragraph (b)(iii), (B) the aggregate maximum actual or contingent liabilities under any and all guarantees granted by any or all members of the Group and falling within paragraph (c)(v) of this Clause 21.11 and (C) the aggregate Consideration in respect of any and all acquisitions made by any or all members of the Group since the date of this Agreement and falling within paragraph (b)(ii)(B)(2) of Clause 21.10 (Acquisitions) does not (or the equivalent thereof in the applicable currency does not) at any time exceed an amount which is equal to 5% of the Consolidated Tangible Net Worth (as at the end of the financial year that immediately precedes such time).

(c)	Paragraph (a)(ii) above shall not apply to:

(i)	any guarantee or indemnity given under any Finance Document;

(ii)	any guarantee by any member of the Group (the “Group Guarantor”) in respect of Financial Indebtedness or other obligations of a member of the Group (the “Group Principal”), provided that:

(A)	(if the Group Principal is the Borrower or a Guarantor and the Group Guarantor is not the Borrower or a Guarantor) all of the counter-indemnity and other obligations owing by the Group Principal to the Group Guarantor in respect of or in connection with such guarantee (including any payment pursuant to such guarantee) are subordinated to the Facility Obligations pursuant to a Subordination Deed; and

(B)	if the Group Guarantor is a Wholly-owned Group Member, that Group Principal must be a Wholly-owned Group Member;

(iii)	any indemnity given by any member of the Group in the ordinary course of the documentation of an acquisition or disposal by such member of the Group that is permitted under Clause 21.5 (Disposals) or Clause 21.10 (Acquisitions), which indemnity is in a customary form and subject to customary limitations and is not given in respect of any Financial Indebtedness;

(iv)	any guarantee given by any member of the Group in respect of the Financial Indebtedness owing by another member of the Group, provided that all of such Financial Indebtedness is included in the calculation of Consolidated Total Debt and, where applicable, Consolidated Onshore Total Debt; and/or

(v)	any guarantee given by any member of the Group in respect of any obligations of any member of the Group or any Joint Venture in which any member of the Group participates (which guarantee is not permitted by paragraphs (c)(i) to (c)(iv)), so long as the sum of (A) the aggregate maximum actual or contingent liabilities under any and all guarantees granted by any or all members of the Group and falling within this paragraph (c)(v) (including such first-mentioned guarantee), (B) the aggregate outstanding principal amount of any and all loans and/or credits granted by any or all members of the Group and falling within paragraph (b)(iii) of this Clause 21.11 and (C) the aggregate Consideration in respect of any and all acquisitions made by any or all members of the Group since the date of this Agreement and falling within paragraph (b)(ii)(B)(2) of Clause 21.10 (Acquisitions) does not (or the equivalent thereof in the applicable currency does not) at any time exceed an amount which is equal to 5% of the Consolidated Tangible Net Worth (as at the end of the financial year that immediately precedes such time).

21.12	Dividends and distributions

The Borrower shall not:

(a)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its Equity Interests (or any class thereof);

(b)	repay or distribute any dividend or share premium reserve; or

(c)	redeem, repurchase, defease, retire or repay any of its Equity Interests (or any class thereof),

or resolve to do so, at any time when an Event of Default is continuing or if a Default would occur as a result of doing so.

21.13	No onerous restrictions

None of the Obligors party hereto shall, and each Obligor party hereto shall procure that no member of the Group shall at any time enter into or be party to any agreement or arrangement (other than the Finance Documents) that would restrict the ability of any member of the Group to declare or pay dividends or distributions to, or make available any loan to, any member of the Group that holds any Equity Interests in such first-mentioned member of the Group, other than any such restriction:

(a)	required pursuant to the Finance Documents;

(b)	mandatorily required pursuant to any law and/or regulation applicable to such Obligor or such member of the Group; or

(c)	pursuant to a customary provision in a joint venture agreement (relating to a joint venture between a member of the Group and person(s) that are not members of the Group) entered into between a member of the Group and such person(s) in the ordinary course of business on arm’s length terms, where (i) such restriction only applies to the making of dividends, distributions or loans by such joint venture (and not any other member of the Group) and (ii) such joint venture is a not a Wholly-owned Group Member and the investments by members of the Group in such joint venture are permitted under this Agreement.

21.14	Maintenance of ownership

Each of the Obligors party hereto shall ensure that at all times:

(a)	the Borrower directly legally and beneficially owns 100% of the Equity Interests in WuXi AppTec (BVI) Inc.;

(b)	WuXi AppTec (BVI) Inc. directly legally and beneficially owns 100% of the Equity Interests in WuXi AppTec (Hong Kong) Limited ;

(c)	the Borrower directly legally and beneficially owns 100% of the Equity Interests in WuXi AppTec Holding Company, Inc.;

(d)	WuXi AppTec Holding Company, Inc. directly legally and beneficially owns 100% of the Equity Interests in WuXi AppTec, Inc.;

(e)	the Borrower directly and indirectly legally and beneficially owns:

(i)	100% of the Equity Interests in each of the Material Subsidiaries (other than STA Parent, STA HK and any Material Subsidiary that is a Subsidiary of STA Parent or of STA HK);

(ii)	(at all times prior to the consummation of the STA Parent IPO) 100% of the Equity Interests in each of STA Parent, STA HK and each Material Subsidiary that is a Subsidiary of STA Parent or of STA HK; and

(iii)	(at all times upon and after the consummation of the STA Parent IPO) at least 70% (on an actual basis and also on a fully diluted basis) of the aggregate equity interests in each of STA Parent, STA HK and each Material Subsidiary that is a Subsidiary of STA Parent or of STA HK;

(f)	the Borrower, directly or indirectly, exercises management control over each of the Guarantors and the Material Subsidiaries; and

(g)	no Security, third party rights or competing interests subsist over or affect any such Equity Interests in any of the Guarantors, the Material Subsidiaries, STA Parent or STA HK (that are held or beneficially owned by any member of the Group) and none of the Obligors party hereto or any member of the Group is party to any agreement or under any commitment to give or create any such Security, third party right or competing interests.

21.15	Insurance

Each Obligor party hereto shall, and shall procure that each member of the Group will, maintain insurances or have the benefit of (through Group policies or otherwise) insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business in the relevant jurisdiction(s).

21.16	No change in auditors

No Obligor party hereto shall, and each Obligor party hereto shall procure that no member of the Group will, change its auditors without the prior written consent of the Majority Lenders or as otherwise mandatorily required pursuant to applicable law.

21.17	Arm’s length basis

(a)	Except as permitted under paragraph (b) below, no Obligor party hereto shall, and each Obligor party hereto shall procure that no member of the Group will, enter into any transaction with any Related Party except on arm’s length terms and for full market value.

(b)	Paragraph (a) does not apply to:

(i)	any transaction solely between two or more Wholly-owned Group Members;

(ii)	any transaction solely between a member of the Group and any of its wholly-owned Subsidiaries; and/or

(iii)	any transaction between (A) the Borrower or a Guarantor and (B) any other member of the Group (which is not a Wholly-owned Group Member and is not a wholly-owned Subsidiary of the Borrower or such Guarantor), provided that the terms of such transaction are no less favourable to the Borrower or such Guarantor referred to in (A) than arm’s length terms.

(c)	For the purpose of this Clause 21.17, “Related Party” means any member of the Group, any direct or indirect holder or owner of any Equity Interest in any member of the Group, or any Affiliate of any such holder or owner.

21.18	Intercompany loans

(a)	Each Obligor party hereto shall ensure that:

(i)	any and all loans and/or Financial Indebtedness from time to time owing by the Borrower or any Guarantor to:

(A)	any member of the Group (that is not the Borrower or a Guarantor); or

(B)	any direct or indirect holder of Equity Interests in the Borrower (other than any such holder which is a bank or financial institution).

(collectively an “Intercompany Lender”); and

(ii)	any and all counter-indemnity and similar obligations from time to time owing by the Borrower or any Guarantor to any Intercompany Lender in respect of any guarantee given by such Intercompany Lender, shall, with effect from no later than the date of delivery of the first Utilisation Request, be subordinated to all of the obligations owing or expressed to be owing to any or all of the Finance Parties by any or all of the Obligors party hereto under or pursuant to the Finance Documents (the “Facility Obligations”) on terms and pursuant to a Subordination Deed satisfactory to the Majority Lenders (such loans, Financial Indebtedness, counter-indemnity and other similar obligations being “Subordinated Indebtedness”), provided that for the avoidance of doubt the terms of such subordination shall require that no repayment, prepayment, discharge or other payment (whether of principal, interest or otherwise) in respect of any Subordinated Indebtedness may be made at any time when any Facility Obligations (or any part thereof) is or may become outstanding (other than, at any time when no Default is continuing pursuant to Clause 22.1 (Non-payment) and no other Event of Default is continuing, payments made by the Borrower or a Guarantor in respect of Subordinated Indebtedness owing to any Intercompany Lender that is a Wholly-owned Group Member).

(b)	Each Obligor party hereto shall ensure that none of the Obligors party hereto may repay, prepay, discharge or make any other payment (whether of principal, interest or otherwise) in respect of any Subordinated Indebtedness owing to any Intercompany Lender at any time when any Facility Obligations (or any part thereof) are or may become outstanding (other than, at any time when no Default is continuing pursuant to Clause 22.1 (Non-payment) is continuing and no other Event of Default is continuing, payments made by the Borrower or a Guarantor in respect of Subordinated Indebtedness owing to any Intercompany Lender that is a Wholly-owned Group Member).

(c)	Each Obligor party hereto shall ensure that there shall be delivered to the Agent, promptly upon the execution of any Subordination Deed or Subordination Deed Accession Letter, all of the documents and evidence specified in Part II of Schedule 3 (Conditions Precedent) with respect to such Subordination Deed or Subordination Deed Accession Letter (as the case may be) and each Obligor party to such Subordination Deed or Subordination Deed Accession Letter (as the case may be).

21.19	Maintenance of books and records, visitation

Each Obligor party hereto shall, and shall procure that each of the members of the Group will:

(a)	maintain books and records (with respect to itself and its business) in good order;

(b)	upon request by the Agent (provided that such request may only be made if the Agent believes in good faith that a Default is continuing), ensure that the representatives, agents and/or advisers of any or all of the Finance Parties shall be allowed to have access to the assets, books, records and premises of such Obligor or, as the case may be, such member of the Group and to inspect the same during normal business hours (at the expense of such Obligor) upon reasonable notice; and

(c)	upon request by the Agent (provided that such request may only be made if the Agent believes in good faith that a Default is continuing), ensure that its officers shall, upon reasonable notice, be available to discuss in good faith its affairs with the Finance Parties and their respective representatives, agents and/or advisers.

21.20	Sanctions

Each Obligor party hereto shall, and shall procure that each member of the Group will, ensure that none of the proceeds of any Loan will be, directly or indirectly, used, lent, contributed or otherwise made available to any person (i) to fund or facilitate any activity with or business of, with or related to, or to otherwise benefit, any Designated Person or Restricted Party or (ii) in any other manner that would result, or could reasonably be expected to result, in a violation of Anti-Terrorism Laws and Regulations.

21.21	Anti-bribery conduct

(a)	Each Obligor party hereto shall, and shall procure that each member of the Group will, ensure that none of the proceeds of any Loan will be paid, offered, or promised, directly or indirectly, to any foreign or domestic government official or employee for the purpose of: (i) influencing any act or decision of such person in his/her official capacity; (ii) inducing such person to act (including through action or omission) in violation of the lawful duty of such person; (iii) securing any improper advantage; or (iv) inducing such person to use his/her influence to affect or influence any act or decision of a Governmental Agency, in order to assist any member of the Group in obtaining or retaining business for or with, or directing business to, any person or obtaining or retaining any economic benefit, or otherwise in violation of the U.S. Foreign Corrupt Practices Act or any other applicable anti-corruption or anti-bribery law or regulation in any applicable jurisdictions.

(b)	Each Obligor party hereto shall (and shall procure that each member of the Group will):

(i)	conduct its businesses in compliance with the U.S. Foreign Corrupt Practices Act and any other applicable anti-corruption and anti-bribery laws and regulations in any applicable jurisdictions; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

21.22	Anti-Money laundering laws

No Obligor party hereto shall, and each Obligor party hereto shall procure that no member of the Group will, fund all or part of any payment under this Agreement or any other Finance Document out of proceeds derived from any transaction that violates any Anti-Money Laundering Laws.

21.23	Additional guarantee - STA HK

(a)	The Borrower shall (unless the Borrower complies with its obligations to pay the No Guarantee Fee pursuant to paragraph (b)(i) of this Clause 21.23 (Additional guarantee - STA HK)) take all necessary actions to cause STA HK to accede as a Guarantor in accordance with Clause 24.2 (Accession as Guarantor) as soon as practicable after the date of this Agreement but in any event not later than 30 June 2015 (the “Accession Date”).

(b)	In the event STA HK does not become party to this Agreement as a Guarantor on or before the Accession Date:

(i)	the Borrower shall pay to the Agent (for the account of each Lender) a fee (the “No Guarantee Fee”) in US dollars equal to 0.075 per cent. per annum calculated on such Lender’s aggregate participation in the outstanding principal amount of the Loans (in respect of each Tranche) from time to time during the period commencing from and including the day immediately after the Accession Date to (but excluding) the earlier of (i) the day on which the STA Parent IPO occurs and (ii) the day on which STA HK accedes as an Additional Guarantor (such period being the “No Guarantee Fee Period”). The No Guarantee Fee shall accrue on a daily basis during the No Guarantee Fee Period and shall be payable by the Borrower to the Agent in arrears on the last day of each Month during the No Guarantee Fee Period (the first such Month commencing on the date of the No Guarantee Fee Period) and on the last day of the No Guarantee Fee Period; and

(ii)	provided that the Borrower complies with its obligations to pay the No Guarantee Fee, such failure to ensure that STA HK becomes party to this Agreement as a Guarantor shall not constitute any Default.

21.24	Guarantor Coverage

(a)	Each Obligor party hereto shall ensure that the aggregate (without duplication) of the revenue of (i) the Guarantors on an unconsolidated basis and (ii) STA HK on an unconsolidated basis (if it has not acceded to this Agreement as an Additional Guarantor) (excluding, in each case under (i) and (ii), all items between members of the Group) for the Most Recent Testing Period represents not less than 60 per cent. of the consolidated revenue of the Group for the Most Recent Testing Period (the “Guarantor Coverage”).

(b)	For the purpose of this Clause 21.24, “Most Recent Testing Period” means, as at any date (a “Calculation Date”), the period of 12 months ending on the date as at which the consolidated financial statements of the Group most recently delivered to the Agent under this Agreement (as at such Calculation Date) were prepared.

(c)	The Guarantor Coverage shall be tested by reference to the financial statements of the Group delivered to the Agent pursuant to this Agreement and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

21.25	Compliance with U.S. Regulations

(a)	No Obligor party hereto shall, and each Obligor party hereto shall ensure that no other member of the Group will, become an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the 1940 Act.

(b)	Each Obligor party hereto shall ensure that none of the making of any Loan, or the application of the proceeds or repayment of any Loan by any Obligor party hereto or the consummation of the other transactions contemplated by any Finance Document will violate any provision of such act or any rule, regulation or order of the SEC under the 1940 Act.

21.26	Further assurance

Each Obligor party hereto shall promptly, at its own cost and expense, do all such acts or execute all such documents as the Agent may reasonably specify (and in such form as the Agent may reasonably require) to give effect to or perfect any guarantee or indemnity under Clause 17 (Guarantee and indemnity) or otherwise to give effect to the provisions of any Finance Document.

21.27	Use of Proceeds

(a)	Without prejudice to the foregoing, each Obligor party hereto shall ensure that all of the proceeds of the Loans shall be applied in a manner that fully complies with rules, regulations and guidelines promulgated from time to time by the China Banking Regulatory Commission, the State Administration of Foreign Exchange and the People’s Bank of China of the PRC and any other relevant regulatory authorities.

(b)	Each Obligor party hereto shall ensure that any and all proceeds of the Loans shall be applied in a manner that does not violate any applicable financial assistance or similar law or regulation.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22.1 (Non-payment) to Clause

22.18	(Material adverse change) is an Event of Default.

22.1	Non-payment

An Obligor does not pay on the due date any amount pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment of such amount is made within three Business Days of its due date.

22.2	Financial covenants

Any requirement of Clause 20 (Financial covenants) is not satisfied.

22.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants) and, in the case of Clause 21.23 (Additional guarantee - STA HK), subject to paragraph (b) of Clause 21.23 (Additional guarantee - STA HK)).

(b)	No Event of Default under paragraph (a) above will occur in respect of such failure to comply if such failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (A) the Agent giving notice to the Borrower or such Obligor or (B) the Borrower or such Obligor becoming aware of such failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by any Obligor in any or all of the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.5	Cross default

Any:

(a)	Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period;

(b)	Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(c)	commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described); or

(d)	creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described), provided that no Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness and/or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above (for any and all members of the Group) is less than US$15,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency

(a)	A member of the Group:

(i)	is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due; or

(ii)	by reason of actual or anticipated financial difficulties, suspends making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(b)	the value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities); or

(c)	a moratorium is declared in respect of any indebtedness of any member of the Group.

22.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group (other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor, which liquidation or reorganisation is permitted under the Finance Documents);

(ii)	a composition or arrangement with any creditor of any member of the Group, or an assignment for the benefit of creditors generally of any member of the Group or a class of such creditors;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor, which liquidation is permitted under the Finance Documents), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any member of the Group, where the aggregate value of any and all assets of any or all of members of the Group that are subject to any or all events or circumstances of such enforcement and/or any expropriation, attachment, sequestration, distress and/or execution referred to Clause 22.8 (Creditors’ process) is more than US$15,000,000 (or its equivalent in any other currency or currencies), or any analogous procedure or step is taken in any jurisdiction; or

(b)	any of the following occurs in respect of the Borrower or any Guarantor:

(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any US Bankruptcy Law; or

(iii)	an involuntary case under any US Bankruptcy Law is commenced against it and is not dismissed or stayed within 60 days after commencement of the case; or

an order for relief or other order approving any involuntary case or proceeding is entered under any US Bankruptcy Law.

(c)	Paragraph (a)(i) of this Clause 22.7 shall not apply to any winding-up petition made against any member of the Group (by a person that is not a member of the Group or any director or officer thereof) which petition is frivolous or vexatious and is discharged, stayed or dismissed within 15 Business Days of its commencement.

22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any member of the Group and such expropriation, attachment, sequestration, distress or execution is not discharged within 30 calendar days, provided that it shall not be an Event of Default under this Clause 22.8 if the aggregate value of any and all assets of any or all members of the Group that are subject to any or all events or circumstances of such expropriation, attachment, sequestration, distress and/or execution and/or any enforcement of Security referred to in paragraph (a)(iv) of Clause 22.7 (Insolvency proceedings) does not exceed US$15,000,000 (or its equivalent in any other currency or currencies).

22.9	Unlawfulness, or ineffectiveness of guarantee or subordination

(a)	It is or becomes unlawful for an Obligor (other than a Third Party Intercompany Lender) to perform any of its obligations under the Finance Documents; or

(b)	any guarantee or indemnity under Clause 17 (Guarantee and indemnity) is not or ceases to be legal, valid, binding and (subject to the Legal Reservations) enforceable; or

(c)	any subordination created or purported to be created pursuant to any Subordination Deed is or becomes unlawful or is or ceases to be effective or (subject to the Legal Reservations) enforceable.

22.10	Failure to comply with final judgments

Any member of the Group fails to comply with or pay any sum due from it under any final judgment or order made or given by any court of competent jurisdiction, except that in the case of a failure to pay, such failure shall not constitute an Event of Default under this Clause 22.10 if the aggregate amount failed to be paid by any or all members of the Group under any one or more such judgments or orders is less than (or the equivalent thereof in US$ is less than) US$15,000,000 and such failure is remedied within 15 calendar days.

22.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate any Finance Document.

22.12	Nationalisation or expropriation

The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any Governmental Agency or any other governmental, regulatory or other authority or other person in relation to such member of the Group or any of its assets.

22.13	Cessation of business

An Obligor party hereto or the Group suspends or ceases to carry on all or a material part of the business of any Obligor party hereto or of the business of the Group taken as a whole.

22.14	Suspension or Cessation of Listing

The shares of the Borrower cease to be listed on the New York Stock Exchange or the trading of the shares of the Borrower on the New York Stock Exchange has been suspended for more than five consecutive days on which trading is carried on the New York Stock Exchange.

22.15	Material litigation

Any investigation, litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been commenced, or are pending, against, any member of the Group (except for any frivolous or vexatious investigation, litigation, arbitration or administrative proceedings that are being contested in good faith by such member of the Group) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

22.16	Audit qualification

(a)	The auditors of the Borrower or the Group qualify any of the annual consolidated financial statements of the Group (the “Auditors’ Qualification”).

(b)	No Event of Default under paragraph (a) above shall occur in relation an Auditors’ Qualification if such Auditors’ Qualification is made as a direct result of any introduction of or change in (or in the interpretation, administration or application of) any applicable law, regulation, rule or requirement as announced, implemented and/or enforced by the SEC which have general application to companies of the same class, or same jurisdiction of incorporation, or same or similar business as the Borrower, and is not attributable to deficiencies relating to any member of the Group (including its procedures and/or records).

22.17	Employee Plans

Any ERISA Event shall have occurred, and the applicable liabilities of any or all of the Obligors party hereto and/or the ERISA Affiliates, either individually or in the aggregate, related to such ERISA Event, individually or when aggregated with all other ERISA Events, would have or could reasonably be expected to have a Material Adverse Effect.

22.18	Material adverse change

Any event or circumstance occurs which (individually or together with other events or circumstances) could reasonably be expected to have a Material Adverse Effect.

22.19	Acceleration

On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	without prejudice to the participations of any or all of the Lenders in any Loans the outstanding:

(i)	cancel the Commitments of the Lenders (in respect of any or all of the Tranches) and reduce them to zero whereupon they shall immediately be cancelled and reduced to zero; or

(ii)	cancel any part of the Commitments of the Lenders (in respect of any or all of the Tranches) and reduce them accordingly, whereupon the applicable part of the Commitments of the Lenders (in respect of such Tranche(s)) shall be cancelled (and the Commitments of the Lenders (in respect of such Tranche(s)) shall be reduced accordingly), provided that such reduction of the Commitments of the Lenders in respect of any Tranche shall be applied towards the Commitments of the Lenders in respect of such Tranche rateably;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders,

provided that if an Event of Default falling within under paragraph (b) of Clause 22.7 (Insolvency proceedings) occurs, then without notice to any Obligor or any other person or any other act by the Agent or any other person, (i) all of the Loan(s), together with accrued interest, all amounts under Clause 17 (Guarantee and indemnity) (as if a demand has been made thereunder against each Guarantor in respect of all amounts owing or expressed to be owing by the Borrower and/or such Guarantor under the Finance Documents) and all other amounts accrued or outstanding under the Finance Documents shall become immediately due and payable, in each case, without presentment, demand, protest or notice of any kind, all of which are expressly waived, and (ii) the Facility shall be immediately cancelled and the Commitment of each Lender in respect of each Tranche shall be immediately reduced to zero.

SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights under this Agreement; or

(b)	transfer by novation any of its rights and/or obligations under this Agreement,

to an Eligible Transferee (the “New Lender”), in each case without the consent of any Obligor.

23.2	Conditions of assignment or transfer

(a)	The Existing Lender shall, simultaneously with the assignment or transfer by it of rights and/or obligations under this Agreement to the New Lender, assign to the New Lender a proportionate share of the rights held by it (in its capacity as Lender) under or in connection with the other Finance Documents.

(b)	A transfer by the Existing Lender to the New Lender will be effective only if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with in respect of such transfer.

(c)	An assignment by the Existing Lender to the New Lender will be effective only if the procedure and conditions set out in Clause 23.6 (Procedure for assignment) are complied with in respect of such assignment (subject to paragraph (c) of Clause 23.6 (Procedure for assignment)).

(d)	Subject to paragraph (e), if:

(i)	a Lender assigns or transfers any or all of its rights or obligations under this Agreement to a New Lender or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date on which such assignment, transfer or change occurs, the Borrower would be obliged to make a payment to such New Lender or (as the case may be) such Lender acting through its new Facility Office under paragraph (a) of Clause 12.2 (Tax gross-up), Clause 12.3 (Tax indemnity) or Clause 13 (Increased costs), then the entitlement of such New Lender or (as the case may be) such Lender acting through its new Facility Office to receive payment under those Clauses from the Borrower by reference to such circumstances existing at the date of such assignment, transfer or change (or a continuation of such circumstances) shall be limited to the same extent as the entitlement of such Lender or (as the case may be) such Lender acting through its Facility Office immediately prior to such change had such assignment, transfer or change not occurred.

(e)	Paragraph (d) and the limitations thereunder shall not apply in the case of any assignment or transfer by any Lender of any or all of its rights and/or obligations under this Agreement or any change by any Lender of its Facility Office where such assignment, transfer or change is made:

(i)	pursuant to Clause 14.1 (Mitigation);

(ii)	when an Event of Default is continuing; or

(iii)	with the prior written consent of the Borrower.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which the relevant assignment or transfer by the Existing Lender to the New Lender takes effect, pay to the Agent (for its own account) a fee of US$2,500.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor, any member of the Group, or any Affiliate of any of the foregoing;

(iii)	the performance and observance by any Obligor of its obligations under any of the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	The New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors, members of the Group and their related entities in connection with its participation in this Agreement and/or the other Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Obligors, members of the Group and their related entities whilst any amount is or may be outstanding under any of the Finance Documents or any commitment represented by any Commitment (in respect of any Tranche) is in force.

(c)	Nothing in any Finance Document obliges the Existing Lender to:

(i)	accept a re-assignment or re-transfer from the New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any of the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer by the Existing Lender of any or all of its rights and obligations under this Agreement is effected on the Transfer Date in accordance with paragraph (c) below. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate, provided that the Agent shall have no obligation to execute any Transfer Certificate at any time earlier than the date that is five Business Days after its receipt of such Transfer Certificate.

(b)	The Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer from the Existing Lender to the New Lender (the subject of such Transfer Certificate).

(c)	On the Transfer Date in respect of a transfer by the Existing Lender to the New Lender:

(i)	to the extent that in the Transfer Certificate (relating to such transfer) the Existing Lender seeks to transfer by novation its rights and obligations under this Agreement each of the Obligors party hereto and the Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors party hereto and the New Lender shall assume obligations towards one another and/or acquire rights against one another under this Agreement which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Coordinating Arranger, the Mandated Lead Arrangers and Bookrunners, the Mandated Lead Arrangers, the New Lender, the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been originally party hereto as a Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer (the subject of such Transfer Certificate) and to that extent the Administrative Parties and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Procedure for assignment

(a)	Subject to the conditions set out in paragraph (d) below and Clause 23.2 (Conditions of assignment or transfer), an assignment by the Existing Lender of any or all of its rights under this Agreement may be effected on the Transfer Date in accordance with paragraph (b) below. The Agent shall, subject to paragraph (d)(ii), as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement, provided that the Agent shall have no obligation to execute any Assignment Agreement at any time earlier than the date that is five Business Days after its receipt of such Assignment Agreement.

(b)	On the Transfer Date relating to an assignment by the Existing Lender to the New Lender:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of assignment in such Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor party hereto and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of release in such Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and shall be bound by obligations equivalent to the Relevant Obligations.

(c)	The Existing Lender may utilise procedures other than those set out in this Clause 23.6 to assign its rights under the Finance Documents (but not, without the consent of the applicable Obligor party hereto or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by an Obligor party hereto from the obligations owed to that Obligor party hereto by the Existing Lender nor the assumption of equivalent obligations by the New Lender) provided that the conditions set out in paragraph (d) below are complied with.

(d)	An assignment by the Existing Lender to the New Lender (whether pursuant to an Assignment Agreement or paragraph (c) above) will only be effective on:

(i)	receipt by the Agent (whether in an Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it were an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to the New Lender. The Agent shall promptly notify the Existing Lender and the New Lender of the completion of such checks. The Agent shall not be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender or any document delivered to it pursuant to paragraph (c) above unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to such assignment to the New Lender.

(e)	The procedure set out in this Clause 23.6 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the applicable assignment, release and assumption or each condition of any applicable assignment, release and assumption shall have been satisfied.

23.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

23.8	Existing consents and waivers

The New Lender shall be bound by any consent, waiver, election or decision given or made by the Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the applicable assignment or transfer from the Existing Lender to the New Lender.

23.9	Exclusion of the Agent’s liabilities

In relation to any assignment or transfer pursuant to this Clause 23, each Party acknowledges and agrees that the Agent shall not be obliged to:

(a)	enquire as to the accuracy of any representation or warranty made by, or the status of, any person in respect of its eligibility as a Lender;

(b)	attend to any registration or perfection requirements required in connection with such assignment or transfer or to ensure that such registration or perfection requirements are completed; and/or

(c)	provide the New Lender with any information regarding any previous amendments or waivers in relation to any Finance Document.

23.10	Sub-participation

For the avoidance of doubt, each Lender may grant sub-participations in respect of any or all of its rights and/or obligations under any Finance Document to any person.

23.11	Assignments and transfers to Obligor group

A Lender may not assign or transfer any of its rights and/or obligations under any Finance Document to any Obligor party hereto or any Affiliate of any Obligor party hereto, except with the prior written consent of all of the Lenders.

23.12	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank (including the U.S. Federal Reserve Bank); and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release such Lender from any of its obligations under the Finance Documents, or substitute the beneficiary of the relevant charge, assignment or other Security for such Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor party hereto or grant to any person any rights that are more extensive than those required to be made or granted to such Lender under the Finance Documents.

23.13	Change of name

If a Lender changes its name, then it shall, at its own cost and within seven Business Days, provide the Agent with an original or certified true copy of a legal opinion issued by the legal advisers to such Lender in the jurisdiction where such Lender is incorporated addressed to the Agent (for and on behalf of the Finance Parties), which is in form and substance satisfactory to the Agent, confirming that (a) such Lender has changed its name; (b) the new name of such Lender; (c) the date from which such change has taken effect; and (d) such Lender’s obligations under the Finance Documents remain legal, valid, binding and enforceable on such Lender after its change of name. If such Lender fails to provide the Agent with such legal opinion, it shall, upon the request of the Agent, sign and deliver to the Agent a Transfer Certificate in respect of the transfer of its rights and obligations under this Agreement to the entity with such new name.

23.14	Re-organisation

If a Lender becomes subject to a re-organisation, such Lender shall, at its own costs and within seven Business Days after the effective date of such re-organisation, deliver to the Agent an original or certified true copy of legal opinions, each in form and substance satisfactory to the Agent, addressed to the Agent (as agent for the Finance Parties) and issued by legal advisers to such Lender in each of the jurisdictions (a) where such Lender is incorporated; (b) where such Lender’s Facility Office is located, and (c) the law of which governs the Finance Documents such that all such legal opinions taken together provide the Agent with confirmation that such Lender’s obligations under the Finance Documents remain legal, valid, binding and enforceable on the surviving entity of such re-organisation after such re-organisation. If such Lender fails to provide the Agent with such legal opinions, it shall, upon the request of the Agent, sign and deliver to the Agent a Transfer Certificate in respect of the transfer of its rights and obligations under this Agreement to the surviving entity of such re-organisation.

24.	CHANGES TO THE OBLIGORS

24.1	No assignments or transfers by Obligors

No Obligor party hereto may assign or transfer any or all of its rights or obligations under any or all of the Finance Documents, except with the prior written consent of all of the Lenders.

24.2	Accession as Guarantor

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.8 (“Know your customer” checks), the Borrower may request that any member of the Group (to the extent permitted under any applicable law or regulation) become a “Guarantor” by giving the Agent not less than ten Business Days’ prior notice. Such member of the Group shall become party hereto as a “Guarantor” if:

(i)	the Borrower and such member of the Group shall have delivered to the Agent a duly completed and executed Accession Letter in respect of the accession of such member of the Group as a “Guarantor”;

(ii)	each of the Borrower and such member of the Group shall have confirmed in such Accession Letter that no Default is continuing or would occur as a result of such member of the Group becoming a Guarantor;

(iii)	the Agent shall have completed (and be satisfied with the results of) all necessary “know your customer”, anti-money laundering or similar other checks relating to any person that it is required under applicable laws and/or regulations to carry out in relation to such member of the Group becoming a Guarantor; and

(iv)	the Agent shall have received all of the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent) in relation to that member of the Group, each in form and substance satisfactory to the Agent.

(b)	In respect of each member of the Group so requested to become a “Guarantor” under paragraph (a), the Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent) in relation to that member of the Group.

24.3	Repetition of representations

Delivery of an Accession Letter by any person constitutes confirmation by such person that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then outstanding.

24.4	Release of STA HK as a Guarantor

(a)	The Borrower may request that STA HK ceases to be a Guarantor by delivering to the Agent a prior written resignation notice (the “Resignation Notice”) at least 10 Business Days before the proposed date on which STA HK ceases to be a Guarantor, if:

(i)	the cessation of STA HK as a Guarantor (the “Release”) is required pursuant to the applicable Listing Rules (or required and/or recommended by the Shenzhen Stock Exchange or the Shanghai Stock Exchange, as the case may be) or is desirable to consummate the STA Parent IPO on the Shenzhen Stock Exchange or, as the case may be, the Shanghai Stock Exchange;

(ii)	the Borrower has confirmed in such Resignation Notice that (A) the STA Parent IPO is expected to occur no later than the date falling 180 days from the date of the Release (the “STA Parent IPO Deadline”), (B) no Default has occurred and is continuing or would result from the acceptance of such Resignation Notice or from the Release and (C) no payment is due and payable (but unpaid) from STA HK under any Finance Document; and

(iii)	such Resignation Notice contains reasonable details regarding the STA Parent IPO including but not limited to the intended timing of the STA Parent IPO.

(b)	The Agent shall accept such Resignation Notice delivered in accordance with paragraph (a) no later than 7 Business Days from its receipt of such Resignation Notice if:

(i)	it is not aware, and none of the other Finance Parties shall have notified the Agent prior to the Agent’s acceptance of such Resignation Notice, that any Default has occurred and is continuing or would result from the acceptance of such Resignation Notice or from the Release; and

(ii)	no payment is due and payable (but unpaid) from STA HK under any Finance Document.

(c)	The Release shall be effective from the date of acceptance of such Resignation Notice by the Agent, at which time STA HK shall cease to be a Guarantor and shall have no further obligations and liabilities under the Finance Documents as a Guarantor. The Agent shall thereafter, upon the reasonable request and at the cost of the Borrower, issue a confirmation of release to the Borrower confirming that STA HK has ceased to be a Guarantor for the purposes of the Finance Documents.

(d)	In the event that STA HK ceases to be Guarantor pursuant to this Clause 24.4 and either:

(i)	the STA Parent IPO does not occur on or before the STA Parent IPO Deadline; or

(ii)	after the STA Parent IPO has occurred, the STA Parent subsequently ceases to be listed on the Shenzhen Stock Exchange or, as the case may be, the Shanghai Stock Exchange,

each of the Obligors party hereto shall procure that STA HK shall, at the cost of the Borrower, on the date immediately after the STA Parent IPO Deadline or, as the case may be, the date immediately after the date on which STA Parent ceases to be listed on the Shenzhen Stock Exchange or, as the case may be, the Shanghai Stock Exchange, accede to this Agreement and become an Additional Guarantor in accordance with Clauses 21.23 (Additional guarantee - STA HK) and 24.2 (Accession as Guarantor) (Clause 21.23 (Additional guarantee - STA HK) (including the obligation to pay the No Guarantee Fee in accordance with paragraph (b) of Clause 21.23 (Additional guarantee - STA HK)) applying mutatis mutandis as if the No Guarantee Fee Period were (in the case of paragraph (d)(i)) the period from (and including) the date immediately after the STA Parent IPO Deadline to (but excluding) the earlier of (A) the day on which the STA Parent IPO occurs and (B) the day on which STA HK accedes as an Additional Guarantor or (in the case of paragraph (d)(ii)) the period from (and including) the date immediately after the date on which STA Parent ceases to be listed on the Shenzhen Stock Exchange or, as the case may be, the Shanghai Stock Exchange to (but excluding) the day on which STA HK accedes as an Additional Guarantor).

25.	DISCLOSURE OF INFORMATION

25.1	Disclosure

Any Finance Party may deliver copies of the Finance Documents and/or disclose any information received by it under or pursuant to any Finance Document or any other information about any Obligor party hereto, the Group and/or the Finance Documents as that Finance Party shall consider appropriate (if, in relation to any of paragraphs (j), (k), (n)(i), (n)(ii) and (n)(iii) below, the person to whom the copies and/or information are to be delivered or disclosed has entered into a Confidentiality Undertaking) to:

(a)	any of its Affiliates;

(b)	its head office and any other branch or representative office;

(c)	any other Finance Party;

(d)	any of the professional advisers of it or any person referred to in paragraphs (a) to (c) (such Finance Party and the persons referred to in paragraphs (a) to (c) being collectively the “Permitted Parties”), any other person providing services to any of the Permitted Parties, or any agent or contractor of any of the Permitted Parties, or any other third party selected by any of the Permitted Parties for confidential use (including in connection with the provision of any service, data processing, statistical and risk analysis purposes), provided that such professional adviser, person providing services, agent, contractor or third party is under a duty of confidentiality, contractual or otherwise, to such Permitted Party but shall be permitted to disclose such information (A) as required by law or regulation or the rules or requirements of any applicable securities exchange or regulatory or self-regulatory body or authority, or (B) any court or tribunal or regulatory, supervisory, governmental, quasi- governmental authority, securities exchange, self-regulatory body or authority which has jurisdiction over that professional adviser, person providing services, agent, contractor or third party;

(e)	any Obligor party hereto;

(f)	any person permitted by any Obligor party hereto;

(g)	any person to the extent required for the purpose of any litigation, arbitration or regulatory proceedings or procedure or in connection with any preservation or enforcement of any right or remedy under any Finance Document;

(h)	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation or the rules or requirements of any Governmental Agency, any quasi-governmental or administrative body or authority, any securities exchange, or any regulatory, self-regulatory or supervisory body or authority;

(i)	any employee or officer of any Finance Party (where such disclosure is reasonably required for the performance of the duties or functions of such employee or officer);

(j)	any rating agency, insurer or insurance broker of, or any direct or indirect provider of credit protection to, such Finance Party (or any of its Affiliates, head office or other branch);

(k)	any investor, arranger, lender, trustee, manager, administrator or any participant in, or party to, directly or indirectly, any securitisation scheme or transaction or any scheme or transaction relating to the issuance of notes or other debt secured by any indebtedness or obligations under (or payments under which are funded by or made by reference to payments under) any Finance Document, or any similar scheme or transaction;

(l)	any person to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) in or over all or any of its rights under any Finance Document pursuant to Clause 23.12 (Security over Lenders’ rights);

(m)	any court or tribunal or regulatory, supervisory, governmental, quasi- governmental authority, securities exchange, self regulatory body or authority which has jurisdiction over that Finance Party (or any of its Affiliates, head office or other branch);or

(n)	any other person:

(i)	to (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under any Finance Document;

(ii)	with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Facility, any Finance Document, any Obligor party hereto or any member of the Group, or who invests directly or indirectly in any such sub-participation or other transaction; or

(iii)	who acquires or is proposing to acquire any interest in, or enters into or is proposing to enter into any merger, amalgamation or other similar arrangement with, that Finance Party.

25.2	Affiliate Disclosees

In the case of any disclosure made by a Finance Party to any of its Affiliates, its head office or any of its other branches or representative offices pursuant to paragraph (a) and/or (b) of Clause 25.1 (Disclosure) (“Affiliate Disclosees” of such Finance Party), such Finance Party shall be responsible for any disclosure of information by any such Affiliate Disclosee of such Finance Party to the same extent as if such disclosure were made by such Finance Party itself, provided that the foregoing shall not (for the avoidance of doubt) apply to any Finance Document or information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by such Finance Party or Affiliate Disclosee of this Clause 25;

(b)	is identified in writing at the time of delivery of such information by any Obligor party hereto (or, in the case of information provided by any other Obligor, the time of delivery of such information by such other Obligor) or any member of the Group as non-confidential by any Obligor party hereto (or, in the case of information provided by any other Obligor, such other Obligor) or any member of the Group or any of their respective advisers; or

(c)	is known by such Affiliate Disclosee before the date such information is disclosed to it or is lawfully obtained by such Affiliate Disclosee after that date, from a source which is, as far as such Finance Party and such Affiliate Disclosee are aware, unconnected with the Group and which, in either case, as far as such Finance Party and such Affiliate Disclosee are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

25.3	General

This Clause 25 supersedes any previous agreement between any of the Parties in relation to the confidentiality of any such information or of any Finance Document. Any Confidentiality Undertaking entered into by a Finance Party pursuant to this Clause shall supersede any previous confidentiality undertaking given by such Finance Party for the benefit of any Obligor party hereto or any member of the Group in relation to any information referred to therein.

Each Obligor party hereto further acknowledges and agrees that some services, operational and processing procedures relating to the transactions or services under the Finance Documents may from time to time be outsourced by any Finance Party to its regional or global processing centres, branches, representative offices, Affiliates and agents, and third parties selected by any of them, wherever situated, and such service providers may from time to time be given access to information and data relating to the transactions and/or services under the Finance Documents for the purpose of or in relation to the services and procedures they perform.

Notwithstanding any other provision of any Finance Document or any other document, the Parties hereby agree that each Party (and each employee, representative and other agent of each Party) may each disclose to any and all persons, without limitation of any kind, the US tax treatment and US tax structure of the transactions under the Finance Documents and all materials of any kind (including opinions and other tax analysis) that are provided to any Party relating to such US tax treatment and/or US tax structure (other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities law).

SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE AGENT AND THE ARRANGER ETC.

26.1	Appointment of the Agent

(a)	Each Finance Party (other than the Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party (other than the Agent) authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a party to any Finance Document the original or a copy of any document which is delivered to the Agent for that party by any other party to any Finance Document.

(b)	Without prejudice to Clause 23.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (a) above shall not apply to any Assignment Agreement or any Transfer Certificate or any notice or confirmation under paragraph (d)(i) of Clause 23.6 (Procedure for assignment).

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to any party to any Finance Document.

(d)	If the Agent receives notice from any party to any Finance Document referring to a Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than any Administrative Party) under a Finance Document it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall have no other duties, obligations and responsibilities save as expressly provided for in the Finance Documents to which it is a party (and no others shall be implied).

26.3	Role of the Coordinating Arranger, the Mandated Lead Arrangers and Bookrunners and the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents to which it is a party, none of the Coordinating Arranger, the Mandated Lead Arrangers and Bookrunners or the Mandated Lead Arrangers has any obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes any Administrative Party as a trustee or fiduciary of any other person.

(b)	No Administrative Party shall be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

(a)	Each Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor, any member of the Group or any Affiliate of any of the foregoing.

(b)	Each of the Finance Parties hereby irrevocably waives, in favour of the Agent, any conflict of interest which may arise by virtue of the Agent acting in various capacities under the Finance Documents or for other customers of the Agent. Each of the Finance Parties acknowledges that the Agent and its affiliates (together, the “Agent Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which a Finance Party may regard as conflicting with its interests and may possess information (whether or not material to the Finance Parties), other than as a result of the Agent acting as agent under the Finance Documents, that the Agent may not be entitled to share with any Finance Party.

(c)	The Agent will not disclose confidential information obtained from any Finance Party (without its consent) to any of the Agent’s other customers nor will it use on a Finance Party’s behalf any confidential information obtained from any other customer. Without prejudice to the foregoing, each of the Finance Parties agrees that each of the Agent Parties may deal (whether for its own or its customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of the Finance Documents.

26.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Finance Parties) that:

(i)	no Default has occurred and each party to a Finance Document is in compliance with its obligations under the Finance Documents (unless, in each case, it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any party to any Finance Document, the Majority Lenders or the applicable Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of each Obligor party hereto.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel, agents and affiliates. The Agent shall not be liable for the acts or omissions of any such agents provided that it has acted in good faith in the selection of such agents.

(e)	The Agent may disclose to any other party to any Finance Document any information it reasonably believes it has received as agent under any Finance Document.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to (i) do or omit to do anything if it would or might in its reasonable opinion constitute (A) a breach of any law, rule or regulation, or any decree, order, judgment of any court, or any practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any applicable government, Governmental Agency, regulatory authority, stock exchange or self-regulatory body or organisation to which such Administrative Party is subject, or (B) a breach of a fiduciary duty or duty of confidentiality or (ii) disclose any information that is stated to be confidential.

(g)	The Agent is not obliged to disclose to any Finance Party any details of any rate notified to the Agent by any Finance Party for the purpose of paragraph (a)(ii) of Clause 10.2 (Market disruption) or the identity of any such Finance Party.

26.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders (or, where otherwise specified in a Finance Document, the applicable Lender(s)).

(b)	Unless a contrary indication appears in a Finance Document, any such instructions so given by the Majority Lenders will be binding on all of the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the applicable Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with such instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the applicable Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders, provided that (for the avoidance of doubt) the Agent shall not be under any duty to take any action in the absence of such instructions.

(e)	The Agent shall be entitled to request instructions, or clarification of any direction, from the Majority Lenders (or the applicable Lender(s)) as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Agent may refrain from acting unless and until those instructions or clarification are received by it.

(f)	The Agent is not authorised to act on behalf of and in the name of a Finance Party (without first obtaining that Finance Party’s prior written consent) in any legal or arbitration proceedings relating to any Finance Document, provided that nothing herein shall prejudice the ability of the Agent to bring, defend or conduct any proceedings in its capacity as Agent (in the name of the Agent).

26.8	Responsibility for documentation

No Administrative Party:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, any Obligor or any other person given in or in connection with any Finance Document, the Information Memorandum or the transactions contemplated under any Finance Document;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any cost, loss or liability incurred by any Party as a consequence of:

(i)	the Agent having taken or having omitted to take any action under or in connection with any Finance Document, unless directly caused by the Agent’s gross negligence or wilful misconduct; or

(ii)	any delay (or any related consequences) in crediting an account with an amount required under any of the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent shall not be responsible for monitoring or for making, and have no duty to make, any investigation in respect of or in any way be liable whatsoever for:

(i)	the nature, status, creditworthiness or solvency of any Obligor, any member of the Group or any other person;

(ii)	the execution, legality, validity, adequacy (including without limitation adequacy of security, if any, relating to), admissibility in evidence or enforceability of any Finance Document or any other document entered into in connection therewith;

(iii)	the scope, adequacy, accuracy or completeness of any representations, warranties or statements made by or on behalf of, or any information (whether oral or written) supplied by or on behalf of, any Obligor, any member of the Group, or any other person under or in connection with any Finance Document or any document entered into in connection therewith;

(iv)	the performance or observance by any Obligor or any other person with any provisions of any Finance Document or in any document entered into in connection therewith or the fulfilment or satisfaction of any conditions contained therein or relating thereto or as to the existence or occurrence at any time of any default, event of default or similar event contained therein or any waiver or consent which has at any time been granted in relation to any of the foregoing;

(v)	the existence, accuracy or sufficiency of any legal or other opinions, searches, reports, certificates, valuations or investigations delivered or obtained or required to be delivered or obtained at any time in connection with any Finance Document;

(vi)	the compliance of the provisions and contents of and the manner and formalities applicable to the execution of any Finance Document and any documents connected therewith, and/or compliance of any such provisions, contents, manner and/or formalities with any applicable laws or regulations;

(vii)	the failure to call for delivery of documents of title to or require any transfers, legal mortgages, charges or other further assurances in relation to any of the assets the subject matter of any of the Finance Documents or any other document; and/or

(viii)	any other matter or thing relating to or in any way connected with any document entered into in connection therewith whether or not similar to the foregoing.

(d)	The Agent shall not be responsible for any loss or damage, or any failure or delay in the performance of its obligations under any Finance Document if it is prevented from so performing its obligations by any reason which is beyond the control of the Agent, including, but not limited to, any existing or future law or regulation, any existing or future act of governmental authority, Act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, or technical failure of, accidental or mechanical or electrical breakdown of, or computer failure or other failure of, any money transmission system, or any event where, in the reasonable opinion of the Agent, performance of any duty or obligation under or pursuant to any Finance Document would or may be illegal or would result in the Agent being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organisation to which the Agent is subject.

(e)	Notwithstanding any other term or provision of this Agreement to the contrary, the Agent shall not be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever, whether or not foreseeable, or for any loss of business, goodwill, opportunity or profit, whether arising directly or indirectly and whether or not foreseeable, even if the Agent is actually aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. For the avoidance of doubt, the provisions of this Clause shall survive any termination or expiry of this Agreement or any resignation or removal of the Agent.

(f)	Nothing in this Agreement shall oblige any Administrative Party to carry out any “know your customer”, anti-money laundering or other checks in relation to any person on behalf of any Lender and each of the Lenders confirms to each Administrative Party that it is solely responsible for any such checks it is required to carry out and that it may not rely on any such checks made by, or any statement in relation to such checks made by, any Administrative Party.

26.10	Lenders’ indemnity to the Agent

Each Lender shall (in the proportion borne by its aggregate Commitments (for any and all Tranches) to the Total Commitments (or, if the Total Commitments are then zero, such proportion immediately prior to the reduction of the Total Commitments to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by any Obligor party hereto pursuant to a Finance Document in respect of the same cost, loss or liability).

26.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after the applicable notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation shall only take effect on the earlier of (i) the day falling 30 days after the resignation notice as referred to in paragraph (a) or (b) is delivered to the Lenders and the Borrower and (ii) the appointment of a successor Agent in accordance with this Clause 26 (the “Agent Resignation Date”).

(f)	Upon the occurrence of the Agent Resignation Date, (i) the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of this Clause 26 (and any agency fees for the account of such retiring Agent shall cease to accrue from such date and shall instead accrue in favour of such successor Agent) and (ii) for so long as no successor Agent has been appointed in accordance with this Clause 26, the role of the Agent shall be performed by the Lenders acting together (or as the Majority Lenders may otherwise determine).

(g)	The Majority Lenders may, by giving not less than 30 days’ notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above but the cost of complying with paragraph (d) above shall be for the account of the Borrower.

(h)	Any successor Agent and each of the other Parties shall have the same rights and obligations among themselves as they would have had had such successor Agent been originally party hereto as the Agent.

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 12.7 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 12.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

(j)	Clauses 15 (Other indemnities) and 16 (Costs and expenses) shall survive and remain in full force and effect in favour of any Agent that has resigned or been replaced.

26.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	The Agent shall not be obliged to disclose to any Finance Party any information supplied to it by any Obligor or any Affiliate of any Obligor on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

26.13	Relationship with the Lenders

(a)	Subject to Clause 28.2 (Distributions by the Agent), the Agent may treat each person shown in the records of the Agent as a Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as a Lender acting through its Facility Office:

(i)	entitled to or liable for an payment due under any Finance Document on that day as a Lender; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered as a Lender on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Finance Party shall provide the Agent with such information that the Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Agent to perform its functions as the Agent.

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(iii) of Clause 30.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each of the Lenders confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Obligors, members of the Group and their respective Affiliates;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and/or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any party to any Finance Document or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and/or any other information provided by the Agent, any party to any Finance Document or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Reference Banks

If any Reference Bank (or, if any Reference Bank is not a Lender, the Lender of which such Reference Bank is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint a Lender or an Affiliate of a Lender to replace such first-mentioned Reference Bank.

26.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under any of the Finance Documents, the Agent may, after giving notice to such Party, deduct an amount not exceeding that amount from any payment to such Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of that amount owed by such Party to the Agent. For the purposes of the Finance Documents such Party shall be regarded as having received any amount so deducted.

26.17	Money laundering

Unless mandatorily required by applicable laws or regulations to which the Agent is subject, the Agent shall not be responsible to any Party for providing any certification or documents with respect to any information (except for any information in respect of itself) required for any anti-money laundering due diligence purpose. Such certificates and related documents shall be provided directly by the Obligors party hereto provided that the request for such information may be made through the Agent.

26.18	Liability

None of the Finance Parties or their respective Affiliates, officers, directors or agents shall have any liability to any Obligor party hereto or any of its Subsidiaries or be responsible to any Obligor party hereto or any of its Subsidiaries for (whether under contract, tort, any other theory of liability or otherwise) any special, indirect, consequential or punitive losses or damages incurred or suffered by such Obligor or any of its Subsidiaries under or in connection with any Finance Document or any transaction contemplated thereby, whether or not such Finance Party shall have been advised of the likelihood of such loss or damage; and each such Obligor hereby waives, releases and agrees not to sue upon (for itself and on behalf of each of its Subsidiaries) any claim for any such loss or damage, whether or not accrued and whether or not known or suspected to exist in its favour. Such Affiliates, officers, directors and agents may rely on this Clause 26.18 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers (whether by set-off or otherwise) any amount from or in respect of any Obligor (the “Relevant Obligor”), other than through the Agent and in accordance with Clause 28 (Payment mechanics), (such amount being a “Recovered Amount”) and applies that amount to a payment due under any of the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of such receipt or recovery, to the Agent;

(b)	the Agent shall determine whether such receipt or recovery is in excess of the amount that the Recovering Finance Party would have been paid had such receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to such receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made (by reference to such receipt or recovery) in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.5 (Partial payments) towards the obligations owing to such Sharing Finance Parties.

27.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 27.2 (Redistribution of payments), as between such Relevant Obligor and the Recovering Finance Party, an amount of such Recovered Amount equal to such Sharing Payment shall be treated as not having been paid by such Relevant Obligor (and such Relevant Obligor or, if such Relevant Obligor is not party hereto, the Borrower shall be liable to the Recovering Finance Party for a debt equal to such Sharing Payment, which debt is immediately due and payable).

27.4	Reversal of redistribution

To the extent that any part of such Recovered Amount received or recovered by a Recovering Finance Party (which Recovered Amount gives rise to any Sharing Payment) becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to (i) the appropriate part of its share of such Sharing Payment (that is attributable to such Recovered Amount so repayable and repaid by such Recovering Finance Party) together with (ii) an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on such part of such Sharing Payment (or on such part of such Recovered Amount to which such Sharing Payment is attributable) which that Recovering Finance Party is required to pay ((i) and (ii) being collectively the “Redistributed Amount”); and

(b)	as between such Relevant Obligor and each Sharing Finance Party, an amount equal to such Redistributed Amount shall be treated as not having been paid by such Relevant Obligor (and such Relevant Obligor or, if such Relevant Obligor is not party hereto, the Borrower shall be liable to such Sharing Finance Party for a debt equal to such Redistributed Amount, which debt is immediately due and payable).

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which that Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of those legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)	On each date on which an Obligor party hereto or a Lender is required to make a payment under a Finance Document, that Obligor or that Lender (as the case may be) shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date by 11:00 a.m. or at the time and in such funds specified by the Agent as being customary at the time for settlement (in place of settlement) of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of the currency of such payment with such bank as the Agent specifies.

(c)	The Agent shall not be liable to account for interest on money paid to it by or recovered from any Obligor. Monies held by the Agent need not be segregated except as required by law.

28.2	Distributions by the Agent

(a)	Each payment received or recovered by the Agent under any Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor), Clause 28.4 (Clawback), Clause 28.5 (Partial payments) and Clause 26.16 (Deduction from amounts payable by the Agent), be made available by the Agent as soon as practicable after receipt or recovery to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office as set out in the Standing Payment Instructions for such Lender), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of the currency of such payment.

(b)	The Agent shall distribute payments received or recovered by it in relation to all or any part of a Loan to the applicable Lender(s) indicated in the records of the Agent as being so entitled on the applicable date, provided that the Agent is authorised to distribute payments to be made on the date on which any assignment or transfer becomes effective pursuant to Clause 23 (Changes to the Lenders) to the applicable Lender(s) so entitled immediately before such assignment or transfer took place regardless of the period to which such payments relate.

(c)	The Agent is not under any obligation to make payment to any Finance Party on account of any amount owing by any Obligor to such Finance Party in the same currency as that in which such latter-mentioned amount is denominated.

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor referred to below or in accordance with Clause 29 (Set-off)) apply any amount received by it for any Obligor party hereto in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under any or all of the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	To the extent that the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments

(a)	If the Agent receives or recovers an amount from or in respect of any Obligor under or in connection with any Finance Document which amount is insufficient to, or is not applied to, discharge all the amounts then due and payable by such Obligor under the Finance Documents and (in the case of any receipt or recovery under or pursuant to any Subordination Deed) all the amounts then due and payable by any or all of the Obligors under any or all of the Finance Documents, then (subject to Clause 17.7 (Appropriations)) such amount shall be applied towards the obligations of such Obligor under the Finance Documents and (in the case of any receipt or recovery under or pursuant to any Subordination Deed) any and all amounts then due and payable by any or all of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of, and other amounts owing to, any Administrative Party (for its own account) under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in paragraph (a)(i) above) or commission due to any or all of the Finance Parties but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due to any or all of the Finance Parties but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor party hereto.

28.6	No set-off by Obligors

All payments to be made by any Obligor party hereto under any or all of the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)	Any payment which is due to be made under a Finance Document on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum pursuant to paragraph (a) above, interest is payable on such principal or Unpaid Sum at the rate applicable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) to (d) below, US dollar is the currency of account and payment for any sum from an Obligor party hereto under any Finance Document.

(b)	Each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable was denominated when such interest accrued.

(c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which such costs, expenses or Taxes are incurred.

(d)	Any amount expressed to be payable in a currency other than US dollar shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in this Agreement to, and any obligations arising under this Agreement in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor party hereto under any or all of the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If such obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of such set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made by a Party to another Party under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax (in the case of a Party other than an Obligor party hereto) or letter.

30.2	Addresses

The address and fax number (if applicable) (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of an Original Obligor, that identified with its name below;

(b)	in the case of an Additional Guarantor, that identified in the applicable Accession Letter to which it is a party;

(c)	in the case of any Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(d)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number (if applicable) or department or officer as that Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one Party to another Party under or in connection with any Finance Documents will be effective:

(i)	if by way of fax, only when received in legible form; or

(ii)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent under or in connection with any Finance Document will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor party hereto under or in connection with any Finance Document shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors party hereto.

30.4	Notification of address and fax number

Promptly upon changing its own address or fax number, the Agent shall notify the other Parties.

30.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with any Finance Document may be made by electronic mail or other electronic means, if the Agent and that Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender under or in connection with a Finance Document will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	Each of the Lenders acknowledges and agrees that any electronic communication made by the Agent to a Lender shall be in non-encrypted form unless, in relation to any Lender:

(i)	prior written notice has been given by such Lender to the Agent that electronic communication to be received by it shall be in encrypted form; and

(ii)	the encryption tool to be used has been agreed between such Lender and the Agent.

(d)	Each Obligor party hereto agrees and acknowledges that electronic means of communication may not be secure or virus or error free and could be intercepted, corrupted, lost, destroyed or arrive late, and none of the Finance Parties or their Affiliates will be liable to any Obligor party hereto for any of such occurrences. Each Finance Party may monitor, record and retain communications between such Finance Party and any other Party or any Obligor party hereto.

30.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.7	Deal Site

(a)	All notices, requests, demands, consents, approvals, agreements or other communications by the Agent to the Lenders under or in respect of any Finance Documents may be given by publication on the Deal Site. Such communication shall include notices for notification for Lenders’ participation in any Loan and for rates of interest.

(b)	Any communication posted on the Deal Site will be effective on the earlier of:

(i)	one Business Day after such communication is posted on the Deal Site; and

(ii)	receipt by the Agent of acknowledgement from the Deal Site that such communication has been posted.

(c)	The Borrower consents to the inclusion of its logo (if applicable) on the Deal Site.

30.8	Access to Deal Site

(a)	The Agent will promptly on request provide access to the Deal Site to one or more representatives of any other Parties.

(b)	Electronic mail contact details may be for any individual or a group addresses. However in either case, each Party must ensure that all persons to whom they give access can properly receive the information available on the Deal Site, including under the relevant information disclosure clause.

(c)	If the Deal Site is not available for any reason, promptly following this being brought to its attention, the Agent will provide communication to the Parties by another means of communications contemplated by this Clause 30. A Party shall notify the Agent promptly if it is unable to access the Deal Site.

(d)	Each of the other Parties agrees that the Agent is not liable for any liability, loss, damage, costs or expenses incurred or suffered by it as a result of its access or use of the Deal Site or inability to access to or use of the Deal Site, other than in the case of the gross negligence or willful misconduct of the Agent.

30.9	Closure of Deal Site

The Agent may terminate the Deal Site after the earlier of:

(a)	the Final Maturity Date; and

(b)	prepayment or cancellation in full of the Facility, unless instructed otherwise by the Majority Lenders.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest or proven error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver or constitute an election to affirm any Finance Document. No election by a Finance Party to affirm any Finance Document shall be effective unless it is in writing. No single or partial exercise of any right or remedy by any Finance Party shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of any Finance Document may be amended or waived only in writing and with the consent of the Majority Lenders and the Obligor(s) party thereto. Any such amendment or waiver so made with such consent will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents (other than any amount that specifically relates to any Tranche);

(iii)	a reduction in the amount of, or any change in the currency of, any payment of principal, interest, fees or commission payable (other than any principal, interest, fees or commission that specifically relates to any Tranche);

(iv)	any provision which expressly requires the consent of all the Lenders;

(v)	a change to an Obligor (other than in accordance with Clause 24 (Changes to the Obligors));

(vi)	any release of the guarantee and indemnity granted under Clause 17 (Guarantee and indemnity) (other than in accordance with Clause 24.4 (Release of STA HK as a Guarantor));

(vii)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and indemnity); or

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders), Clause 24 (Changes to the Obligors) or this Clause 34,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver that has the effect of changing or which relates to:

(i)	an extension to the date of payment of any amount under the Finance Documents (which amount specifically relates to any Tranche);

(ii)	a reduction in the Margin (in respect of any Tranche) or a reduction in the amount of, or any change in the currency of, any payment of principal, interest, fees or commission payable (which principal, interest, fees or commission specifically relates to any Tranche);

(iii)	an increase in, or any change in the currency of, any Commitment in respect of any Tranche; or

(iv)	an extension of the period of availability for utilisation of any Commitment in respect of any Tranche (or any commitment represented thereby),

shall not be made without the prior consent of (A) each Lender that has any Commitment in respect of such Tranche or any participation in any Loan under such Tranche and (B) the Majority Lenders.

(c)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may not be effected without the consent of that Administrative Party.

34.3	Replacement of Lenders

(a)	If a Lender becomes and continues to be a Non-Consenting Lender (as defined in paragraph (b)) (such Lender being the “Replaced Lender” for the purposes of this Clause 34.3) the Borrower may with not less than 10 Business Days’ prior written notice to the Agent and such Replaced Lender, replace such Replaced Lender by requiring such Replaced Lender (and such Replaced Lender shall, subject to its receipt of the purchase consideration referred to below) transfer pursuant to Clause 23 (Changes to the Lenders) the whole (but not part only) of such Replaced Lender’s participation in each of the Loans and Commitment (in respect of each Tranche) to a Lender or bank or financial institution, or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets which (in each case) is selected by the Borrower and is willing to accept that transfer (a “Replacement Lender” for the purposes of this Clause 34.3), provided that:

(i)	the purchase consideration in respect of such transfer shall be payable in cash at the time of such transfer in an amount (to be received by such Replaced Lender free and clear from any and all withholdings and deductions) equal to the sum of (and in the currency of) (A) the aggregate outstanding principal amount of such Replaced Lender’s participation in each of the outstanding Loans, (B) all accrued interest (whether or not due), fees and other amounts payable to such Replaced Lender under any or all of the Finance Documents and (C) an amount equal to the amount that would have been payable to such Replaced Lender under Clause 10.4 (Break Costs) had such Replaced Lender received payment of its participation in each of the Loans and accrued interest thereon and other sums payable under the Finance Documents from the Obligors party hereto on the date of such transfer (and as if a demand had already been made under Clause 10.4 (Break Costs) and the due date for payment under Clause 10.4 (Break Costs) had occurred on the date of such transfer); and

(ii)	(without duplication with paragraph (i)) any and all amounts payable to such Replaced Lender under the Finance Documents the rights in respect of which are not so transferred to such Replacement Lender (including without limitation any amount payable under Clause 12.3 (Tax indemnity) or Clause 13 (Increased costs)), and any and all costs and expenses incurred or to be incurred by such Replaced Lender in connection with such transfer, shall be paid by the Borrower in full to such Replaced Lender prior to or at the time of such transfer; and any and all costs and expenses incurred or to be incurred in connection with such transfer by any Lender (other than such Replaced Lender) shall be paid by the Borrower in full to such Lender prior to or at the time of such transfer;

(iii)	such Replacement Lender is not an Obligor party hereto, a member of the Group or any Affiliate of any of the foregoing;

(iv)	the Borrower shall have no right to replace the Agent in its capacity as agent of any or all of the Finance Parties;

(v)	none of the Finance Parties (including such Replaced Lender) shall have any obligation to find a Replacement Lender;

(vi)	such Replaced Lender shall not be required to make any such transfer to the extent that such transfer is in or would be reasonably likely to result in breach of or non-compliance with any applicable law or regulation, or any rules or regulations of any applicable securities exchange;

(vii)	in no event shall such Replaced Lender be required to pay, account for or surrender to such Replacement Lender any amount (including, without limitation, fees) received or recovered by such Replaced Lender pursuant to the Finance Documents prior to or in respect of any time prior to such transfer;

(viii)	the Borrower shall only be entitled to give such notice to replace such Replaced Lender within 45 days after such Replaced Lender has been notified by the Borrower of the applicable Non-Consenting Event (and the consent of the Lenders referred to in paragraph (b)(iii) with respect thereto), and such Replaced Lender shall only be obliged to make such transfer within such 45 day period and only if:

(A)	at the time of such transfer such Non-Consenting Event is continuing; and

(B)	within such period all persons (other than such Replaced Lender) have executed all documents and taken all actions necessary to effect such transfer.

(b)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the waiver or amendment in question requires the consent of all the Lenders (or, in the case of any waiver or amendment that relates to a particular Tranche and falls within paragraph (b) of Clause 34.2 (Exceptions), all of the Lenders with any participation in any Loan under such Tranche or any Commitment in respect of such Tranche);

(iii)	(unless such waiver or amendment relates to a particular Tranche and falls within paragraph (b) of Clause 34.2 (Exceptions)) Lender(s) whose aggregate Commitment(s) (in respect of any and all Tranches) are more than 80% of the Total Commitments (or, if the Total Commitments have been reduced to zero, were more than 80% of the Total Commitments prior to reduction of the Total Commitments to zero)) have consented to such waiver or amendment, but not all of the Lenders have consented to such waiver or amendment; and

(iv)	(if such waiver or amendment relates to a particular Tranche and falls within paragraph (b) of Clause 34.2 (Exceptions)) (A) the Majority Lenders and (B) Lender(s) whose aggregate Commitment(s) (in respect of such Tranche) are more than 80% of the aggregate Commitment(s) of the Lender(s) in respect of such Tranche (or, if the aggregate Commitment(s) of the Lender(s) in respect of such Tranche have been reduced to zero, were more than 80% of the aggregate Commitment(s) of the Lender(s) in respect of such Tranche prior to reduction of the aggregate Commitment(s) of the Lender(s) in respect of such Tranche to zero)) have consented to such waiver or amendment, but not all of the Lenders (with any Commitment in respect of such Tranche) have consented to such waiver or amendment, then any Lender (which Lender, in the case of paragraph (b)(iv), is a Lender with any Commitment in respect of such Tranche) who does not and continues not to agree to such waiver or amendment shall be deemed a “Non- Consenting Lender” and such event shall be a “Non-Consenting Event”.

35.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on such counterparts were on a single copy of this Agreement.

36.	USA PATRIOT ACT

Each Lender hereby notifies each Obligor party hereto that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW

This Agreement and all non-contractual obligations arising from or in connection with this Agreement shall be governed by and construed in accordance with English law.

38.	ENFORCEMENT

38.1	Jurisdiction of English Courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor party hereto:

(a)	irrevocably appoints WuXi AppTec UK Ltd. as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify that Obligor of any process will not invalidate the proceedings concerned.

38.3	Waiver of Immunity

Each Obligor party hereto irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

38.4	Waiver of Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO WAIVE IRREVOCABLY ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN THIS AGREEMENT. This waiver is intended to apply to all Disputes. Each Party acknowledges that (a) this waiver is a material inducement to enter into this Agreement, (b) it has already relied on this waiver in entering into this Agreement and (c) it will continue to rely on this waiver in future dealings. Each Party represents that it has reviewed this waiver with its legal advisers and that it knowingly and voluntarily waives its jury trial rights after consultation with its legal advisers. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Name of Original Guarantor	Registration number (or equivalent, if any)	Jurisdiction of Incorporation
WuXi AppTec Holding Company, Inc.	482273	Delaware, United States
WuXi AppTec, Inc.	3595902	Delaware, United States
WuXi AppTec (BVI) Inc.	599267	British Virgin Islands
WuXi AppTec (Hong Kong) Limited	1720106	Hong Kong

SCHEDULE 2

THE FINANCE PARTIES

PART I

MANDATED LEAD ARRANGERS AND BOOKRUNNERS

Citigroup Global Markets Asia Limited DNB

Asia Ltd

Hua Nan Commercial Bank, Ltd., Offshore Banking Branch

The Korea Development Bank

Siemens Financial Services, Inc.

PART II

MANDATED LEAD ARRANGERS

CTBC Bank Co. Ltd.

E.Sun Commercial Bank, Ltd., Offshore Banking Unit

Hang Seng Bank Limited

The Bank of East Asia, Limited

PART III

THE ORIGINAL LENDERS

Name of Original Lender	Tranche A Commitment (US$)	Tranche B Commitment (US$)
Citibank, N.A., Hong Kong Branch	15,151,515.16	9,848,484.84

CTBC Bank Co. Ltd.	8,484,848.48	5,515,151.52

DNB Asia Ltd	12,727,272.73	8,272,727.27

E.Sun Commercial Bank, Ltd., Offshore Banking Unit	8,484,848.48	5,515,151.52

Hang Seng Bank Limited	8,484,848.48	5,515,151.52

Hua Nan Commercial Bank, Ltd., Offshore Banking Branch	12,727,272.73	8,272,727.27

The Bank of East Asia, Limited	8,484,848.48	5,515,151.52

The Korea Development Bank	12,727,272.73	8,272,727.27

Siemens Financial Services, Inc.	12,727,272.73	8,272,727.27
Total:	100,000,000	65,000,000

SCHEDULE 3

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	A good standing certificate with respect to each Original Obligor incorporated in the United States, issued as of a recent date by the Secretary of State or other appropriate official of each such Original Obligor’s jurisdiction of incorporation or organisation.

(c)	A certificate of good standing issued by the Registrar of Companies in the Cayman Islands with respect to each Original Obligor incorporated in the Cayman Islands.

(d)	A certificate of incumbency issued by the registered agent with respect to each Original Obligor incorporated in the British Virgin Islands.

(e)	A certificate of good standing issued by the Registrar of Corporate Affairs in the British Virgin Islands with respect to each Original Obligor incorporated in the British Virgin Islands.

(f)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and any Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of an Original Guarantor (other than any Original Guarantor that is organised in a state of the United States of America), resolving that it is in the best interests of such Guarantor to enter into the transactions contemplated by the Finance Documents to which it is a party, giving reasons.

(g)	A specimen of the signature of each person authorised by any resolution referred to in paragraph (f) above.

(h)	A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor (other than any Original Guarantor that is organised in a state of the United States of America), approving the terms of, and the transactions contemplated by, the Finance Documents to which such Original Guarantor is a party.

(i)	A certificate from each Original Obligor (signed by a director thereof) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not (i) conflict with its constitutional documents or (ii) conflict with any agreement or instrument binding upon it or any of its asset in any material respect (or in any manner which may result in or give rise to any liability on the part of any Finance Party) or (iii) exceed any borrowing, guaranteeing or similar limit binding on it pursuant to its constitutional documents.

(j)	A certificate of an authorised signatory of each Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(k)	A certificate of an authorised signatory of each Original Obligor as to the solvency of such Original Obligor, in form and substance satisfactory to the Agent.

2.	Legal opinions

(a)	A legal opinion in relation to English law from Clifford Chance, in form and substance satisfactory to the Agent.

(b)	A legal opinion in relation to Hong Kong law from Clifford Chance, in form and substance satisfactory to the Agent.

(c)	A legal opinion in relation to the laws of the State of Delaware from O’Melveny & Myers, in form and substance satisfactory to the Agent.

(d)	A legal opinion in relation to the laws of the Cayman Islands from Walkers, in form and substance satisfactory to the Agent.

(e)	A legal opinion in relation to the laws of the British Virgin Islands from Walkers, in form and substance satisfactory to the Agent.

3.	Other documents and evidence

(a)	Each of this Agreement and the Fee Letters duly executed by the parties thereto.

(b)	(i) If there is any existing Intercompany Lender, each Subordination Deed required pursuant to Clause 21.18 (Intercompany Loans) duly executed by the parties thereto and all documents and other evidence required in respect of such Subordination Deed pursuant to paragraph (c) of Clause 21.18 (Intercompany Loans) or (ii) a certificate of the Borrower confirming that there is no existing Intercompany Lender.

(c)	Evidence that any process agent referred to in Clause 38.2 (Service of process) or any Subordination Deed referred to in paragraph 3(b), if not an Original Obligor, has accepted its appointment.

(d)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly in advance with reasonable notice) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(e)	The Original Financial Statements and the Original Quarterly Financial Statements (other than those of any Additional Guarantor).

(f)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and/or Clause 16 (Costs and expenses) have been paid or will be paid by the Initial Utilisation Date.

(g)	All other documents and evidence as reasonably requested by any Finance Party which are required to enable it to conduct any “know your customer” or anti-money laundering or other procedures under applicable laws and regulations.

PART II

CONDITIONS PRECEDENT FOR ADDITIONAL OBLIGOR

In respect of each person proposing to be an Additional Guarantor and each person (other than a Finance Party) proposing to enter into any Subordination Deed or any Subordination Deed Accession Letter relating to any Subordination Deed (“each a Proposed Obligor”), each of the following in form and substance satisfactory to the Agent:

1.	(In the case of any Proposed Obligor proposing to be an Additional Guarantor) an Accession Letter, duly executed by the Proposed Obligor and the Borrower or (in the case of any Proposed Obligor entering into any Subordination Deed or Subordination Deed Accession Letter) such Subordination Deed or Subordination Deed Accession Letter (as the case may be) duly executed by the parties thereto.

2.	A copy of the constitutional documents of the Proposed Obligor.

3.	A copy of a good standing certificate with respect to the Proposed Obligor whose jurisdiction of organisation is a state of the US or the District of Columbia, issued as of a recent date by the Secretary of State or other appropriate official of the Proposed Obligor’s jurisdiction of incorporation or organisation.

4.	A copy of a resolution of the board of directors of the Proposed Obligor:

(a)	approving the terms of, and the transactions contemplated by, such Accession Letter or (as the case may be) such Subordination Deed and (if applicable) such Subordination Deed Accession Letter and (in each case) the Finance Documents to which it is a party and resolving that it execute such Accession Letter, Subordination Deed or (as the case may be) Subordination Deed Accession Letter;

(b)	authorising a specified person or persons to execute such Accession Letter, Subordination Deed or (as the case may be) Subordination Deed Accession Letter on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents; and

(d)	resolving that it is in the best interests of the Proposed Obligor (other than any Proposed Obligor that is organised in a state of the United States of America) to enter into the transactions contemplated by the Finance Documents to which it is a party, giving reasons.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	(If required pursuant to advice of counsel to the Agent in the jurisdiction of incorporation of the Proposed Obligor), a copy of a resolution signed by all the holders of the issued shares of or equity interests in the Proposed Obligor (unless the Proposed Obligor is the Borrower or if the Proposed Obligor is organised in a state of the United States of America), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Proposed Obligor is a party.

7.	(In the case of any Proposed Obligor proposing to be an Additional Guarantor) A certificate of the Proposed Obligor (signed by a director thereof) confirming that guaranteeing the Total Commitments would not (i) conflict with its constitutional documents or (ii) conflict with any agreement or instrument binding upon it or any of its asset in any material respect (or in any manner which may result in or give rise to any liability on the part of any Finance Party) or (iii) exceed any guaranteeing or similar limit binding on it pursuant to its constitutional documents.

8.	A certificate of an authorised signatory of the Proposed Obligor certifying that each copy document listed in this Part II of Schedule 3 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of such Accession Letter, Subordination Deed or (as the case may be) Subordination Deed Accession Letter.

9.	A certificate of an authorised signatory of the Proposed Obligor as to the solvency of the Proposed Obligor, in form and substance satisfactory to the Agent.

10.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by such Accession Letter or (as the case may be) Subordination Deed and (if applicable) such Subordination Deed Accession Letter or for the validity and enforceability of any Finance Document.

11.	(Other than where the Proposed Obligor is an Intercompany Lender) the latest audited financial statements of the Proposed Obligor, if any.

12.	(In the case of any Proposed Obligor proposing to be an Additional Guarantor) a legal opinion in relation to English law from legal advisers to the Agent in England or (in the case of any Proposed Obligor entering into any Subordination Deed or Subordination Deed Accession Letter) a legal opinion in relation to the governing law of such Subordination Deed or Subordination Deed Accession Letter from legal advisers to the Agent in such jurisdiction.

13.	A legal opinion in relation to the laws of the jurisdiction of incorporation of the Proposed Obligor from legal advisers to the Agent in such jurisdiction.

14.	(In the case of any Proposed Obligor proposing to be an Additional Guarantor) if the Proposed Obligor is incorporated in a jurisdiction other than England, evidence that the process agent specified in Clause 38.2 (Service of process) or any Finance Document to which it is a party, if not an Obligor party to this Agreement, has accepted its appointment in relation to the Proposed Obligor or (in the case of any Proposed Obligor entering into any Subordination Deed or Subordination Deed Accession Letter) evidence that any process agent specified in such Subordination Deed or Subordination Deed Accession Letter, if not an Obligor party to such Subordination Deed or Subordination Deed Accession Letter, has accepted its appointment in relation to the Proposed Obligor.

15.	All other documents and evidence as reasonably requested by any Finance Party which are required to enable it to conduct any “know your customer” or anti-money laundering or other procedures under applicable laws and regulations in relation to the Proposed Obligor.

SCHEDULE 4

REQUESTS

PART I

FORM OF UTILISATION REQUEST

From:	WuXi PharmaTech (Cayman) Inc.

To:	[name of Agent] as Agent

Dated:	Dear

Sirs

Facility Agreement dated [—] 2015 between, among others, WuXi PharmaTech (Cayman) Inc. as borrower, Citigroup Global Markets Asia Limited as coordinating arranger and mandated lead arranger and bookrunner, Citicorp International Limited as agent (as amended from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in or construed for the purposes of the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Tranche under which such Loan is to be made:	[Tranche A][Tranche B]

Proposed Utilisation Date: next Business Day)	[ ] (or, if that is not a Business Day, the

Amount of such Loan: respect of the above-mentioned Tranche	[ ] or, if less, the Available Facility in

First Interest Period relating to such Loan:	(subject to the provisions of the Facility Agreement) [ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.

4.	[This Loan is a Rollover Loan and is to be made for the purpose of refinancing in whole or in part [identify maturing Tranche B Loan] on the proposed Utilisation Date.][The proceeds of such Loan should be credited to [account].]

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
WuXi PharmaTech (Cayman) Inc.

PART II

FORM OF SELECTION NOTICE

Applicable to a Tranche A Loan From: WuXi PharmaTech

(Cayman) Inc.

To:	[name of Agent] as Agent

Dated:

Dear Sirs

Facility Agreement dated [—] 2015 between, among others, WuXi PharmaTech (Cayman) Inc. as borrower, Citigroup Global Markets Asia Limited as coordinating arranger and mandated lead arranger and bookrunner, Citicorp International Limited as agent (as amended from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Selection Notice. Terms defined in or construed for the purposes of the Facility Agreement shall have the same meaning in this Selection Notice.

2.	We refer to the following Tranche A Loan[s] with an Interest Period ending on [ ]:

[ ]*

[We request that the next Interest Period for the above Tranche A Loan[s] be [ ]].***

3.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
WuXi PharmaTech (Cayman) Inc.

*	Insert details of all Tranche A Loans which have an Interest Period ending on the same date.
***	Use this option if the applicable Tranche A Loans are to be consolidated.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Agent

From:	[name of the Existing Lender] (the “Existing Lender”) and [name of the New Lender] (the “New Lender”)

Dated:

Facility Agreement dated [—] 2015 between, among others, WuXi PharmaTech (Cayman) Inc. as borrower, Citigroup Global Markets Asia Limited as coordinating arranger and mandated lead arranger and bookrunner, Citicorp International Limited as agent (as amended from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Transfer Certificate. Unless otherwise defined herein, terms defined in or construed for the purposes of the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer) of the Facility Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, in accordance with Clause 23.5 (Procedure for transfer) of the Facility Agreement, all or part of the Existing Lender’s Commitment(s) in respect of the applicable Tranche(s) specified in the Schedule hereto and all or part of the Existing Lender’s participation(s) in the applicable Loan(s) specified in the Schedule hereto, in each case together with related rights and obligations under the Facility Agreement.

(b)	The Existing Lender hereby assigns to the New Lender, with effect from the Transfer Date, a portion of the rights held by it (in its capacity as Lender) under or in connection with the Finance Documents (other than the Facility Agreement) which corresponds with the rights and obligations under the Facility Agreement transferred pursuant hereto.

(c)	The proposed Transfer Date is [ ].

(d)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Facility Agreement and the Standing Payment Instructions of the New Lender are set out in the Schedule hereto.

3.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement; and

(b)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

4.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 23.1 (Assignments and transfers by the Lenders) of the Facility Agreement.

5.	The New Lender confirm that the New Lender is not an Obligor party to the Facility Agreement or an Affiliate of an Obligor party to the Facility Agreement, or the consent of each Lender to the transfer contemplated hereby has been obtained.

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.	This Transfer Certificate is governed by English law.

8.	This Transfer Certificate has been entered into by the Existing Lender and the New Lender on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment[(s)]/participation(s) in Loan(s) to be transferred, and other particulars

Commitment[(s)] in respect of Tranche [        ]/participation(s) in Loan(s) under Tranche [            ] transferred

Commitment in respect of

such Tranche transferred:	[ ]

of which the Available Commitment

                                   in respect of such Tranche transferred:                [             ]

Participation(s) in outstanding Loan(s)

under such Tranche transferred	[ ]

Administration particulars:

New Lender’s contact details:

Address:	[ ]

Telephone:	[ ]

Facsimile:	[ ]

Attn/Ref:	[ ]

Standing Payment Instructions:

[New Lender’s receiving account:]

Correspondent Bank Name:

Correspondent Bank SWIFT Address:

Beneficiary Bank Name:

Beneficiary Bank Account Number:

Beneficiary Bank SWIFT Address:

Final Beneficiary Name:

Final Beneficiary Account Number:

Attention:

[name of Existing Lender]	[name of New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as

[            ].

[name of Agent] as Agent By:

Date:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	[ ] as Agent

From: [name of applicable member of the Group] (the “Proposed Additional Guarantor”) and

WuXi PharmaTech (Cayman) Inc.

Dated:

Dear Sirs

Facility Agreement dated [—] 2015 between, among others, WuXi PharmaTech (Cayman) Inc. as borrower, Citigroup Global Markets Asia Limited as coordinating arranger and mandated lead arranger and bookrunner, Citicorp International Limited as agent (as amended from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is an Accession Letter. Terms used in or construed for the purposes of the Facility Agreement shall have the same meaning in this Accession Letter.

2.	The Proposed Additional Guarantor agrees to become party to the Facility Agreement as a “Guarantor” and to be bound by the terms of the Facility Agreement as an Additional Guarantor pursuant to Clause 24.2 (Accession as Guarantor) of the Facility Agreement.

3.	The Proposed Additional Guarantor is a company duly incorporated under the laws of [name of relevant jurisdiction].

4.	The administrative details of the Proposed Additional Guarantor are as follows:

Address:

Fax No:

Attention:

5.	Each of the Borrower and the Proposed Additional Guarantor confirms that no Default is continuing or would occur as a result of the Proposed Additional Guarantor becoming an Additional Guarantor.

6.	Each of the Borrower and the Proposed Additional Guarantor makes the representations and warranties set out in Clause 18.29 (Repetition) of the Facility Agreement.

7.	Without prejudice to any other mode of service allowed under any relevant law, the Proposed Additional Guarantor:

(a)	irrevocably appoints [—] as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify such Proposed Additional Guarantor of any process will not invalidate the proceedings concerned.

8.	[The obligations of the Proposed Additional Guarantor under Clause 17.1 (Guarantee and indemnity) of the Facility Agreement shall be subject to the following limitations as required pursuant to applicable laws: [ ].]+

9.	This Accession Letter, and all non-contractual obligations arising from or in connection with this Accession Letter, are governed by English law and is duly executed and delivered as a deed (in the case of the Proposed Additional Guarantor) and duly signed and delivered (in the case of the Borrower) on the date above written.

10.	This Accession Letter may be executed in any number of counterparts and this has the same effect as if the signatures and/or execution on the counterparts were on a single copy of this Accession Letter.

EXECUTED as a DEED by	)
[the Proposed Additional Guarantor]	)
acting through	)
)

SIGNED for and on behalf of	)
WuXi PharmaTech (Cayman) Inc.) by	)

+	Insert where required.

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Agent

From:	WuXi PharmaTech (Cayman) Inc.

Dated:

Dear Sirs

Facility Agreement dated [—] 2015 between, among others, WuXi PharmaTech (Cayman) Inc. as borrower, Citigroup Global Markets Asia Limited as coordinating arranger and mandated lead arranger and bookrunner, Citicorp International Limited as agent (as amended from time to time, the “Facility Agreement”)

We refer to the Facility Agreement. This is a Compliance Certificate. Terms used in or construed for the purposes of the Facility Agreement shall have the same meaning in this Compliance Certificate.

We confirm that:

1.	the financial statements of [ ] for the period ended [ ] fairly represent the [consolidated] financial condition and operations of [ ] as at the end of and during the applicable period to which such financial statements relate.

2.	[insert details of covenants to be certified]

3.	[certification as to compliance with Clause 21.24 (Guarantor Coverage)]

4.	[certification as to Material Subsidiaries].

Computations demonstrating each of paragraphs 2 to 4 above are attached to this Compliance Certificate.

[We confirm that no Default is continuing.]*

Signed:
	Director	Director
	Of	Of
	WuXi PharmaTech (Cayman) Inc.	WuXi PharmaTech (Cayman) Inc.

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 8 EXISTING SECURITY

Name of member of Group granting Security or Quasi- Security	Security Security	or	Quasi-	Total principal amount of indebtedness secured by such Security or to which such Quasi-Security relates

Nil	Nil			Nil

SCHEDULE 9

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a duly completed Selection Notice (Clause 9.1 (Selection of Interest Periods))	11:00 a.m. on U - 3 Business Days

Agent notifies the Lenders of the applicable Loan in accordance with Clause 5.4 (Lenders’ participation)	11:00 a.m. on U - 2 Business Days

LIBOR is fixed (London time)	Quotation Day as of 11:00 a.m.

Where:

U =     the applicable Utilisation Date or the first day of the applicable Interest Period (as the case may be)

U – X Business Days =         the day falling X Business Days prior to U

SCHEDULE 10

STANDING PAYMENT INSTRUCTIONS

Citibank, N.A., Hong Kong Branch

Correspondent Bank Name:	Citibank, N.A., New York Branch

Correspondent Bank SWIFT Address:	CITIUS33

Beneficiary Bank Name:	Citibank N.A., Hong Kong Branch

Beneficiary Bank Account Number:

Beneficiary Bank SWIFT Address:	CITIHKHX

Final Beneficiary Name:	Citibank N.A., Hong Kong Branch

Final Beneficiary Account Number:

Attention:	KLCOE Loans

Reference:	WuXi Pharma

CTBC Bank Co. Ltd.

Correspondent Bank Name:	THE BANK OF NEW YORK NEW YORK,U.S.A.

Correspondent Bank SWIFT Address:	IRVTUS3NXXX

Beneficiary Bank Name:	CHINATRUST COMMERCIAL BANK

Beneficiary Bank Account Number:

Beneficiary Bank SWIFT Address:	CTCBTWTPXXX

Reference:	Wuxi PharmaTech (Cayman) Inc.

DNB Asia Ltd

Correspondent Bank Name:	Bank of New York Mellon, New York

Correspondent Bank SWIFT Address:	IRVTUS3N

Beneficiary Bank Name:	DNB Bank ASA, Singapore Branch

Beneficiary Bank Account Number:

Beneficiary Bank SWIFT Address:	DNBASGSG

Final Beneficiary Name:	DNB Asia Ltd. Singapore

Final Beneficiary SWIFT Add:	DNBASGSGMER

Attention:	Loan Admin – Pauline Wong / Sharmaine Teo / Jasmund Ong

Reference:	Wuxi Pharmatrch (Cayman) Inc – (e.g principal and ints)

E.S un Commercial Bank, Ltd., Offshore Banking Unit

Correspondent Bank Name:	CITIBANK NA, NEW YORK

Correspondent Bank SWIFT Address:	CITIUS33

Beneficiary Bank Name:	E.SUN COMMERCIAL BANK LTD., TAIPEI

Beneficiary Bank Account Number:

Beneficiary Bank SWIFT Address:	ESUNTWTP

Final Beneficiary Name:	E.SUN COMMERCIAL BANK LTD., TAIPEI

Final Beneficiary Account Number:

Attention:	Jeff Lin / Rebecca Chen

Reference:	WuXi-SYN

Hang Seng Bank Limited

Correspondent Bank Name:	HSBC BANK USA, NEW YORK (ABA NO.108)

Correspondent Bank SWIFT Address:	MRMDUS33

Beneficiary Bank Name:	HANG SENG BANK LIMITED, HONG KONG

Beneficiary Bank Account Number:

Beneficiary Bank SWIFT Address:	HASEHKHH

Attention:	CAN CBA Credit Services, Mortgage & UL

Reference:	Wuxi Pharma Tech (Cayman) Inc. 2014

Hua Nan Commercial Bank, Ltd., Offshore Banking Branch

Correspondent Bank Name:	JP Morgan Chase Bank N.Y.

Correspondent Bank SWIFT Address:	CHASUS33

Beneficiary Bank Name:	Hua Nan Commercial Bank, Ltd.

Beneficiary Bank Account Number:

Beneficiary Bank SWIFT Address:	HNBKTWTP

Reference:	0300094 WuXi Pharma Tech (Cayman) Inc.

The Bank of East Asia, Limited

Correspondent Bank Name:	JP Morgan Chase Bank, New York, USA

Correspondent Bank SWIFT Address:	CHASUS33

Beneficiary Bank Name:	The Bank of East Asia, Limited

Beneficiary Bank Account Number:

Beneficiary Bank SWIFT Address:	BEASHKHH

Attention:	Corporate Lending & Syndication Department

Reference:	SL797A

The Korea Development Bank

Correspondent Bank Name:	JP Morgan Chase Bank, New York

Correspondent Bank SWIFT Address:	CHASUS33

Beneficiary Bank Name:	The Korea Development Bank

Beneficiary Bank Account Number:

Beneficiary Bank SWIFT Address:	KODBKRSE

Attention:	Operations Dept.

Reference:	WUXI PHARMARTECH

Siemens Financial Services, Inc.

Correspondent Bank Name:	Citibank New York (ABA: 021000089)

Correspondent Bank SWIFT Address:	CITIUS33XXX

Final Beneficiary Name:	Siemens Financial Services, Inc.

Final Beneficiary Account Number:

Attention:	7325-90 Bank Loans

Reference:	WUXI PHARMA TECH (CAYMAN) INC

SCHEDULE 11

LIST OF MATERIAL SUBSIDIARIES

1.	WuXi AppTec Co., Ltd.

2.	Wuxi AppTec (Shanghai) Co., Ltd.

3.	Shanghai SynTheAll PharmaTech Co., Ltd.

4.	Wuxi AppTec (Tianjin) Co., Ltd.

5.	Wuxi AppTec (Wuhan) Co., Ltd.

6.	XBL (BVI) Limited

7.	WX (BVI), Ltd.

8.	STA Pharmaceutical Hong Kong Ltd.

9.	Shanghai STA Pharmaceutical R&D Co., Ltd.

SCHEDULE 12

FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Seller/Seller’s agent/broker]

To: [insert name of potential Purchaser/ Purchaser’s agent/broker]

Facility Agreement dated [•] 2015 between, among others, WuXi PharmaTech (Cayman) Inc. as borrower, Citigroup Global Markets Asia Limited as coordinating arranger and mandated lead arranger and bookrunner, Citicorp International Limited as agent (as amended from time to time, the “Facility Agreement”)

Dear Sirs

We understand that you are considering [acquiring] 1 /[arranging the acquisition of] 2 an interest in the Facility Agreement and (if applicable) the other Finance Documents which, subject to the Facility Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors party to the Finance Documents or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake:

(a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information; and

(b)	until the Acquisition is completed, to use the Confidential Information only for the Permitted Purpose.

2.	Permitted Disclosure

You may disclose Confidential Information:

(a)	to any member of the Purchaser Group, its professional advisers, officers, directors, employees, auditors and other persons providing services to it (provided that such person is under a duty of confidentiality in relation to the Confidential Information, professional, contractual or otherwise, to you) to the extent necessary for the Permitted Purpose, if such person to whom the Confidential Information is to be given pursuant to this paragraph is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

[1]	Delete if addressee is acting as broker or agent.
[2]	Delete if addressee is acting as principal.

[(b)	for the Permitted Purpose, provided that the person considering whether to acquire an interest in the Facility has delivered to you a letter in equivalent form to this letter;][3]

[(b/c)]	(i) where requested or required by any court of competent jurisdiction or any competent banking, taxation, judicial, governmental, supervisory, regulatory or equivalent body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group; and

[(c/d)]	to any person:

(i)	to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Facility Agreement; or

(ii)	with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Facility, the Facility Agreement and/or one or more of the other Finance Documents or any Obligor party to the Finance Documents, provided that such person has delivered to you a letter in equivalent form to this letter; and

[(d/e)]	notwithstanding paragraphs (a) – [(c/d)] above, to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Facility Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to a Finance Party were references to you.

3.	Notification of Required or Unauthorised Disclosure

To the extent practicable and permitted by law and regulation, you agree to inform us:

(a)	of the full circumstances of any disclosure under paragraph 2[(b)/(c)][4] above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

[3]	Delete if addressee acting as principal.
[4]	Delete as applicable.

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return/Destruction of Confidential Information

If you do not enter into the Acquisition and we so request in writing, you shall:

(a)	return or destroy all Confidential Information supplied to you by us;

(b)	destroy or permanently erase all copies of Confidential Information made by you; and

(c)	use reasonable endeavours to ensure that anyone who has received any Confidential Information destroys or permanently erases such Confidential Information and all copies made by them,

in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent banking, taxation, judicial, governmental, supervisory, regulatory or equivalent body or where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(b)/(c)]5 above.

However, you and any such recipients shall not be under any obligation to return, destroy or permanently erase any Confidential Information:

(i)	contained in any work produced by any member of the Purchaser Group, its professional advisers or other persons providing services to it, to the extent that any of them are required by any applicable law, rule or regulation or by any competent banking, taxation, judicial, governmental, supervisory, regulatory or equivalent body or stock exchange or by internal policy to retain such work; or

(ii)	contained in any computer record or file which has been created by or pursuant to any automatic electronic archiving system or IT back-up procedure.

[5]	Delete as applicable.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earliest of:

(a)	if you become a party to the Facility Agreement as a lender of record, the date on which you become such a party to the Facility Agreement;

(b)	if you enter into the Acquisition but it does not result in you becoming a party to the Facility Agreement as a lender of record, the date falling [twelve] months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated;

(c)	in any other case, the date falling [twelve] months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)	neither we [nor our principal][6] nor any member of the Borrower Group nor any of our or their respective officers, employees, affiliates or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Borrower Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Borrower Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

(b)	we [or our principal][7] or members of the Borrower Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach by you of the provisions of this letter.

[If you become a party to the Finance Documents, the terms of paragraph (a) above are without prejudice to your right to enforce and enjoy any term of any Finance Document on and from the date on which you become a party to the Finance Documents.]

[6]	Delete if letter is sent by the Seller rather than the Seller’s broker or agent.
[7]	Delete if letter is sent by the Seller rather than the Seller’s broker or agent.

7.	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter and supersedes any previous agreement, whether express or implied, regarding the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege under this letter. The terms of this letter and your obligations under this letter may be amended or modified only by written agreement between you and us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities laws relating to insider dealing or market misconduct and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you in this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal and]8 each member of the Borrower Group.

10.	Third party rights

Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

The Relevant Persons and each member of the Borrower Group may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Borrower Group to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) and all non-contractual obligations arising from or in connection with this letter shall be governed by and construed in accordance with the English law and the courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (including a dispute relating to any non-contractual obligation arising out of or in connection with this letter).

[8]	Delete if letter is sent by the Seller rather than the Seller’s broker or agent.

12.	Definitions

In this letter (including the acknowledgement set out below):

“Borrower Group” means the Borrower and each of its Holding Companies and Subsidiaries and each Subsidiary of each of its Holding Companies.

“Confidential Information” means the Finance Documents, any information relating to the Borrower, Borrower Group, any Obligor, the Finance Documents or the Facility provided to you by us or any of our affiliates or advisers, in whatever form, and:

(a)	includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information, but

(b)	excludes information that:

(i)	is or becomes public knowledge other than as a direct or indirect result of any breach by you of this letter, or

(ii)	is known by you before the date the information is provided to you by us or any of our affiliates or advisers, or

(iii)	is lawfully disclosed to you, other than from a source which is connected with the Borrower Group, after the date it is provided to you by us or any of our affiliates or advisers,

and which, in the case of sub-paragraphs (b)(ii) and (b)(iii), as far as you are aware, has not been disclosed in violation of, and is not otherwise subject to, any obligation of confidentiality.

“Facility” has the meaning given to that term in the Facility Agreement.

“Facility Agreement” means the facility agreement described in the heading of this letter.

“Finance Documents” means the documents defined in the Facility Agreement as Finance Documents.

“Finance Party” has the meaning given to that term in the Facility Agreement.

“Holding Company” means, in relation to any company, corporation or entity, any other company, corporation or entity in respect of which it is a Subsidiary.

“Obligor” has the meaning given to that term in the Facility Agreement.

“Permitted Purpose” means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of]9 considering and evaluating whether to enter into the Acquisition.

“Purchaser Group” means [you, your head office and any other branch, each of your Holding Companies and Subsidiaries and each Subsidiary of each of your Holding Companies]10 [your principal, each of its Holding Companies and Subsidiaries and each Subsidiary of each of its Holding Companies]11.

“Subsidiary” means, in relation to any company, corporation or entity, a company, corporation or entity:

(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or entity;

(b)	more than half the issued share capital of equity interest of which is beneficially owned, directly or indirectly, by the first mentioned company, corporation or entity; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or entity,

and, for this purpose, a company, corporation or entity shall be treated as being controlled by another if that other company, corporation or entity is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

for and on behalf of [Seller/Seller’s agent/broker]

To:	[Seller]
[Seller’s agent/broker]
The Borrower and each other member of the Borrower Group

We acknowledge and agree to the above:

for and on behalf of [potential Purchaser/Purchaser’s agent/broker]

[9]	Delete if addressee is acting as principal.
[10]	Delete if addressee is acting as broker or agent.
[11]	Delete if addressee is acting as principal.

SIGNATURES

THE BORROWER

WUXI PHARMATECH (CAYMAN) INC.

By:	/s/ Edward Hu

Address:	288 Fute Zhong Road, Shanghai Free Trade Zone, Shanghai 200131, China

Attention:	Mr. Edward Hu

THE ORIGINAL GUARANTORS

WUXI APPTEC HOLDING COMPANY, INC.

By:	/s/ Edward Hu

Address:	288 Fute Zhong Road, Shanghai Free Trade Zone, Shanghai 200131, China

Attention:	Mr. Edward Hu

WUXI APPTEC, INC.

By:	/s/ Edward Hu

Address:	288 Fute Zhong Road, Shanghai Free Trade Zone, Shanghai 200131, China

Attention:	Mr. Edward Hu

WUXI APPTEC (BVI) INC.

By:	/s/ Edward Hu

Address:	288 Fute Zhong Road, Shanghai Free Trade Zone, Shanghai 200131, China

Attention:	Mr. Edward Hu

WUXI APPTEC (HONG KONG) LIMITED

By:	/s/ Edward Hu

Address:	288 Fute Zhong Road, Shanghai Free Trade Zone, Shanghai 200131, China

Attention:	Mr. Edward Hu

THE COORDINATING ARRANGER

CITIGROUP GLOBAL MARKETS ASIA LIMITED

By:	/s/ Vivian Tan Managing Director

Address:	50/F, Citibank Tower, 3 Garden Road, Hong Kong

Attention:	Brown Liu / Vivian Tan / Cheng Wei Han

THE MANDATED LEAD ARRANGERS AND BOOKRUNNERS

CITIGROUP GLOBAL MARKETS ASIA LIMITED

By:	/s/ Vivian Tan
Managing Director

Address:	50/F, Citibank Tower, 3 Garden Road, Hong Kong

Attention:	Brown Liu / Vivian Tan / Cheng Wei Han

DNB ASIA LTD

By:	/s/ Esther Lim	/s/ Vidar Andersen
	Senior Vice President	Managing Director

Address:	8 Shenton Way, #48-02 AXA Tower, Singapore 068811

Attention:	Pauline Wong / Sharmaine Teo / Jasmund Ong

HUA NAN COMMERCIAL BANK, LTD., OFFSHORE BANKING BRANCH

By:	/s/ Nancy Wang
Title:	VP & General Manager

Address:	15/F, No. 123, Songren Rd, Xinyi Dist., Taipei 11073, Taiwan (R.O.C.)

Attention:	Vincent Hsu / Ralf Lee / Jhu Syuan, Lin

THE KOREA DEVELOPMENT BANK

By:	/s/ YongSeug Chun
Head of Cross-border Finance Team International Business Department

Address:	14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea

Attention:	Mr. SangChul Kang / Ms. SoYeon Park / Ms. Heejin Kwon

SIEMENS FINANCIAL SERVICES, INC.

By:	/s/ Maria Levy	/s/ Melissa J. Brown
	Vice President	Sr. Transaction Coordinator

Address:	170 Wood Avenue South, Iselin, NJ 08830

Attention:	Melissa J Brown / Sonia Vargas / William Pope

Address:	170 Wood Avenue South, Iselin, NJ 08830

Attention:	Bilal Aman

Address:	170 Wood Avenue South, Iselin, NJ 08830

Attention:	Maria Levy / Mike Zion / Atul Kawatra / Zubinali Charniwala

THE MANDATED LEAD ARRANGERS

CTBC BANK CO., LTD.

By:	/s/ Hui Ping Hsu

Address:	No.168 , Jingmao 2nd Rd., Nangang Dist., Taipei City 115, Taiwan (R.O.C.)

Attention:	Laure Fu / Belle Wu

E.SUN COMMERCIAL BANK, LTD., OFFSHORE BANKING UNIT

By:	/s/ Jack Hung

Address:	4F, No.117 Sec.3, Mingsheng E.Rd., Taipei, 10546, Taiwan

Attention:	Jeff Lin / Rebecca Chen

HANG SENG BANK LIMITED

By:	/s/ Phillip Chow	/s/ Benny Pang Hon Hung

Address:	L21, Tower 2, Enterprise Square V, 38 Wang Chiu Road, Kowloon Bay, Hong Kong

Attention:	Stanley Chan / Ho-lam Ho / Ian Cheung

THE BANK OF EAST ASIA, LIMITED

By:	/s/ Fanny Mok	/s/ Christine Wong

Address:	17.F, 10 Des Voeux Road Central, Hong Kong

Attention:	Ms. Christine Wong / Mr. Kenneth Ching / Mr. Kingsley Chan

THE AGENT

CITICORP INTERNATIONAL LIMITED

By:	/s/ Victor Tam
Assistant Vice President

Address:	55/F, One Island East, 18 Westlands Road, Island East, Hong Kong

Attention:	Client Administration Team / Transaction Management Team Regional Loans Agency

THE ORIGINAL LENDERS

CITIBANK, N.A., HONG KONG BRANCH

By:	/s/ Vivian Tan

Address:	50/F, Citibank Tower, 3 Garden Road, Hong Kong

Attention:	Edward Choi / Brown Liu

CTBC BANK CO., LTD.

By:	/s/ Hui Ping Hsu

Address:	No.168, Jingmao 2nd Rd., Nangang Dist., Taipei City 115, Taiwan (R.O.C.)

Attention:	Laure Fu / Belle Wu

DNB ASIA LTD

By:	/s/ Esther Lim	/s/ Vidar Andersen
	Senior Vice President	Managing Director

Address:	8 Shenton Way, #48-02, AXA Tower, Singapore 068811

Attention:	Pauline Wong / Sharmaine Teo / Jasmund Ong

E.SUN COMMERCIAL BANK, LTD., OFFSHORE BANKING UNIT

By:	/s/ Jack Hung

Address:	4F, No.117 Sec.3, Mingsheng E.Rd., Taipei, 10546, Taiwan

Attention:	Jeff Lin / Rebecca Chen

HANG SENG BANK LIMITED

By:	/s/ Phillip Chow	/s/ Benny Pang Hon Hung

Address:	L21, Tower 2, Enterprise Square V, 38 Wang Chiu Road, Kowloon Bay, Hong Kong

Attention:	Stanley Chan / Ho-lam Ho / Ian Cheung

HUA NAN COMMERCIAL BANK, LTD., OFFSHORE BANKING BRANCH

By:	/s/ Nancy Wang

Title:	VP and General Manager

Address:	15/F, No. 123, Sangren Rd, Xinyi Dist., Taipei 11073, Taiwan (R.O.C.)

Attention:	Vincent Hsu / Ralf Lee / Jhu Syuan, Lin

THE BANK OF EAST ASIA, LlMITED

By:	/s/ Fanny Mok	/s/ Christine Wong

Address:	17.F, 10 Des Voeux Road Central, Hong Kong

Attention:	Ms. Christine Wong / Mr. Kenneth Ching / Mr. Kingsley Chan

THE KOREA DEVELOPMENT BANK

By:	/s/ YongSeung Chun
Head of Cross-border Finance Team
International Business Department

Address:	14 Eunhaeng-ro , Youngdeungpo-gu , Seoul 150-973, Korea

Attention:	Mr. SangChul Kang / Ms. SoYeon Park / Ms. Heejin Kwon

SIEMENS FINANCIAL SERVICES, INC.

By:	/s/ Maria Levy	/s/ Melissa J. Brown
	Vice President	Sr. Transaction Coordinator

Address:	170 Wood Avenue South, Iselin, NJ 08830

Attention:	Melissa J Brown / Sonia Vargas / William Pope

Address:	170 Wood Avenue South, Iselin, NJ 08830

Attention:	Bilal Aman

Address:	170 Wood Avenue South, Iselin, NJ 08830

Attention:	Maria Levy / Mike Zion / Atul Kawatra / Zubinali Charniwala